Terra Nova Financial Group, Inc.
                               115,000,000 shares

                                  COMMON STOCK

                  --------------------------------------------

         The persons listed in this Prospectus under "Selling Shareholders" may offer and sell from time to time up to an aggregate of 115,000,000 shares of our common stock that they have acquired from us, including those shares that may be acquired upon exercise of warrants granted by us. Information on the selling shareholders, and the times and manner in which they offer and sell shares of our common stock, is provided under "Selling Shareholders" and "Plan of Distribution" in this Prospectus.

         We will not receive any proceeds from the sale of the common stock by the selling shareholders, but we may receive proceeds from the exercise of warrants by the selling shareholders. We will bear the costs and expenses of registering the common stock offered by the selling shareholders. Selling commissions, brokerage fees, and applicable transfer taxes are payable by the selling shareholders.

         Our common stock is listed on the Over-The-Counter Bulletin Board ("OTCBB") under the symbol "TNVF.OB"). On January 26, 2006, the closing price for our common stock on the OTCBB was $0.28 per share.

         BEFORE PURCHASING ANY OF THE SHARES COVERED BY THIS PROSPECTUS, CAREFULLY READ AND CONSIDER THE RISK FACTORS INCLUDED IN THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 6. YOU SHOULD BE PREPARED TO ACCEPT ANY AND ALL OF THE RISKS ASSOCIATED WITH PURCHASING THE SHARES, INCLUDING A LOSS OF ALL OF YOUR INVESTMENT.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         You should rely only on the information contained in this Prospectus. We have not authorized any other person to provide you with information different from that contained in this Prospectus. The information contained in this Prospectus is complete and accurate only as of the date of the front cover page of this Prospectus, regardless of the time of delivery of this Prospectus or the sale of any common tock. The Prospectus is not an offer to sell, nor is it an offer to buy, our common stock in any jurisdiction in which the offer or sale is not permitted.

         We have not taken any action to permit a public offering of our shares of common stock outside of the United States or to permit the possession or distribution of this Prospectus outside of the United States. Persons outside of the United States who came into possession of this Prospectus must inform themselves about and observe any restrictions relating to the offering of the shares of common stock and the distribution of this Prospectus outside of the United States.



                The date of this Prospectus is February 13, 2007

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the notes, appearing elsewhere in this Prospectus.

                                  CERTAIN RISKS

         Detailed information about the risks of investing in the offering are set forth in "Risk Factors" beginning on page 7. Potential investors should specifically be aware of the following:

            o In our 16 years of operations, we have never achieved a profitable level of operations.

            o For the past two fiscal years, our auditors have expressed a going concern opinion on our financial statements, expressing substantial doubts about our ability to continue operating as a going concern.

            o  Our net losses in 2004 and 2005 were $2,496,637 and $3,180,331.

            o Our net losses for the nine month period ending September 30, 2006 were $2,899,130 versus a loss of $2,102,899 for the same period in 2005.

            o As of September 30, 2006, a total of $36, 635,430 of preferred stock and debt securities are convertible into common stock at conversion rates ranging from $0.15 to $4.00 per share, which will result in additional dilution to our common shareholders. After September 30, 2006, 35,000 of Preferred Series E shares were converted into 233,333,347 shares of common stock

            o There is an inactive trading market in our common stock, and the market for our stock is illiquid and volatile.

                                   THE COMPANY

         Terra Nova Financial Group, Inc., ("the Company"), is a holding company that operates through three primary subsidiaries. We were formed in September 1990 and commenced operations in March 1991 as Rushmore Capital Corporation. In 1997, we changed our name to Rushmore Financial Group, Inc., and on January 26, 2004 to Rush Financial Technologies, Inc. At our shareholders meeting on September 28, 2006, we changed our name to Terra Nova Financial Group, Inc.

                                 The Acquisition

         On March 30, 2006, the Company and TAL Financial Services, LLC ("TFS") entered into a Membership Interests Purchase Agreement (the "Acquisition") providing for the Company to purchase from TFS 100% of the outstanding membership interests of Terra Nova Trading, LLC ("Terra Nova"), Market Wise Securities, LLC ("Market Wise Securities") and Market Wise Stock Trading School ("Market Wise School"), LLC. We received final approval for the Purchase from the National Association of Security Dealers (the "NASD") and various other regulatory authorities on May 15, 2006. The purchase price of the Acquisition was $25,000,000, paid in cash to the sellers.

         In order to fund the transaction, we raised $35 million from 93 accredited investors in exchange for the issuance of 35,000 shares of Series E Convertible Preferred Stock ("Series E Preferred Stock") and warrants to purchase our common stock. The Series E Preferred Stock was converted into 6,666.67 shares of common stock at $0.15 per share per $1,000 face value of each Series E Preferred Stock share. The warrants provide for the purchase of

3,333.33 shares of the Company's common stock at $0.30 per share of common stock for each share of Series E Preferred Stock. The warrants expire in 5 years. The conversion of the Series E Preferred to common stock occurred automatically following the amendment of the Company's articles of incorporation to increase the number of authorized shares of our common stock to 800,000,000 at the shareholder's meeting which took place on September 28th, 2006 and the filing of the Amended and Restated Articles of Incorporation with the State of Texas on October 16, 2006. The $35, 000,000 raised from the Series E Preferred Stock converted to 233,333,347 shares of common stock. The number of warrants associated with the Series E Preferred Stock include warrants to purchase 116,666,673 shares of common stock held by shareholders and 14,462,000 of common stock held by placement agents, totaling 131,128,673 shares.

         We funded the purchase on May 17, 2006 and closed the sale of the Series E Preferred Stock on May 19, 2006 with a total of $35,000,000 raised. The remainder of the funds, net of offering and acquisition related expenses of $2,998,715, will provide for additional working capital and broker-dealer net capital. The Acquisition will be accounted for as a business combination.

         Terra Nova, our principal operating subsidiary, is a full-service self-clearing agency broker-dealer and futures commission merchant. Terra Nova is a member of the NASD, National Futures Associations ("NFA") and Securities Investor Insurance Corporation ("SIPC"), as well as the following exchanges:
Pacific Exchange ("PCX"), International Securities Exchange ("ISE"), Boston Options Exchange ("BOX") and Chicago Stcok Exchange ("CHX"). Terra Nova maintains a diversified customer base servicing Institutional, Business-to-Business (including Correspondent Clearing for other introducing broker/dealers) and Direct Market Access clients, while offering a diversified product offering including equities, options, futures, fixed income and foreign exchange. Headquartered in Chicago, Illinois Terra Nova has approximately 80 employees, with a sales presence in New York, San Francisco, Denver and San Antonio. Terra Nova is a pioneer in electronic trading, earning a national reputation for exceptional customer service. For more information about Terra Nova, visit www.terranovatrading.com. Terra Nova was founded in 1994 and had revenue in excess of $40,000,000 in 2005.

         RushGroup Technologies, Inc. ("RushGroup") is a wholly owned subsidiary of the Company. RushGroup is a registered Service Bureau and member of the Certified Partners program with the Nasdaq Stock Market ("NASDAQ"). RushGroup serves as our financial technology development subsidiary, which develops and operates proprietary real-time portfolio management software products, advanced order management systems, direct-access trading software applications and a data service center. Utilizing a number of proprietary technologies and its exclusive Direct Access Routing Technology (DART(TM)), an intelligent order routing system, RushGroup offers real-time market data platforms and direct access trading systems to the NASD member broker/dealers, institutional portfolio managers and traders. RushGroup revenues in 2005 were minimal, approximately $7,000. For more information about RushGroup, please visit www.rushgroup.com.

         RushTrade Securities, Inc. ("RushTrade") is a wholly owned subsidiary of the Company. RushTrade, a fully-disclosed introducing broker/dealer and member of the NASD, PCX, BSE, SIPC and NFA , offers securities and direct access online brokerage, trading and advanced order routing services to its retail customers utilizing RushGroup's software products. RushTrade customer accounts are insured up to $25 million and are held at a third-party clearing firm. RushTrade is registered in all 50 states and accepts customers from most foreign countries. Customer accounts are self-directed, and RushTrade does not provide advice or make trade recommendations. RushTrade revenues in 2005 exceeded $2,200,000. For more information about RushTrade and our products, please visit www.rushtrade.com.

         We develop and support software applications for active online investors who trade in the stock market. We offer three proprietary platforms:
RushTrade Direct Pro--a "Level II" software-based product, RushTrade Direct Plus--a "Level I" software-based platform, and RushTrade Direct--a "Level I" browser-based product. Level I access systems provide current inside market quotations, highest bid price and lowest offer price that make up the best available price. Our Level II system provides this same service, as well as detailed quotes (including each Market Maker and electronic communications networks ("ECN") posting bid and ask and other real-time market data), and the most recently executed trades (including the size and time of the transactions). Our trading platforms provide customers and licensees with real-time quotes and charts, fast and reliable access to various markets, and many other advanced decision support tools and portfolio management tools.


         Using our products, we believe that customers purchasing or selling shares of stock receive the best possible price, because orders are sent directly to the particular exchange or ECN in most cases offering the best price on any particular stock at any given time. In contrast, most of the traditional online brokerage firms process customer orders through standard browser-based software that routes the order through the firm's trading desk or to third-party wholesalers with "payment for order flow" arrangements that normally increase the customers' price, and inhibit speed and quality of execution.

         Our other subsidiaries and former business units are inactive, except for residual revenues and certain legal proceedings. For a more detailed discussion of our history and our business, see "Business and Properties" beginning on page 25, and "Management Discussion and Analysis or Plan of Operation," beginning on page 32.


                                  THE OFFERING

         Up to 115,000,000 shares of our issued and outstanding common stock are being offered and sold by the selling shareholders. Our shareholders approved an amendment to our articles of incorporation to increase our authorized shares of common stock to 800,000,000 shares on September 28, 2006. We will not receive any of the proceeds from the sale of those shares. The shares were sold in a private placement of our Series E Preferred Stock to accredited investors in an offering that concluded on May 19, 2006.

                              PLAN OF DISTRIBUTION

         Sales of common stock may be made by or for the account of the selling shareholders in the over-the-counter market or on any exchange on which our common stock may be listed at the time of sale. Shares may also be sold in block transactions or private transactions or otherwise, through brokers or dealers.
Brokers or dealers may be paid commissions or receive sales discounts in connection with such sales. The selling shareholders must pay their own commission and absorb the discounts. Brokers or dealers used by the selling shareholders will be underwriters under the Securities Act of 1933, as amended
(the "Securities Act"). In addition, any selling shareholders that are a broker/dealer will be underwriters under the Securities Act with respect to the common stock offered hereby. In lieu of making sales through the use of this Prospectus, the selling shareholders may also make sales of the shares covered by this Prospectus pursuant to Rule 144 or Rule 144A under the Securities Act.


                        TERRA NOVA FINANCIAL GROUP, INC.

                  (FORMERLY RUSH FINANCIAL TECHNOLOGIES, INC.)

                         SELECTED FINANCIAL INFORMATION


Balance Sheet Data                                       September 30,    December 31,
                                                              2006            2005
                                                           Unaudited
Total assets                                             $ 261,200,852   $   1,693,361
Cash segregated in compliance with federal regulations     159,636,400            --
Restricted cash                                                   --            31,000
Capitalized software development costs, net                  1,855,202         595,966
Preferred Stock Subscribed                                        --            31,000
Total current liabilities                                  232,273,738       3,439,843
Total liabilities                                          232,594,885       3,770,642
Total shareholders' equity (deficit)                        28,605,967      (2,077,281)



                                                     Nine Months Ended                  Year Ended
Statement of Operation Data                      September 30, (Unaudited)             December 31,
                                               ----------------------------    ----------------------------
                                                   2006            2005            2005            2004
                                               ------------    ------------    ------------    ------------
 Revenues                                      $ 22,865,293    $  1,642,073    $  2,345,583    $  2,200,368
 Operating loss                                  (2,662,751)     (2,008,945)     (3,059,449)     (2,233,902)
 Net loss atributable to common shareholders    (26,642,800)     (2,147,478)     (3,239,770)     (2,557,426)
Net loss per common share                             (0.71)          (0.07)          (0.10)          (0.13)


  The following unaudited pro forma consolidated results of operation have been prepared as if the Acquisition discussed had occurred as of January 1, 2005


                TERRA NOVA FINANICAL GROUP, INC. AND SUBSIDIARIES
              (formerly known as Rush Financial Technologies, Inc.)
                     UNAUDITED PRO FORMA EARNINGS PER SHARE

                                                     Nine Months ended          Year Ended
                                                       September 30,           December 31,
                                               ----------------------------    ------------
                                                   2006            2005            2005
                                               ------------    ------------    ------------
Revenues                                       $ 40,297,433    $ 36,380,186    $ 48,316,002

Net loss attributable to common shareholders
(see note 1)                                   $ (2,853,740)   $   (126,450)   $ (1,504,437)

Net loss per common share                            ($0.08)         ($0.00)         ($0.05)

Weighted average common shares outstanding,
basic and diluted                                37,749,401      29,234,997      31,053,140

Note 1 Excludes non-recurring charge related to beneficial conversion feature of preferred stock.

                                  RISK FACTORS

         You should carefully consider each of the following risk factors and all of the other information in this Prospectus. If any of the following risks and uncertainties develops into actual events, our business, financial condition or results of operations could be materially and adversely affected. If that happens, the trading price of our shares could decline significantly. The risk factors below contain forward-looking statements regarding the Company. Actual results could differ materially from those set forth in the forward-looking statements.

RISKS RELATED TO OUR COMPANY

We have faced the recurrent inability to continue as a going concern.

         Our independent registered public accounting firm's opinion on our 2005 and 2004 financial statements, which is included in this Prospectus, includes an explanatory paragraph indicating substantial doubt about our ability to continue as a going concern. For the past two years or more, we have operated with limited operating capital and we continue to face immediate and substantial cash needs, and there is a risk we may continue to require more investment capital to fund our business plan. During 2006, in connection with the Acquisition, we completed a $35 million private equity raise to fund the purchase price and provide additional working capital.

         Management's plans to become cash flow positive during 2006 may not be successful and other actions by the Company may become necessary. We have been successful raising limited amounts of capital in the past and we may need to raise additional capital in the future or reduce the level of our operations, resulting in a material adverse effect on our business and operations and charges that could be material to our business and results of operations.

We have a history of net losses and may need additional financing to continue as a going concern.

         We incurred a net loss of $2,899,130 during the nine months ended September 30, 2006 and $3,180,331 during the year ended December 31, 2005. Also we used cash in operations of $3,333,011 during the nine months ended September 30, 2006. Although our primary cash flow strategy is to increase cash flow from the execution of our operating plan that relies primarily upon the profitable operation of RushTrade, RushGroup and Terra Nova, and to reduce overhead where possible, we can not be certain this will be adequate to fund the operations of the business and therefore may need additional sources of financing.

We face substantial competition from other securities processing and infrastructure firms, which could harm our financial performance.

         The market for securities-processing infrastructure products and services is rapidly evolving and highly competitive. We compete with a number of firms that provide similar products and services. Our competitors include Penson Financial Services, Goldman Sachs Execution & Clearing, L.P. (formerly known as Spear, Leeds & Kellogg); Pershing LLC, a member of BNY Securities Group; National Financial Services LLC, a Fidelity Investments Company; Merrill Lynch, Pierce, Fenner & Smith Incorporated and Bear, Stearns & Co. Inc. Our competitors have significantly greater financial, technical, marketing and other resources than we possess. Our competitors offer a wider range of services and financial products than we do and have greater name recognition and more extensive client bases than ours. These competitors may be able to respond more quickly to new or changing opportunities, technologies and client requirements and may be able to undertake more extensive promotional activities, offer more attractive terms to clients and adopt more aggressive pricing policies than ours. We may not be able to compete effectively with current or future competitors. If we fail to compete effectively, our revenue could decrease and our business, financial condition and operating results could be materially harmed.

Our clearing operations could expose us to legal liability for errors in performing clearing functions and improper activities of our correspondents.

         Any intentional failure or negligence in properly performing our clearing functions or any mishandling of funds and securities held by us on behalf of our correspondents and their customers could lead to censures, fines or other sanctions by applicable authorities as well as actions in tort brought by parties who are financially harmed by those failures or mishandlings. Any litigation that arises as a result of our clearing operations could harm our reputation and cause us to incur substantial expenses associated with litigation and damage awards that could exceed our liability insurance by unknown but significant amounts. Our procedures may not be sufficient to properly monitor our correspondents or protect us from liability for the acts of our correspondents under current laws and regulations or that securities industry regulators will not enact more restrictive laws or regulations or change their interpretations of current laws and regulations. If we fail to implement proper procedures or fail to adapt our existing procedures to new or more restrictive regulations, we may be subject to liability that could result in substantial costs to us and distract our management from our business.

Decreases in short-term interest rates would negatively impact the profitability of our margin lending business.

         The profitability of our margin lending activities depends to a great extent on the difference between interest income earned on margin loans and investments of customer cash and the interest expense paid on customer cash balances and borrowings. If short-term interest rates fall, we generally expect to receive a smaller gross interest spread, causing the profitability of our margin lending and other interest-sensitive revenue sources to decline.

         Short-term interest rates are highly sensitive to factors that are beyond our control, including general economic conditions and the policies of various governmental and regulatory authorities. In particular, decreases in the federal funds rate by the Board of Governors of the Federal Reserve System usually lead to decreasing interest rates in the U.S., which generally lead to a decrease in the gross spread we earn. This is most significant when the federal funds rate is on the low end of its historical range.

Our margin lending business subjects us to credit risks and if we are unable to liquidate an investor's securities when the margin collateral becomes insufficient, the profitability of our business may suffer.

         We provide margin loans to investors; therefore, we are subject to risks inherent in extending credit. Our credit risks include the risk that the value of the collateral we hold could fall below the amount of an investor's indebtedness. This risk is especially great when the market is rapidly declining. Agreements with margin account investors permit us to liquidate their securities with or without prior notice in the event that the amount of margin collateral becomes insufficient. Despite those agreements, we may be unable to liquidate the customers' securities for various reasons including:

    o    the pledged securities may not be actively traded;
    o    there may be an undue concentration of securities pledged; or
    o    a stop order may be issued with regard to pledged securities

We may face risks associated with the Acquisition that could increase our losses or hinder our ability to successfully expand our operations.

         We may not be able to successfully integrate the Acquisition which could involve the following risks:

    o difficulties in assimilating acquired businesses, technologies, operations and personnel;
    o the need to modify financial and other systems and to add management resources;
    o    assumption of unknown liabilities of the acquired businesses;
    o unforeseen difficulties in the acquired operations and disruption of our ongoing business;
    o dilution to our existing shareholders due to the issuance of equity securities;
    o possible adverse short-term effects on our cash flows or operating results; and
    o possible accounting charges due to impairment of goodwill or other purchased intangible assets

Failure to manage the Acquisition to avoid these risks could harm our business, financial condition and operating results.

If we lose the services of any of our key personnel our business may be unable to attract qualified replacement management we can afford.

         Our success is heavily dependent on the performance of our executive officers, managers, technical and trading operations personnel. Our growth and future success will depend, in large part, on the continued contributions of these key individuals as well as our ability to motivate and retain our personnel. Any of our key personnel, including those with written employment contracts, may voluntarily terminate his or her employment with us. Our future success also depends, in significant part, upon our ability to recruit and retain highly skilled and often specialized individuals as employees. The level of competition in our industry for people with these skills is intense, and from time to time we have experienced losses of key employees. We also may have to incur significant costs in identifying, hiring, training and retaining replacements for key employees. Significant losses of such key personnel, particularly to competitors, could have a material adverse effect on our business, financial condition and operating results. We may be unable to attract and retain suitably qualified individuals who are capable of meeting our growing operational and managerial requirements, or may be required to pay increased compensation in order to do so, and our failure to attract and retain qualified personnel could impair our ability to implement our business plan.


We are involved in litigation, and may become involved in future litigation, which may result in substantial expense and may divert our attention from the implementation of our business strategy.

         We are currently involved in certain legal proceedings and, from time to time, we may be subject to additional legal claims. Those include actions for regulatory non-compliance, customer complaints and failure to meet financial obligations. We may suffer an unfavorable outcome as a result of one or more claims, resulting in the depletion of valuable capital to pay defense costs, settlements, fines and judgments. See "Business and Properties -- Legal Proceedings" on page 30.

We may face legal proceedings to enforce and protect our intellectual property, or see the value of our software development undermined by infringers.

         We believe that the success of our business depends, in part, on obtaining intellectual property protection for our products, defending our intellectual property once obtained and preserving our trade secrets. Litigation may be necessary to enforce our intellectual property rights, to protect our trade secrets and to determine the validity and scope of our proprietary rights. Any litigation could result in substantial expense and diversion of our attention from our business, and may not adequately protect our intellectual property rights.

         In addition, we may be sued by third parties that claim our products infringe the intellectual property rights of others. Any litigation or claims against us, whether or not valid, could result in substantial costs, place a significant strain on our financial resources, divert management resources and harm our reputation. Such claims could result in awards of substantial damages, which could have a significant adverse impact on our results of operations. In addition, intellectual property litigation or claims could force us to:

    o cease licensing, incorporating or using any of our products that incorporate the challenged intellectual property, which would adversely affect our revenue;
    o obtain a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms, if at all; or
    o    redesign our products, which would be costly and time-consuming.

         See "Business and Properties - Legal Proceedings" on page 30.

Our products and services, and the products and services provided to us by third parties, may infringe upon intellectual property rights of third parties, and any infringement claims could require us to incur substantial costs, distract our management or prevent us from conducting our business.

         Although we attempt to avoid infringing upon known proprietary rights of third parties, we are subject to the risk of claims alleging infringement of third-party proprietary rights. In addition, we may be sued by third parties that claim our products infringe the intellectual property rights of others. Any litigation or claims against us, whether or not valid, could result in substantial costs, place a significant strain on our financial resources, divert management resources and harm our reputation. Additionally, third parties that provide us with products and services that are integral to the conduct of our business may be subject to similar allegations, which could prevent them from providing these products and services. Such claims could result in awards of substantial damages, which could have a significant adverse impact on our results of operations. In addition, intellectual property litigation or claims could force us to:

    o cease licensing, incorporating or using any of our products that incorporate the challenged intellectual property, which would adversely affect our revenue;
    o obtain a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms, if at all; or
    o    redesign our products, which would be costly and time-consuming.

Introduction of new operating systems may disrupt our operating plan and cause significant fluctuations in our financial results and stock price.

         All of our software operates under Microsoft(R) operating systems for both servers and clients. While it is not expected that Microsoft will drastically alter its operating systems, maintaining compatibility can require an unplanned use of manpower resources. If we are unable to successfully and timely develop products that operate under existing or new operating systems, or if pending or actual releases of the operating systems delay the purchase of our products, our future net revenues and operating results could be materially adversely affected. See "Business and Properties - Products" on page 25.

We may be unsuccessful in utilizing new marketing channels and further delay the implementation of our business plan.

         In addition to the Internet and direct sales as sources of marketing we have pursued, and may continue to pursue, strategic alliances with complementary businesses in an effort to diversify our sources of revenue and expand our customer bases. If we pursue strategic alliances with complementary businesses that provide unsuccessful results, we may experience increased cost, delays and diversions of management's attention from planned product development. See "Business and Properties - Strategic Alliances" on page 25.

If our operational systems and infrastructure fail to keep pace with our anticipated growth, we may experience operating inefficiencies, client dissatisfaction, increased expenses and lost revenue opportunities.

         The growth of our business and expansion of our client base has placed, and will continue to place, a significant strain on our management and operations. We believe that our current and anticipated future growth will require the implementation of new and enhanced communications and information systems, the training of personnel to operate these systems and the expansion and upgrade of core technologies. While many of our systems are designed to accommodate additional growth without redesign or replacement, we may nevertheless need to make significant investments in additional hardware and software to accommodate growth. We may not be able to accurately predict the timing or rate of this growth or expand and upgrade our systems and infrastructure on a timely basis.

         In addition, the scope of procedures for assuring compliance with applicable rules and regulations has changed as the size and complexity of our business has increased. Our future operating results will depend on our ability:

    o to improve our systems for operations, financial controls, and communication and information management;
    o to refine our compliance procedures and enhance our compliance oversight; and
    o    to recruit, train, manage and retain our employees.

         Our anticipated growth may require increased investments in management personnel and systems, financial systems and controls and office facilities. In the absence of continued revenue growth, the costs associated with these investments would cause our operating margins to decline from current levels. We may not be able to manage or continue to manage our future growth successfully.

         If we fail to manage our growth, we may experience operating inefficiencies, dissatisfaction among our client base, increased expenses and lost revenue opportunities.

If we are unable to respond to the demands of our existing and new clients, our ability to reach our revenue goals or maintain our profitability could be diminished.

         Our clients' demand for our services is influenced by rapid technological change, changing demands of our customers, and evolving industry standards.

         Our future success will depend, in part, on our ability to respond to our clients' demands for new services, products and technologies on a timely and cost-effective basis, to adapt to technological advancements and changing standards and to address the increasingly sophisticated requirements of our clients.

Subscription cancellations would reduce our net revenues.

         We receive and process trade orders primarily via the Internet. This method of trading is heavily dependent on the integrity of the electronic systems supporting it. Our systems and operations are vulnerable to damage or interruption from human error, natural disasters, power loss, computer viruses, intentional acts of vandalism and similar events. If any of these events were to occur, we could suffer a loss of subscribers or a reduction in the growth of the subscriber base, increased operating expenses, financial losses, additional litigation or client claims, and regulatory sanctions. Subscribers are not obligated for any long-term usage of our products and may cancel service at will. Competitors are continually adding new products and features that could cause a significant number of customers to cancel their subscriptions. Competitors could also drastically alter their pricing, which could cause a decrease in revenues in order to retain subscriptions. See "Business and Properties - Competition" on page 29.

The length of the software product development and sales cycles are difficult to predict, and our products may not reach the market at opportune times.

         Software products are inherently difficult to plan when interfacing with many vendors for input and output of data. Failure of these vendors or developers to properly document their specifications can significantly delay the introduction of new products or features. Also, any new feature that users do not favorably receive could damage our reputation and brand name. We may not receive sufficient revenues from any expanded products or services to offset related costs. The length of our product development and sales cycles has generally been greater than we originally expected. We are likely to experience delays in future product development or sales. These delays could have a material adverse effect on the amount and timing of future revenues.

         Because our development cycle is a lengthy process, the accurate prediction of future revenues from new licenses is difficult. To date, we have received no material revenue from licensing our software. We may not be able to accurately estimate the amount of resources required to complete projects, or that we will have, or be able to expend, sufficient resources required to complete a project. Furthermore, there can be no assurance that the product development schedule for these projects will not be changed or delayed. We could experience delays in future product development or sales, and these delays could have a material adverse effect on the amount and timing of future revenues. See "Business and Properties - Competition" on page 29.

We must manage and restructure our operations effectively or risk losing valuable capital due to inefficient structures.

          We have in the past undertaken, and will in the future undertake, organizational changes and/or product and marketing strategy modifications. These organizational changes increase the risk that objectives will not be met due to the allocation of valuable limited resources to implement changes. Further, due to the uncertain nature of any of these undertakings, these efforts may not be successful and we may not realize any benefit from these efforts. See "Business and Properties - Products" on page 27.

Our software may be subject to defects and product liability that could have a devastating effect on our reputation and sales momentum.

         Defects and errors could be found in current versions of our products, future upgrades to current products or newly developed and released products. Software defects could result in delays in market acceptance or unexpected reprogramming costs, which could materially adversely affect our operating results.. It is possible, that provisions in our license agreement limiting our liability to potential product liability claims may not be valid as a result of federal, state, local or foreign laws or ordinances or unfavorable judicial decisions. A successful product liability claim could have a material adverse effect on our business, operating results and financial condition.

Our financial technology products and web site may be subject to intentional disruption and sabotage.

         While we have not been the target of software viruses or other attacks specifically designed to impede the performance of our products or disrupt our web site, such viruses or other attacks could be created and deployed against our products or web site in the future. Similarly, experienced computer programmers, or hackers, may attempt to penetrate our network security or the security of our web site from time to time. A hacker who penetrates our network or web site could misappropriate proprietary information or cause interruptions of our services. We might be required to expend significant capital and resources to protect against, or to alleviate, problems caused by virus creators and hackers.

We rely on third-party technologies so we can devote our limited resources to our specific products.

         Our financial technology products are designed to run on multiple operating systems and integrate with security products from other vendors such as Microsoft SQL, Cisco and others. Although we believe that the target operating systems and products are and will be widely utilized by businesses in the corporate market, no assurances can be given that these businesses will actually adopt such technologies as anticipated or will not in the future migrate to other computing technologies that we do not support. Moreover, if our products and technology are not compatible with new developments from these companies, as to which there can be no assurances, our business, results of operations and financial condition could be materially and adversely affected.

We rely on intellectual property and proprietary rights to protect the products that we have developed.

         We do not have any patents or statutory copyrights on any of our proprietary technology. Although we plan to file a provisional patent application with respect to some of our business applications and intellectual property rights related to RushTrade Direct Pro software, we have been issued no patents and we cannot assure you that any will be issued from our provisional patent application. A wider patent covering any of our completed products may be unavailable, because the products have been in use for an extended period. Our future patents, if any, may be successfully challenged and may not provide us with any competitive advantages. We may not develop proprietary products or technologies that are patentable and other parties may have prior claims.

         Our competitive position is also dependent upon unpatented trade secrets. Trade secrets are difficult to protect. Our competitors may independently develop proprietary information and techniques that are substantially equivalent to ours or otherwise gain access to our trade secrets, such as through unauthorized or inadvertent disclosure of our trade secrets.

         Our means of protecting our proprietary rights may not be adequate, and our competitors may independently develop similar technology substantially equivalent or superseding proprietary technology. The confidentiality agreements between our employees and us may not provide meaningful protection of our proprietary information in the event of any unauthorized use or disclosure thereof. Any legal action that we may bring to protect proprietary information could be expensive and may distract management from day-to-day operations. See "Business and Properties - Technology" on page 27.

If our clients' account information is misappropriated, we may be held liable or suffer harm to our reputation.

         We rely on encryption and authentication technology to effect secure transmissions of confidential information over computer systems and the Internet. If third parties were able to penetrate our network security, the network security of our clearing broker or otherwise misappropriate clients' personal or account information, we could be subject to liability arising from claims related to impersonation or similar fraud claims or other misuse of personal information, as well as suffer harm to our reputation. Advances in computer capabilities, new discoveries in the field of cryptography or other events or developments may result in a compromise or breach of the technology we use to protect clients' transactions and account data. Internet security concerns have been a barrier to the acceptance of online trading, and any well-publicized compromise of security could hinder the growth of the online brokerage industry. We may incur significant costs to protect against the threat of network or Internet security breaches or to alleviate problems caused by such breaches.

We may face risks associated with potential future acquisitions that could reduce our profitability or hinder our ability to successfully expand our operations.

         In the future, we plan to acquire additional businesses or technologies as part of our growth strategy. We may not be able to successfully integrate future acquisitions, which potentially involve the following risks:

    o diversion of management's time and attention to the negotiation of the acquisitions;
    o difficulties in assimilating acquired businesses, technologies, operations and personnel;
    o the need to modify financial and other systems and to add management resources;
    o    assumption of unknown liabilities of the acquired businesses;
    o unforeseen difficulties in the acquired operations and disruption of our ongoing business;
    o dilution to our existing shareholders due to the issuance of equity securities;
    o possible adverse short-term effects on our cash flows or operating results; and
    o possible accounting charges due to impairment of goodwill or other purchased intangible assets.

Failure to manage our acquisitions to avoid these risks could harm our business, financial condition and operating results.

We have off-balance-sheet risk associated with our broker-dealers.

         In the ordinary course of our business there are certain contingencies which are not reflected in the financial statements. These activities may expose us to off-balance-sheet credit risk in the event the customers are unable to fulfill their contractual obligations.

         Because many of Terra Nova and RushTrade's customer accounts are margin accounts, we may be obligated for credit extended to customers that are collateralized by cash and securities in the customers' accounts with the clearing broker. In connection with securities activities, Terra Nova and RushTrade also execute customer transactions involving the sale of securities not yet purchased ("short sales"), all of which are transacted on a margin basis subject to federal, self-regulatory organization and individual exchange regulations and its clearing broker's internal policies and such transactions may expose us to significant off-balance-sheet credit risk in the event customer collateral is not sufficient to fully cover losses that customers may incur. In the event customers fail to satisfy their obligations, Terra Nova and RushTrade may be required to purchase or sell financial instruments at prevailing market prices to fulfill the customers' obligations.

         Terra Nova and RushTrade provide guarantees to clearing organization and exchanges under their standard membership agreements, which require members to guarantee the performance of other members. Under the agreements, if another member becomes unable to satisfy its obligations to the clearing organization and exchanges, other members, including Terra Nova and RushTrade, would be required to meet shortfalls. Our liability under these arrangements is not quantifiable and may exceed the cash and securities Terra Nova and RushTrade have posted as collateral.

Procedures and requirements of the PATRIOT Act may expose us to significant costs or penalties.

         As participants in the financial services industry, we are subject to laws and regulations, including the PATRIOT Act of 2001, which require that we know certain information about our customers and monitor transactions for suspicious financial activities. The cost of complying with the PATRIOT Act and related laws and regulations is significant. We may face particular difficulties in identifying our international customers, gathering the required information about them and monitoring their activities. We face risks that our policies, procedures, technology and personnel directed toward complying with the PATRIOT Act are insufficient and that we could be subject to significant criminal and civil penalties due to noncompliance. Such penalties could have a material adverse effect on our business, financial condition and operating results.

Our past due obligations may expose us to additional liabilities and expenses.

         There is a large group of vendors, not affecting our day-to-day operations, which have not been paid and are severely past due. If these vendors were to initiate legal proceedings, it would divert our attention from day to day operations and require an allocation of resources to defend the action or attempt to settle these obligations. We estimate these obligations to be approximately $500,000, while some of these payable are in dispute, the Company has included them. It is management's intention to settle and resolve these payables with operating income as soon as practical. If the Company enters into an involuntary bankruptcy proceeding as a result of legal action by these unpaid vendors, the implications to the shareholders would include increased legal expenses, funds diverted from working capital, and management attention diverted from executing the Company's operating plan and the possible liquidation of the Company. All of these would have a material adverse effect on the common stock.

RISKS RELATED TO THE OFFERING

Our quarterly financial results are subject to significant fluctuations, which could cause our stock price to decrease.

         We have been subject to substantial fluctuations in quarterly net revenues and operating results and these fluctuations may recur in the future. We have previously experienced shortfalls in revenue and earnings from levels expected by investors, which have had an immediate and significant adverse effect on the trading price of our common stock, and this may recur in the future. Fluctuations may be caused by a number of factors, including:

             o the timing and volume of new customer accounts, trade volumes and software subscription fees;
             o    the timing and amount of our expenses;
             o the introduction of competitive products by existing or new competitors;
             o    reduced demand for any given product;
             o    strategic alliances that fail to meet expectations; and
             o    the market's transition between operating systems.

         Due to these factors, forecasts may not be achieved, either because expected revenues do not occur or because they occur at lower levels. In addition, these factors increase the chances that our results could diverge from the expectations of investors and analysts. If so, the market price of our stock would likely decrease. Please see our financial statements beginning on page F-1.

Our stock has traded historically at low values and has received little interest from the investment community.

         For the past three years, our shares have traded at prices below $1.00 per share, and our highest closing price during the past two years has been $0.65 per share. In August 2002, we were delisted from the Nasdaq SmallCap Market because of our failure to maintain minimum continued listing requirements.

         We will need to attract substantially more investor interest, post better financial results and profits, end our dependence upon sales of equity and debt securities, and continue to show upward sales trends in order to achieve an increased value for our shares. Even then, we will still face obstacles due to our penny stock status, lack of analyst following and our trading market on the OTCBB. See "Dividend Policy and Market Data" on page 24.

Holders of our common stock may not be able to sell their shares when desired if a liquid trading market does not develop, or for their purchase price or more per share even if a liquid trading market develops.

         Due to the relatively small number of outstanding shares in the public float, the current stock price and other factors, our stock will continue to be quoted on the OTCBB. The OTCBB is a market with generally less liquidity and fewer buyers and sellers than the NASDAQ. Even if a liquid market develops for our stock, there is no assurance that it can be maintained. This may affect your ability to sell your shares on short notice, and the sale of a large number of shares at one time could temporarily depress the market price of our stock. It should also be noted that we have only approximately 1,500 shareholders, of which 200 are of record and 1,300 are beneficial holders holding through brokers. For these and other reasons, our stock should not be viewed as a short-term investment.

Substantial sales of our shares may have an adverse impact on the trading price of our shares.

         Under the United States federal securities laws, many of our shares may be resold immediately in the public market, except for shares held by affiliates or restricted shares of common stock issued within the past two years to non-affiliates that are not registered hereunder. Some of the shareholders may decide that they do not want to continue holding shares in the Company and may sell their shares. We cannot predict whether shareholders will resell large numbers of our shares in the public market following the subscription or how quickly they may resell their shares. If our shareholders sell large numbers of our shares over a short period of time, or if investors anticipate large sales of our shares over a short period of time, this could adversely affect the trading price of our shares.

Our shareholders may experience significant dilution if future equity offerings are used to fund operations or acquire complementary businesses or as a result of option and warrant exercises.

         Our amended and restated articles of incorporation authorize the issuance of up to 800,000,000 shares of common stock and up to 10,000,000 shares of preferred stock. There are approximately 271,000,000 shares of common stock issued and outstanding and 63,543 shares of preferred stock outstanding as of October 16, 2006. Additionally, we have issued warrants to purchase our common stock. There are an additional approximately 178,000,000 shares available for purchase under our warrants and options. We may seek to raise additional capital to meet our financial needs through the sale of equity or other securities, acquire complementary businesses through the issuance of equity or other securities or have stock options exercised. Our board of directors has the power to issue substantial additional shares of common stock and preferred stock without shareholder approval. Potential investors should be aware that any such stock issuance may result in reduction of the book value or market price, if any, of the outstanding shares of common stock. If we issue any additional shares of common stock or preferred stock, such issuance will reduce the proportionate ownership and voting power of all shareholders. Further, any new issuance of shares may result in a change in control of our Company.

The requirements of being a public company may strain our resources, divert management's attention and affect our ability to attract and retain qualified board members.

         As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act") and NASDAQ rules promulgated in response to the Sarbanes-Oxley Act. The requirements of these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and may also place undue strain on our systems and resources. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal controls for financial reporting. In order to maintain and improve the effectiveness of our internal control over financial reporting, significant resources and management oversight will be required. As a result, management's attention may be diverted from other business concerns, which could have a material adverse effect on our business, financial condition and results of operations.

         These rules and regulations could also make it more difficult for us to attract and retain qualified independent members of our board of directors. Additionally, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance. We may be required to accept reduced coverage or incur substantially higher costs to obtain coverage.

We will be exposed to risks relating to the evaluation of our internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act.

         While we anticipate being compliant with the requirements of Section 404 by the current December 31, 2007 deadline, we cannot be certain as to the timing of the completion of our evaluation, testing and remediation actions or the impact of the same on our operations. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, we may be subject to investigation and sanctions by regulatory authorities, such as the SEC. As a result, there could be a negative reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. In addition, we may be required to incur costs in improving our internal controls and the hiring of additional personnel. Any such actions could negatively affect our results of operations.

If we fail to remain current on our reporting requirements, we could be removed from the OTCBB, which would limit the ability of broker-dealers to sell our securities and the ability of shareholders to sell their securities in the secondary market.

         If we fail to remain current on our reporting requirements under the Exchange Act, we could be removed from the OTCBB. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of shareholders to sell their securities in the secondary market. In the past five years, we have, on several occasions extended the date required for filing annual and quarterly reports, and were late filing on two occasions.

Our common stock is subject to the "penny stock" rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

         The SEC has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Our common shareholders are subordinated to all senior securities and would realize little if any value in the event of insolvency proceedings.

         As of September 30, 2006, in addition to the Series E Preferred Stock, there were 63,543 shares of preferred stock outstanding having a liquidation value of $635,430 and $345,000 of senior convertible bonds outstanding, all of which are senior to the common shares in their preference to receive liquidation proceeds if we were to be liquidated. While the common stock will participate in any growth of shareholders' equity, it would receive nothing in liquidation until all senior securities have been repaid. Our board of directors has the power to issue additional preferred and senior securities without the approval of the shareholders. See "Description of Securities" on page 54.

We may grant stock options and restricted stock to the board, management, and employees following the stock offering which could reduce your ownership interest.

         Awards under these plans would reduce the ownership interest of all shareholders. We have granted options to purchase shares to our directors and employees, and may grant additional options in the future. Options to purchase approximately 2,500,000 common shares were outstanding at September 30, 2006. The issuance of shares upon the exercise of these options may result in dilution to our shareholders. See "Management" on page 45.

Some provisions of our articles of incorporation and bylaws may discourage takeovers and serve to entrench management.

         Our articles of incorporation and bylaws contain some anti-takeover provisions that may discourage or make more difficult a tender offer, change in control or takeover attempt that is opposed by our board of directors. In particular, our articles of incorporation and/or bylaws:

             o permit the classification of our board of directors into three groups, so that shareholders elect only one-third of the board each year;
             o do not permit shareholders to take action except at an annual or special meeting of shareholders;
             o require shareholders to give us advance notice to nominate candidates for election to our board of directors or to make shareholder proposals at a shareholders' meeting;
             o permit our board of directors to issue, without shareholder approval, preferred stock with such terms as the board may determine;
             o require the vote of the holders of at least two-thirds of the voting shares for shareholder amendments to our bylaws; and
             o require, for the approval of a business combination with shareholders owning 5% or more of the voting shares, the vote of at least 50% of the voting shares not owned by such shareholder, unless certain fair price requirements are met or the business combination is approved by the continuing directors of the Company.

         These provisions of our articles of incorporation and bylaws, and Texas law, could discourage potential acquisition proposals and could delay or prevent a change in control of Rush, even though a majority of our shareholders may consider such proposals, if effected, desirable. These provisions could also make it more difficult for third parties to remove and replace the members of our board of directors. Moreover, these provisions could diminish the opportunities for shareholders to participate in some tender offers, including tender offers at prices above the then-current market value of our shares, and may also inhibit increases in the trading price of our shares that could result from takeover attempts or speculation. See "Description of Securities" on page 53.

RISKS RELATED TO OUR INDUSTRY

The online trading industry is subject to the risk of fines and sanctions from regulatory agencies.

         The SEC, NASD, various state regulatory agencies and other self-regulatory organizations oversee our industry in all respects and from time to time impose changes to rules and regulations that affect our business; therefore, we are subject to regulatory oversight and frequent inspections, which can result in regulatory sanctions including fines and suspensions. See "Business and Properties - Regulation" on page 29.

Market risks can result industry-wide declines in the volume of securities trading and thus in commission income.

         Our level of business activity depends upon a healthy and active market for the purchase and sale of securities. Bear market trends generally decrease the overall market, trading volumes and investor activity. Online brokerage firms are finding that during these times both gross commissions, total trades, and overall volume can decrease substantially. See "Business and Properties - Market Opportunities," page 27.

We face aggressive competition in our industry, and our business will be harmed if we fail to compete effectively.

         We encounter aggressive competition from numerous competitors in many areas of our business. Many of our current and potential competitors have longer operating histories, greater name recognition and substantially greater financial, technical and marketing resources than we have. We have not had and may never have the resources to engage in an effective program of advertising and promotion, and many of our competitors spend millions of dollars on national ad campaigns. We may not be able to compete effectively with these competitors. To be competitive, we must develop new products and periodically enhance our existing products in a timely manner. We may have to adjust the prices of our products to stay competitive. In addition, new competitors may emerge, and entire product lines may be threatened by new technologies or market trends that reduce the value of these product lines. We have limited resources and must restrict product development efforts to a relatively small number of projects. See "Business and Properties - Competition" on page 29.

Our operating results may be adversely affected by market interruptions resulting from geopolitical activity and further terrorist acts.

         Adverse economic conditions worldwide resulting from war and terrorist activities have contributed to a material slowdown in the securities business and may continue to adversely impact our business, resulting in:

             o Reduced demand for our products as a result of a decrease in technology spending by our customers and potential customers;
             o    Increased price competition for our products; and
             o    Higher overhead costs as a percentage of revenues.

         Although the economic and market conditions in the United States have been improving recently, further attacks on the United States could lead to economic and market interruptions, which could cause a material adverse effect on our business, operating results, and financial condition.

The financial technology industry is characterized by rapid technological change, and we will need to adapt our development to these changes in order to avoid seeing our products become obsolete.

         We participate in a highly dynamic industry characterized by rapid change and uncertainty relating to new and emerging technologies and markets. Future technologies or market changes may cause some of our products to become obsolete more quickly than expected. See "Business and Properties - Technology" on page 27.

The trend toward consolidation in our industry has created large, well capitalized competitors that we have been unable to match.

         There has been a trend for large, retail financial firms to acquire smaller online trading firms having proprietary software. We may not be able to compete effectively against competitors, which include companies such as Charles Schwab, Ameritrade, E*TRADE, Trade Station and others. The trend toward consolidation in our industry may result in increased competition in acquiring new technologies, people or products, resulting in increased acquisition costs or the inability to acquire the desired technologies, people or products. See "Business and Properties - Competition" on page 29.

The intense price-based competition for licensing of our products results in lower operating margins.

         Many of our competitors have significantly reduced the price of their products. Price competition may continue to increase and become even more significant in the future, resulting in reduced profit margins. See "Business and Properties - Competition" on page 29.

We must effectively adapt to changes in the dynamic technological environment of the Internet in a timely manner or otherwise risk obsolescence.

         Critical issues concerning the commercial use of the Internet, including security, reliability, cost, ease of use, accessibility, quality of service or potential tax or other government regulation, remain unresolved and may affect the use of the Internet as a medium to distribute or support our software products and the functionality of some of our products. Our principal marketing channel is the Internet, and if we are unsuccessful in timely assimilating changes in the Internet environment into our business operations and product development efforts, our future net revenues and operating results could be adversely affected. See "Business and Properties - Market Opportunities," page 27.

Failure to Comply With Net Capital Requirements Could Adversely Affect Our Business.

         The SEC, NASD and various other regulatory agencies have stringent rules with respect to the maintenance of specific levels of net capital by securities broker-dealers. If we fail to maintain the required net capital, the SEC could suspend or revoke our registration, or NASD could expel us from membership, which could ultimately lead to our liquidation. If the net capital rules are changed or expanded, or if there is an unusually large charge against net capital, operations that require the intensive use of capital would be limited. A large operating loss or charge against net capital could adversely affect our ability to maintain or expand our business.

                                 USE OF PROCEEDS

         WE WILL NOT RECEIVE ANY PROCEEDS FROM THE SALE OF THE COMMON STOCK OFFERED BY THIS PROSPECTUS. THE SELLING SHAREHOLDERS WILL RECEIVE ALL OF THE PROCEEDS.

                              SELLING SHAREHOLDERS

         We have agreed to register 115,000,000 shares of our common stock, pursuant to a registration rights agreement that requires us to register up to fifty percent of our outstanding common stock beneficially owned by the selling shareholders. These shares were beneficially acquired by the selling shareholders pursuant to private placement offerings of our Series E Preferred Stock completed on May 19, 2006. At the September 28, 2006 shareholder meeting the shareholders approved an amendment to increase our authorized shares to 800,000,000, which amendment was filed on October 16, 2006, resulting in the automatic conversion of the Series E Preferred Stock into common stock. Certain of the shares of common stock beneficially owned by each of the selling shareholders are being registered to permit public secondary trading of these shares, and the selling shareholders may offer these shares for resale from time to time. See "Plan of Distribution." The registration rights agreement covering the Series E Preferred Stock requires us to register a number of shares up to one-half our outstanding shares, or approximately 115,000,000 shares.

         The following table sets forth the names of the selling shareholders, the number of shares of common stock owned beneficially by each selling shareholder as of September 30, 2006 and the number of shares that may be offered pursuant to this Prospectus. Except for the purchase of the Series E Preferred Stock and except as may be identified in the footnotes to the table, none of the selling shareholders has, or within the past three years has had, any position, office or material relationship with us or any of our predecessors or affiliates. The table has been prepared based upon information furnished to us by or on behalf of the selling shareholders.

         The shares being registered were issued upon the automatic conversion of Series E Preferred Stock after the shareholders authorized an amendment to increase our authorized shares of common stock to 800,000,000.

         The selling shareholders may decide to sell all, some, or none of the shares of common stock listed below. We cannot provide you with any estimate of the number of shares of common stock that any of the selling shareholders will hold in the future.

         None of the selling shareholders is a registered broker-dealer. Footnote 5 discloses certain affiliates of registered broker-dealers. Each of such persons has represented to the Company that they purchased the securities to be resold in the ordinary course of business, and at the time of the purchase, the selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

         For purposes of this table, beneficial ownership is determined in accordance with the rules of the SEC, and includes voting power and investment power with respect to such shares. All percentages are approximate.

         As explained below under "Plan of Distribution," we have agreed to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement, which includes this Prospectus.



                                            Shares Beneficially Owned Prior to Offering (1)
                                            -------------------------------------------
                                 Common
                                 Shares
         Underwriters             other     Converted                                          Number of
         ------------             than        from                       Shares   Beneficial     Shares        Shares Beneficially
Broker-dealers or affiliates    Series E    Series E       Common     Subject to  Ownership     Offered    Owned After the Offering
      of broker-dealers         Preferred   Preferred      Shares      Warrants   Percentage     Hereby       Number     Percent (3)
-----------------------------  ----------  -----------  -----------  -----------  ----------  -----------  -----------   -----------
Carter Management Group
 LLC (11)                            --      1,500,000    1,500,000      750,000      0.8%        739,286    1,510,714       0.56%
Mary Patricia Kane (5)               --      1,356,667    1,356,667      678,333      0.7%        668,643    1,366,357       0.50%
Mary Patricia Kane IRA (5)           --        350,000      350,000      175,000      0.2%        172,500      352,500       0.13%
Michael G. Nolan (5)                 --        266,667      266,667      133,333      0.1%        131,429      268,571       0.10%
Bonanza Master Fund,
 Ltd. (2)                      11,200,053   75,730,680   86,930,733   37,865,340     40.4%     37,324,404   87,471,669      28.31%





                                       19

                                            Shares Beneficially Owned Prior to Offering (1)
                                            -------------------------------------------
                                 Common
                                 Shares
                                  other     Converted                                          Number of
                                  than        from                       Shares   Beneficial     Shares        Shares Beneficially
                                Series E    Series E       Common     Subject to  Ownership     Offered    Owned After the Offering
  Other Selling Shareholder     Preferred   Preferred      Shares      Warrants   Percentage     Hereby       Number     Percent (3)
-----------------------------  ----------  -----------  -----------  -----------  ----------  -----------  -----------   -----------
Edward Paul & Sally Anne
 Aaronson (7)                        --        133,333      133,333       66,667      0.1%         65,714      134,286       0.05%
D Allen & D Allen Ttee, Allen
 Family Trust U/A
 DTD 02/04/2003 (7)                  --        166,667      166,667       83,333      0.1%         82,143      167,857       0.06%
Arabella Group, LLC (8)              --        666,667      666,667      333,333      0.4%        328,571      671,429       0.25%
D Armstrong & J Armstrong
 Ttee, Armstrong Family Trust
 Investment Account (7)              --        340,000      340,000      170,000      0.2%        167,571      342,429       0.13%
David N. Baker                       --        333,333      333,333      166,667      0.2%        164,286      335,714       0.12%
Bay Pond Investors (Bermuda)
 LP (6)                              --      2,866,667    2,866,667    1,433,333      1.6%      1,412,857    2,887,143       1.06%
Bay Pond Partners, LP (6)            --      9,133,333    9,133,333    4,566,667      5.0%      4,501,428    9,198,572       3.34%
Louis G Bennett, Jr Ttee
 Louis G Bennett Jr Tr
 U/A DTD 06/11/1997 (7)              --        186,667      186,667       93,333      0.1%         92,000      188,000       0.07%
The Frost National Bank, FBO
 BFS US Special Opportunities
 Trust PLC, Trust No
 W00118000 (9)                       --      5,000,000    5,000,000    2,500,000      2.7%      2,464,286    5,035,714       1.84%
T. Scott Brooks (4)                15,000       73,333       88,333       36,667      0.0%         36,143       88,857       0.03%
Bushido Capital Master Fund,
 LP (10)                             --      3,333,333    3,333,333    1,666,667      1.8%      1,642,857    3,357,143       1.23%
Charles T. Chrietzberg, Jr         70,000      400,000      470,000      200,000      0.2%        197,143      472,857       0.17%
Northern California Bancorp,
 Inc. (30)                           --        600,000      600,000      300,000      0.3%        295,714      604,286       0.22%
Martin J Cohen                     80,000      100,000      180,000       50,000      0.1%         49,286      180,714       0.07%
Commissum Financial
 Services (12)                       --      5,000,000    5,000,000    2,500,000      2.7%      2,464,286    5,035,714       1.84%
Core Fund, L.P. (13)                 --      1,333,333    1,333,333      666,667      0.7%        657,143    1,342,857       0.49%
Corsair Capital Partners 100,
 L.P. (14)                           --        273,333      273,333      136,667      0.2%        134,714      275,286       0.10%
Corsair Capital Investors,
 Ltd (14)                            --        673,333      673,333      336,667      0.4%        331,857      678,143       0.25%
Corsair Capital Partners,
 L.P. (14)                           --      5,720,000    5,720,000    2,860,000      3.1%      2,819,143    5,760,857       2.10%
Charles & Liz Dawson               66,667       40,000      106,667       20,000      0.0%         19,714      106,953       0.04%
Tony Felts                           --        100,000      100,000       50,000      0.1%         49,286      100,714       0.04%
Kent D Fergusson Roth IRA (7)        --        413,333      413,333      206,667      0.2%        203,714      416,286       0.15%
WTC-CTF Unconventional Value
 Portfolio ((nominee:(Finwell
 & Co.))(6)                          --      2,000,000    2,000,000    1,000,000      1.1%        985,714    2,014,286       0.74%
WTC-CTF Unconventional Value
 Portfolio ((nominee:(Finwell
 & Co.))(6)                          --      2,000,000    2,000,000    1,000,000      1.1%        985,714    2,014,286       0.74%
Forest Hill Select Fund,
 LP (16)                             --     14,466,667   14,466,667    7,233,333      7.8%      7,130,000   14,570,000       5.24%
Forest Hill Select Offshore,
 Ltd. (18)                           --      8,866,667    8,866,667    4,433,333      4.8%      4,370,000    8,930,000       3.24%
Edward J Fotsch & Debra T
 Fotsch (7)                          --        286,667      286,667      143,333      0.2%        141,286      288,714       0.11%
Gamma Opportunity Capital
 Partners, LP Class A (19)           --      1,666,667    1,666,667      833,333      0.9%        821,429    1,678,571       0.62%
Anna L Gillilan & Roderic W
 Gillilan (7)                        --        180,000      180,000       90,000      0.1%         88,714      181,286       0.07%


                                       20

                                            Shares Beneficially Owned Prior to Offering (1)
                                            -------------------------------------------
                                 Common
                                 Shares
                                  other     Converted                                          Number of
                                  than        from                       Shares   Beneficial     Shares        Shares Beneficially
                                Series E    Series E       Common     Subject to  Ownership     Offered    Owned After the Offering
  Other Selling Shareholder     Preferred   Preferred      Shares      Warrants   Percentage     Hereby       Number     Percent (3)
-----------------------------  ----------  -----------  -----------  -----------  ----------  -----------  -----------   -----------
Brian S. Gilmore                     --        166,667      166,667       83,333      0.1%         82,143      167,857       0.06%
Dan A Hanson & Durene C Hanson
 Ttee Hanson Family Trust (7)        --        180,000      180,000       90,000      0.1%         88,714      181,286       0.07%
G Hanson & G Hanson Ttee
 Residual Trust Created under
 Last Will of Bernice M
 Hanson (7)                          --        253,333      253,333      126,667      0.1%        124,857      255,143       0.09%
First Financial Fund, Inc.
 ((nominee: (Hare & Co))(6)          --      4,666,667    4,666,667    2,333,333      2.6%      2,300,000    4,700,000       1.72%
Howell Family LP (20)             340,000      333,333      673,333      166,667      0.3%        164,286      675,714       0.25%
Claude Wayne Hudson IRA
 Rollover (7)                        --        160,000      160,000       80,000      0.1%         78,857      161,143       0.06%
Iroquois Master Fund Ltd. (21)       --      1,666,667    1,666,667      833,333      0.9%        821,429    1,678,571       0.62%
J Caird Investors (Bermuda)
 LP (6)                              --      6,666,667    6,666,667    3,333,333      3.6%      3,285,714    6,714,286       2.45%
J Caird Partners, LP (6)             --      6,000,000    6,000,000    3,000,000      3.3%      2,957,143    6,042,857       2.20%
Michael W. Jordan                 759,760      333,333    1,093,093      166,667      0.5%        164,286    1,095,474       0.40%
Jerald G. Kallas                     --      3,333,333    3,333,333    1,666,667      1.8%      1,642,857    3,357,143       1.23%
John and Michelle Kane               --      1,166,667    1,166,667      583,333      0.6%        575,000    1,175,000       0.43%
Marc Kaufman                      457,297      100,000      557,297       50,000      0.2%         49,286      558,011       0.21%
William O Knight (7)                 --        146,667      146,667       73,333      0.1%         72,286      147,714       0.05%
Peter D Kunoth Charles Schwab
 & Co Cust Kunoth Con Part
 PSP (7)                             --        253,333      253,333      126,667      0.1%        124,857      255,143       0.09%
Sharron Y. Kuzma (4)               50,000      133,333      183,333       66,667      0.1%         65,714      184,286       0.07%
D Landa & D Landa Ttee Landa
 Family Trust U/A
 DTD 08/23/2003 (7)                  --        366,667      366,667      183,333      0.2%        180,714      369,286       0.14%
Jacob & Sherry Landry                --      1,333,333    1,333,333      666,667      0.7%        657,143    1,342,857       0.49%
L. Zachary Landry                    --      4,666,667    4,666,667    2,333,333      2.6%      2,300,000    4,700,000       1.72%
Liberty View Special
 Opportunities Fund, LP (22)         --      1,333,333    1,333,333      666,667      0.7%        657,143    1,342,857       0.49%
Liberty View Funds, LP (22)          --      2,666,667    2,666,667    1,333,333      1.5%      1,314,286    2,685,714       0.99%
Gregory J Loos & Stephanie P
 Loos (7)                            --        133,333      133,333       66,667      0.1%         65,714      134,286       0.05%
James F Loos & Sherry Loos
 Ttee James F Loos, DDS, Pft
 Shg Plan (7)                        --        326,667      326,667      163,333      0.2%        161,000      329,000       0.12%
Richard McCall Ttee Richard E
 McCall & Naomi Grace McCall
 Credit Shelter TR
 DTD 05/15/1975 (7)                  --        173,333      173,333       86,667      0.1%         85,429      174,571       0.06%
Edmund H. Melhado                    --        200,000      200,000      100,000      0.1%         98,571      201,429       0.07%
Richard Meltebeke (7)                --        193,333      193,333       96,667      0.1%         95,286      194,714       0.07%
Keith E Moe                          --      2,000,000    2,000,000    1,000,000      1.1%        985,714    2,014,286       0.74%
Dale E. Moore                     192,964      200,000      392,964      100,000      0.2%         98,571      394,393       0.15%
Dewey M. Moore (5)              2,905,057    1,666,667    4,571,724      833,333      2.0%        821,429    4,583,628       1.69%


                                       21

                                            Shares Beneficially Owned Prior to Offering (1)
                                            -------------------------------------------
                                 Common
                                 Shares
                                  other     Converted                                          Number of
                                  than        from                       Shares   Beneficial     Shares        Shares Beneficially
                                Series E    Series E       Common     Subject to  Ownership     Offered    Owned After the Offering
  Other Selling Shareholder     Preferred   Preferred      Shares      Warrants   Percentage     Hereby       Number     Percent (3)
-----------------------------  ----------  -----------  -----------  -----------  ----------  -----------  -----------   -----------
Dewey M. Moore, Jr. &
 Jennifer S. Moore JTWROS (5)   1,287,290      800,000    2,087,290      400,000      0.9%        394,286    2,093,004       0.77%
Nite Capital LP (23)                 --      1,666,667    1,666,667      833,333      0.9%        821,429    1,678,571       0.62%
Norland Holdings, LTD. (24)          --        166,667      166,667       83,333      0.1%         82,143      167,857       0.06%
Patrice O'Brien (7)                  --        406,667      406,667      203,333      0.2%        200,429      409,571       0.15%
PAR Investment Partners,
 L.P. (25)                           --     20,000,000   20,000,000   10,000,000     10.7%      9,857,142   20,142,858       7.17%
Andrew C. Park                       --        166,667      166,667       83,333      0.1%         82,143      167,857       0.06%
Susan Platt (7)                      --        133,333      133,333       66,667      0.1%         65,714      134,286       0.05%
John M. Porter                       --      1,333,333    1,333,333      666,667      0.7%        657,143    1,342,857       0.49%
Mattox L Purvis Jr (7)               --        333,333      333,333      166,667      0.2%        164,286      335,714       0.12%
Robert L Raffety & Priscilla
 L Raffety (7)                       --        226,667      226,667      113,333      0.1%        111,714      228,286       0.08%
Raging Capital Fund LP (26)          --      1,333,333    1,333,333      666,667      0.7%        657,143    1,342,857       0.49%
Richard K. Rainbolt (4)           343,230      200,000      543,230      100,000      0.2%         98,571      544,659       0.20%
The Frost National Bank, FBO
 Renaissance US Growth
 Investment Trust PLC,
 Trust No. W00740100 (9)             --      5,000,000    5,000,000    2,500,000      2.7%      2,464,286    5,035,714       1.84%
Terry D Rost & Kathy Rost
 Ttee Franchise Group Inc
 Defined Benefit Plan & Tr (7)       --        220,000      220,000      110,000      0.1%        108,429      221,571       0.08%
Sandor Capital Master Fund,
 L.P. (27)                           --      3,500,000    3,500,000    1,750,000      1.9%      1,725,000    3,525,000       1.29%
R E Schlesinger & S
 Schlesinger Ttee Schlesinger
 Family Tr (7)                       --        286,667      286,667      143,333      0.2%        141,286      288,714       0.11%
Mary Jane Shapiro                    --        166,667      166,667       83,333      0.1%         82,143      167,857       0.06%
Bill F. Sims                         --        200,000      200,000      100,000      0.1%         98,571      201,429       0.07%
Steven L. Sims                       --         73,333       73,333       36,667      0.0%         36,143       73,857       0.03%
Bill F. Sims, Jr                     --        833,333      833,333      416,667      0.5%        410,714      839,286       0.31%
Sharon D Skipworth (7)               --        133,333      133,333       66,667      0.1%         65,714      134,286       0.05%
Smithfield Fiduciary LLC (28)        --      3,333,333    3,333,333    1,666,667      1.8%      1,642,857    3,357,143       1.23%
D Stalker & M Stalker Ttee
 Stalker Family Tr U/A
 DTD 10/02/1990 (7)                  --        133,333      133,333       66,667      0.1%         65,714      134,286       0.05%
Robert Strougo                    135,834      100,000      235,834       50,000      0.1%         49,286      236,548       0.09%
Tahoe Capital LLC (15)               --      1,000,000    1,000,000      500,000      0.6%        492,857    1,007,143       0.37%
Joshua Teuber                        --        333,333      333,333      166,667      0.2%        164,286      335,714       0.12%
Raymond G Thagard Ttee
 Raymond G Thagard Living
 Trust U/A DTD 07/25/1985 (7)        --        166,667      166,667       83,333      0.1%         82,143      167,857       0.06%
Trinity Resources LTD (29)        200,000      266,667      466,667      133,333      0.2%        131,429      468,571       0.17%
Trust D (for a portion of the
 assets of the Kodak
 Retirement Income Plan) (22)        --      2,666,667    2,666,667    1,333,333      1.5%      1,314,286    2,685,714       0.99%
Rush Financial Technologies,
 Inc. Revocable Trust (17)           --      1,776,000    1,776,000      888,000      1.0%        875,314    1,788,686       0.66%
                      Total    18,103,152  233,333,347  251,436,499  116,666,673              115,000,000  253,103,167

 (1) Beneficial ownership has been determined subject to the Rules of the SEC, but in this column, only actual outstanding shares of common stock are listed that are known to us.
 (2) Bonanza Master Fund, Ltd. is a Texas Limited Partnership. The Company has been informed that voting and dispositive powers are held by Bernay Box.
 (3) *Denotes ownership of less than 1%.
 (4) Sharron Kuzma is a former executive officer. Scott Brooks is a former executive officer and a director. Richard Rainbolt is an executive officer.
 (5) Dewey M. Moore, Jr. was an affiliate of RushTrade Securities, Inc. a broker/dealer until August 1, 2006. Michael Nolan and Mary Patricia Kane are affiliates of Terra Nova Trading a broker/dealer.
 (6) Wellington Management Company, LLP ("Wellington") is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington, in such capacity, may be deemed to share beneficial ownership over the shares held by its client accounts. The Company has been informed that voting and dispositive powers are held by Julie A. Jenkins, Vice President and counsel, Wellington Management Company, LLP.
 (7) The Company has been informed that voting and dispositive powers are held by Michael C. Stalker, Owner, MCS Financial Advisors.
 (8) The Company has been informed that voting and dispositive powers are held by Zachary Landry, Managing Director.
 (9) The Company has been informed that voting and dispositive powers are held by Russell Cleveland, President, Renn Capital Group, Inc.
(10) The Company has been informed that voting and dispositive powers are held by Christopher Rossman, Managing Director.
(11) The Company has been informed that voting and dispositive powers are held by John C. Lipman, Managing Member.
(12) The Company has been informed that voting and dispositive powers are held by Tom Ihrke, General Partner.
(13) The Company has been informed that voting and dispositive powers are held by Davis N. Baker, Managing Principal.
(14) The Company has been informed that voting and dispositive powers are held by Jay Petschak, Managing Member.
(15) The Company has been informed that voting and dispositive powers are held by Daniel Taifer.
(16) The Company has been informed that voting and dispositive powers are held by Mark Lee, Manager.
(17) The Company has been informed that voting and dispositive powers are held by Stephen J. Wilensky, Trustee.
(18) The Company has been informed that voting and dispositive powers are held by J. Brizzoara, General Counsel.
(19) The Company has been informed that voting and dispositive powers are held by Jonathan P. Knight, President/Director.
(20) The Company has been informed that voting and dispositive powers are held by Charles D. Howell, Trustee.
(21) The Company has been informed that voting and dispositive powers are held by John Silverman.
(22) The Company has been informed that voting and dispositive powers are held by Steven S. Rogers.
(23) The Company has been informed that voting and dispositive powers are held by Keith Goodman, Manager.
(24) The Company has been informed that voting and dispositive powers are held by William B. Wachtel, President.
(25) The Company has been informed that voting and dispositive powers are held by Gina DiMento, Chief Legal Officer and Vice President.
(26) The Company has been informed that voting and dispositive powers are held by William C. Martin, Chairman.
(27) The Company has been informed that voting and dispositive powers are held by John S. Lamak, General Partner.
(28) The Company has been informed that voting and dispositive powers are held by Adam C. Chill.
(29) The Company has been informed that voting and dispositive powers are held by Jim Hildenbrand, President.
(30) The Company has been informed that voting and dispositive powers are held by Bruce N. Warner, Executive Vice President.

                              PLAN OF DISTRIBUTION

     The shares may be sold from time to time by the selling shareholders or by pledges, donees, transferees or other successors in interest. Such sales may be made in the over-the-counter market or on any stock exchange on which the common stock of the Company may be listed at the time of sale or otherwise at prices and terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares may be sold by one or more of the following:

        o ordinary brokerage transactions and transaction in which the broker-dealer solicits purchasers;
        o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
        o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
        o an exchange distribution in accordance with the rules of the applicable exchange;
        o   privately-negotiated transactions;
        o broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;
        o   a combination of any such methods of sale; and
        o   any other method permitted pursuant to applicable law.
        o The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this Prospectus.

     Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. In the event anyone other than those listed, e.g., pledges, assignees, donees, etc. intends to use the Prospectus to sell the shares , we will file a post-effective amendment to that effect. Such post-effective amendment will list any pledgee, assignee, donee, etc. and any agent, broker, dealer, etc. and disclose the applicable compensation arrangements.

     We have agreed to pay for costs and expenses incident to the issuance, offer, sale and delivery of the shares of common stock offered by the selling shareholders, including all expenses and fees of preparing, filing and printing the registration statement of which this Prospectus is a part and related exhibits, amendments and supplements thereto and mailing of such items. We will not pay sales or brokerage commissions or discounts with respect to sales of the shares offered by the selling shareholders.

     Any broker-dealers or agents that are involved in selling the shares are "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. No selling shareholder is a registered broker-dealer; however, some selling shareholders may be registered persons.

     We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling shareholders, but excluding brokerage commissions or underwriter discounts. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities under the Securities Act.

     Regulation M promulgated by the SEC prohibits the selling shareholders and their affiliates from, directly or indirectly, bidding for, purchasing, or attempting to induce any person to bid for or purchase, the Company's common stock at any time during the distribution of the stock covered by this Prospectus.

     In addition, our stock is subject to the SEC's penny stock regulations. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

                         DIVIDEND POLICY AND MARKET DATA
Dividends

         We have no current plans to pay any future cash dividends on the common stock. Instead, we intend to retain all earnings, other than those required to be paid to the holders of the preferred stock, to support our operations and future growth. The payment of any future dividends on the common stock will be determined by the Board of Directors based upon our earnings, financial condition and cash requirements, possible restrictions in future financing agreements, if any, restrictions in the Certificates of Designation for the preferred stock, business conditions and such other factors deemed relevant. We pay or accrue dividends quarterly to the holders of our preferred stock at a rate of 9% per year. We have suspended the payment of cash dividends to the holders of our preferred stock until we attain a sustainable level of profitability and have a positive net worth. As of September 30, 2006, a total $244,222 in dividends have been accumulated but not declared.

Market Information

         The common stock is traded on the OTCBB under the symbol RSHF. The quotations below reflect inter-dealer prices, without retail markup, markdown or commissions and may not represent actual transactions. The following table shows the closing price range of our common stock for the time periods indicated:

                   FROM            TO         HIGH        LOW
                 1/1/2004      3/31/2004     $ 0.65     $ 0.32
                 4/1/2004      6/30/2004     $ 0.60     $ 0.35
                 7/1/2004      9/30/2004     $ 0.51     $ 0.19
                10/1/2004     12/31/2004     $ 0.27     $ 0.20
                 1/1/2005      3/31/2005     $ 0.30     $ 0.24
                 4/1/2005      6/30/2005     $ 0.27     $ 0.17
                 7/1/2005      9/30/2005     $ 0.23     $ 0.16
                10/1/2005     12/31/2005     $ 0.31     $ 0.22
                 1/1/2006      3/31/2006     $ 0.41     $ 0.20
                 4/1/2006      6/30/2006     $ 0.41     $ 0.20
                 7/1/2006      9/30/2006     $ 0.25     $ 0.22

Holders

         As of July 21, 2006, there were approximately 206 holders of record and about 1,300 beneficial holders of our common stock. There were also 165 holders of our preferred stock and 18 holders of our 12% Senior Secured Convertible Bonds (the "Bonds").


                             BUSINESS AND PROPERTIES
History

         The Company was originally founded in 1990 as a traditional financial services company that grew rapidly from a start-up into a retail brokerage organization with a nationwide account base and network of agents and registered representatives for the sale of investment products. Rush's common stock began trading on the Nasdaq SmallCap Market under the symbol "RFGI" following our initial public offering in April 1998. In 2000, we launched a multi-million dollar proprietary technology development initiative in response to the burgeoning market for direct access online trading. After more than three years of development and successful beta testing, we introduced our direct access technology platform in August 2002 under our RushTrade(R) brand. This technology will be the primary trading platform for the organization's broker-dealer efforts. On August 23, 2002 the stock moved to the OTCBB Market after its delisting from the Nasdaq SmallCap Market.

         As part of our repositioning as a real-time financial technology development and direct access online financial services company, the board of directors approved a name change to Rush Financial Technologies, Inc., which became effective upon shareholder approval and the filing of amended articles of incorporation with the Secretary of the State of Texas in January 2004. With the name change, our ticker symbol on the OTCBB was changed to "RSHF."

         The RushTrade business model integrates a multi-channel, multi-product offering with our proprietary technology. Terra Nova and RushTrade's sales and marketing programs, strategic alliances and potential licensing arrangements drive our growth strategy.

         On March 30, 2006, we entered into a Membership Interest Purchase Agreement (the "Purchase Agreement") with TFS providing for the Company to purchase from TFS 100% of the outstanding membership interests of Terra Nova Market, Wise Securities, LLC and Market Wise School. Terra Nova, the most significant part of this acquisition had annual revenue in 2005 in excess of $40,000,000.

         The Company is a holding company that operates through three principal operating subsidiaries:

         Terra Nova is a leading direct access self-clearing broker-dealer committed to providing the trading tools and services necessary for the client to succeed. The diverse product offering and diverse client base combined with a network of partnerships and alliances, Terra Nova gives its customers options in a changing marketplace. Terra Nova is recognized as a pioneer and leader in the world of electronic trading, and is a trusted online direct access broker-dealer for Institutional, Wholesale and Direct clients. From a self-clearing standpoint, Terra Nova processes transactions of a diverse product offering on its own proprietary system

         RushGroup is a wholly owned subsidiary of the Company. RushGroup is a registered Service Bureau and member of the Certified Partners program with the NASDAQ. RushGroup serves as our financial technology development subsidiary, which develops and operates proprietary real-time portfolio management software products, advanced order management systems, direct-access trading software applications and a data service center. Utilizing a number of proprietary technologies and its exclusive Direct Access Routing Technology (DART(TM)), an intelligent order routing system, RushGroup offers real-time market data platforms and direct access trading systems to NASD member broker/dealers, institutional portfolio managers and traders.

         RushTrade is a wholly owned subsidiary of the Company. RushTrade, a fully-disclosed introducing broker/dealer and member of the NASD, PCX and SIPC, offers securities and direct access online brokerage, trading and advanced order routing services to its retail customers utilizing RushGroup's software products. RushTrade customer accounts are insured up to $25 million and are held at a third-party clearing firm. RushTrade is registered in all 50 states and accepts customers from most foreign countries. Customer accounts are self-directed, and RushTrade does not provide advice or make trade recommendations. For more information about RushTrade and our products, please visit www.rushtrade.com and www.rushgroup.com.

         Other inactive subsidiaries that are not material to the ongoing operations of the Company include:

         Market Wise School is an educational facility specializing in the financial markets. Its mission is to support traders and investors in their quest to achieve financial freedom and success. MarketWise promotes that the educated trader and investor owns a true statistical edge to beat the street. MarketWise teaches a method of reading market psychology, technical analysis complemented by fundamental analysis, while also teaching methods of recognizing and following trend analysis. MarketWise is dedicated to the follow-up once the individual begins to trade, reinforcing both good activities while finding opportunities for improvement.

         Market Wise Securities is a registered broker-dealer authorized to do business in a limited number of states. Currently MarketWise Securities introduces clients to Terra Nova. Plans are being reviewed to determine the ultimate use for this entity.

Products

         RushGroup has exclusively developed and supports several proprietary products: RushTrade Direct, a Level I browser-based product, RushTrade Direct Plus, a streaming Level I software-based product, and RushTrade Direct Pro, a Level II software-based product. RushGroup offers real-time financial services technologies, direct access trading applications, and Advanced Order Management Systems ("OMS"), to the online brokerage and institutional trading industry. RushGroup's products have been fully validated in the market, having executed a total share market value of over $2.3 billion in its first year of operations.

         RushTrade, along with other providers, was featured in several Bear Stearns & Co. Inc's Financial Technology reports and has also been featured in Barron's and in Active Trader magazine. In the Barron's March 8, 2004 Online Brokers Survey, RushTrade was rated "...among the Best Direct-Access Brokers for Active Traders." In the March 7, 2005 and March 6, 2006 issues of Barron's, awarded RushTrade its "Four Star Rating". RushTrade provides customers direct-access to the markets, electronically bypassing third party market makers in most cases. In contrast, most on-line brokerage firms route orders to the firm's market maker desk or to third party wholesalers with "payment for order flow" arrangements that normally inhibit the customer's price, speed and quality of execution.

         With portfolio management tools that include real-time "straight-through" posting of trade positions and account balances, the technological advancements made in RushTrade Direct Pro software constitute the third generation (3G) trading software that is much more efficient than that of the traditional online firms. RushGroup's software is "thin" and efficient compared to older "legacy" software trading platforms and we believe our data center can host 200% to 300% more users per server than our competitors.

Broker-Dealer Products

         Terra Nova offers a diverse product offering including

            o    equities
            o    options
            o    futures
            o    commodity options
            o    fixed income products
            o    mutual funds and
            o    Forex

         Terra Nova is a full service agency broker-dealer. The clients primarly trade on a self-directed basis through the front end trading platforms, but may also transact trades through the Terra Nova trade desk.

         Terra Nova's primary trading technology will be the RushGroup's product offering. In addition, Terra Nova expects to continue to offer other front end trading platforms.

Broker-Dealer Technology

         Terra Nova currently owns its proprietary software used to enable it to self-clear the broker-dealer transactions. This software, acquired in 2004 and continually enhanced, allows Terra Nova to control the clearing process while allowing for scale in transactions. This business model has provided Terra Nova with a lower cost model with substantially increased control of back office functions.

Technology

         RushGroup's Technology Unit and Software Development Team align well with its strategic direction to expand rapidly in the financial technology and direct access online trading space. RushGroup continues to strengthen its product offerings and enhance both features and functionality.

         RushGroup's data service center processes and delivers real-time market data, quotes, charts, advanced studies, etc., and its "Execution Server," utilizing DART, a proprietary intelligent or "smart" order routing technology which has connections to the major exchanges and ECNs, empowers customers, in most cases, to bypass the "middlemen" or market makers that seek to profit from customer order flow. Within milliseconds, DART automatically scans the available market for the best price and routes the order to that particular market participant. RushTrade's marketable limit orders are usually routed, executed and filled in less than 1 to 2 seconds.

         Developed by RushGroup's software engineers in collaboration with experienced traders, DART's "smart" order routing is accomplished by an innovative proprietary trading algorithm along with other proprietary features. RushGroup currently has under development additional Advanced Order Types, as well as other trade management and portfolio risk management tools.

Market Opportunities

         Demographic shifts and new technologies always drive change. Electronic brokerage, electronic clearing and electronic order matching is changing the retail brokerage and institutional trading industry. In addition, recent regulatory actions are opening up new opportunities for RushGroup's products and services. Various regulatory agencies are requiring modifications to long-established practices such as "payment-for-order-flow" between market makers, "soft dollar" arrangements to trading firms in exchange for research coverage, and more disclosure and transparency in other trading practices. RushTrade is positioning itself to benefit from the convergence of these industry trends and regulatory changes. We believe that new technologies have begun to erode the dominance previously enjoyed by a few large players such as Bloomberg, Sunguard, ILX/Thompson, and Reuters. New market opportunities have emerged for new providers like RushGroup, who can more efficiently and cost effectively deliver financial tools and information.

         We believe that we will be able to capitalize on these market opportunities with our easy-to-use, multi-product offering, and low cost operational infrastructure, and therefore can position the Company as a low cost leader in the market.

Marketing

         Today, electronic and algorithmic trading is becoming a dynamic force representing over one-third of total trading volume on the New York Stock Exchange ("NYSE") and NASDAQ. According to Bear Stearns & Co. Inc., at the end of 2005 there were over 22.6 million online accounts, up 5% from 2004. In the past year, the number of online retail accounts increased slightly, while the demand for DMA technology by institutional accounts continued to skyrocket, due to greater focus on execution quality and increased algorithmic trading.

         As DMA technology becomes more commonplace among institutions, we expect semi-professionals to account for a smaller portion of overall NYSE and NASDAQ share volume. On the other hand, many industry experts argue that with the implementation of Regulation NMS in 2006 and the resulting "electronification" of the NYSE and other regional exchanges, semi-professional volumes could actually increase.

         It is apparent that semi-professional traders are transforming themselves into semi-professional portfolio managers or small emerging hedge funds referred to by Bear Stearns & Co. Inc. and others as "Instividuals." Increasingly, these "Instividuals" are demanding the types of tools and services that were once used only by portfolio managers/institutions. The Company expects to position itself to penetrate receptive markets in both retail direct access online space as well as the institutional market.

Growth Strategy

         We have two core businesses with two primary channels of distribution for our products and services. Currently driving our revenue growth is our direct-access self-clearing broker/dealer subsidiary, Terra Nova (as well as RushTrade) are both are NASD and SIPC members registered in all 50 U.S. states and accepts new customers from most foreign countries.

         We are executing a low cost "guerrilla" sales and Internet marketing strategy in addition to our strategic alliances that are producing sustained rates of sales growth. Through our Internet advertising, we have been seen on Google, CBS Market Watch, Big Charts, Kiplinger, CNN.com, MSN, C/Net, Ask Jeeves, Elite Trader, Info Space, AOL, Alta Vista and Yahoo Finance. Visits to our web domains, www.terranovatrading.com, www.daytrade.com and www.rushtrade.com, have created a web traffic that generates most of our current sales leads. We believe that we can position ourselves as a low cost leader in the retail direct access market as we prepare to launch our products and services in the institutional marketplace.

         Another significant component of our growth strategy currently comes from various marketing partners and strategic alliances. This is a significant part of the growth strategy going forward. We believe that Terra Nova and RushTrade will perform well , since they are nationally recognized by various experts, including Barron's and others who review and comment on this industry.

Strategic Alliances

         We have established strategic alliances or joint marketing arrangements with eSignal, Knobias Holdings Inc. ("Knobias"), Online Trading Academy ("OTA") and others. These arrangements, depending on the terms of the relationship, provide joint marketing opportunities that are expected to enhance our ability to acquire new customers, lower our customer acquisition costs and/or provide education and other resources that improve our customer retention.

Competition

         The retail and online brokerage industries are highly competitive with many large, diversified, well-capitalized brokerage firms, financial institutions and other organizations. The Company, in many instances, competes directly with organizations that are well capitalized and that have substantial name brand recognition for market share of commission dollars. We believe our competitors in the direct access online trading industry are those that provide direct-access software for their customers, including REDIPlus, RealTick, CyBerTrader, E*TRADE Pro, Gr8trade, TradeStation, Interactive Brokers and others..

         Most of the Company's competitors are larger, well capitalized organizations that offer a full range of investment products. Several of these competitors in recent months have lowered the commissions they charge their customers, and have reduced or eliminated charges for software subscriptions. RushTrade has lowered its commissions and software license fees to be more competitive and believes it is able to compete in this market, although dominated by larger companies, due to its new-generation product offerings, low cost operational infrastructure and responsive customer service.

Employees

         We have a total of 15 full time employees located in our offices in Dallas, Texas and we retain three independent contractors. We have 72 employees located in our offices in Chicago, Illinois. All are fulltime employees and we retain two independent contractors.

Properties

         We lease 3,800 square feet at the Dallas Galleria One Office Tower, Dallas, Texas. We lease approximately 15,000 square feet at the 100 South Wacker Drive office, Chicago, Illinois. We believe these facilities are adequate to meet our requirements at the current level of business activity.

Regulation

         Our business is subject to a high degree of regulation. The securities business is one of the most highly regulated industries in the United States, and regulatory pressures can have a direct effect on our operations.

         RushTrade and Terra Nova are subject to regulation by the SEC, the NASD, the SIPC, Various State Securities Boards, and the securities exchanges. The NASD and State Securities Boards regularly inspect their books and records to determine compliance with laws applicable to securities dealers. Under the rules of the SEC and NASD, broker/dealers are required to maintain varying levels of net capital. Any deficiencies in net capital due to losses or otherwise can result in regulatory action including fines, suspensions and sanctions. At December 31, 2005, RushTrade had net capital of $67,637 and net capital requirements of $5,843. RushTrade's ratio of aggregate indebtedness to net capital was 1.17:1. The SEC permits a ratio of no greater than 15 to 1. At December 31, 2005, Terra Nova had net capital of $5,020,306 and net capital requirements of $1,500,000. Terra Nova is required to maintain "net capital" equivalent to $1,500,000 or two percent of "aggregate debit items" arising from customer transactions, whichever is greater, as these terms are defined. Terra Nova and RushTrade are currently not the subject of any material regulatory deficiencies or legal proceedings with any regulatory authority.

         Our management is subject to regulation by the SEC and state securities regulators. Such regulation covers testing and background checks on our officers and employees, review and approval of business methods, compensation structures, advisory agreements and advertising.

Legal Proceedings

         From time to time we are involved in certain legal actions arising in the ordinary course of business. It is the opinion of management that such litigation can be resolved without a material adverse effect on our liquidity, financial position or results of operations.

         On December 27, 2004, in Waymark Internet Services, Inc. v. Rush Financial Technologies, Inc.; Cause No. 04-12776-K; 192nd Judicial District Court, Dallas County, Texas, a vendor filed a claim in Dallas District Court claiming a total of $52,870 in damages. We dispute the amount of the claims and plan to vigorously defend the Company in this matter. At March 31, 2006 we estimate our liability for this claim to be approximately $11,000, and accordingly have recorded a liability for this amount. We are in the early stages of discovery and a trial setting has been postponed until February 5, 2007.

          On April 17, 2003, in E.F. (Mickey) Long, II, et al. v. Rushmore Financial Group, Inc, Rushmore Securities Corporation ("RSC") and D.M. "Rusty" Moore; NASD Dispute Resolution Arbitration No. 03-01451, a group of former securities representatives of RSC filed for NASD Dispute Resolution, naming the Company and Mr. Moore as defendants. The former representatives are claiming $178,288 in commissions. At December 31, 2003 we estimated our liability to be $43,000 and recorded an accrual for this amount. In 2004 we negotiated a settlement with the representatives in the amount of $98,750 but RSC has been unable to pay this claim. Since no payments have been made RSC became subject to an agreed arbitration award in the total sum of $129,425. The entire liability of $129,425 has been accrued at March 31, 2006.

         RSC was subject to a joint NASD and SEC examination in the second quarter of 2002. As a result of this examination the Company has accrued a liability of $25,000 at March 31, 2006 to account for a possible NASD fine. This is management's best estimate of the ultimate liability to RSC.

         The Office of Foreign Assets Control ("OFAC") has indicated to Terra Nova that it believes that Terra Nova violated U.S. economic sanctions against Iran by opening, through a branch office MB Trading, an account for an individual resident of Tehran, Iran. The account in question, which funded with less than $5,000 and was open for approximately one month, engaged in securities trading for approximately fifteen days. OFAC has indicated that it believes that the foregoing gives rise to an assessable penalty of $458,998 against Terra Nova, prior to taking into account any mitigating factors, and, under published guidelines, could result in a reduction of the penalty by as much as 75% to $114,750. Terra Nova is engaged in settlement discussions with OFAC concerning such mitigating factors and the amount of the penalty imposed.

         Other than this pending matter, the Company is not aware of, and has a policy against, any past, present or future contacts with any citizen of Iran or its government. The measures we have implemented to insure compliance with the policy going forward are the following: insure all new accounts are reviewed and approved by a manager, implement an additional review of all new accounts using a third party vendor to review OFAC and Patriot Act compliance, from a system perspective eliminate the option of an Iran citizenship in the system that manages the account/customer related data, and perform credit checks on each new customer.. This incidental, unintended provision of a securities trading account to a single individual account is not believed to impose any material investment risk to a purchaser of our shares. The potential OFAC penalty has been reserved for in our financial statement since 2004 and the total amount thereof is under negotiation and well within the amount reserved. In addition, we are not aware of any investment in our shares by US and State agencies that require reporting and disclose of companies that have done any business in countries such as Iran that are listed by the US State Department as state sponsors of terrorism.

         In February 2004, in State Farm Insurance Company vs Terra Nova Trading, L.L.C. et al. Case No. 04 CH 1056, Circuit Court of Cook County, Chicago, Illinois, State Farm Insurance Company is seeking a declaration that State Farm does not owe a defense or indemnity obligation to Terra Nova Trading, L.L.C. arising out of State Farm's policies of insurance sold to Terra Nova during the relevant time periods. Terra Nova intends to vigorously defend the claim and believes it has meritorious defenses against State Farm for bad faith and seeks to recover its legal fees and costs arising from its defense in a litigation matter for which Terra Nova won a jury verdict in 2004. Furthermore, Terra Nova has filed a counterclaim.

We establish liabilities when a particular contingency is probable and estimable. For contingencies noted above, we have accrued amounts considered probable and estimable. We are not aware of pending claims or assessments, other than as described above, which may have a material adverse impact on our liquidity, financial position or results of operation.



                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS



         The information presented in this section should be read in conjunction with the information contained in the consolidated financial statements, including the notes thereto, and the other financial statements appearing elsewhere in this Prospectus. At September 30, 2006, we had $232,273,738 in current liabilities, and current assets of $242,678,464. Also, we have net losses of $3,180,331 and $2,496,637during the years ended December 2005 and 2004, respectively, and $2,899,130 during the first nine months of 2006.
Although we believe that we currently have sufficient working capital to support our operations until we reach a sustainable level of profitability, these matters raise substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

General

         Certain statements contained in this Prospectus and other written material and oral statements made from time to time by us do not relate strictly to historical or current facts. As such, they are considered "forward-looking statements" that provide current expectations or forecasts of future events.
Such statements are typically characterized by terminology such as "believe,"
"anticipate," "should," "intend," "plan," "will," "expect," "estimate,"
"project," "strategy" and similar expressions. Our forward-looking statements generally relate to the prospects for future sales of our products, the success of our marketing activities, and the success of our strategic corporate relationships. These statements are based upon assumptions and assessments made by our management in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors our management believes to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including the following: our ability to achieve profitable operations and to maintain sufficient cash to operate its business and meet its liquidity requirements; our ability to obtain financing, if required, on terms acceptable to it, if at all; the success of our research and development activities; competitive developments affecting our current products; our ability to successfully attract strategic partners and to market both new and existing products; exposure to lawsuits and regulatory proceedings; our ability to protect our intellectual property; governmental laws and regulations affecting operations; our ability to identify and complete diversification opportunities; and the impact of acquisitions, divestitures, restructurings, product withdrawals and other unusual items. A further list and description of these risks, uncertainties and other matters can be found elsewhere in this Prospectus. Except as required by applicable law, we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Summary of Financial Information

Balance Sheet Data                                       September 30,   December 31,
                                                              2006           2005
                                                           Unaudited
Total assets                                             $ 261,200,852   $  1,693,361
Cash segregated in compliance with federal regulations     159,636,400           --
Restricted cash                                                   --           31,000
Capitalized software development costs, net                  1,855,202        595,966
Preferred Stock Subscribed                                        --           31,000
Total current liabilities                                  232,273,738      3,439,843
Total liabilities                                          232,594,885      3,770,642
Total shareholders' equity (deficit)                        28,605,967     (2,077,281)



                                                     Nine Months Ended                  Year Ended
Statement of Operation Data                      September 30, (Unaudited)             December 31,
                                               ----------------------------    ----------------------------
                                                   2006            2005            2005            2004
                                               ------------    ------------    ------------    ------------
 Revenues                                      $ 22,865,293    $  1,642,073    $  2,345,583    $  2,200,368
 Operating loss                                  (2,662,751)     (2,008,945)     (3,059,449)     (2,233,902)
 Net loss atributable to common shareholders    (26,642,800)     (2,147,478)     (3,239,770)     (2,557,426)
Net loss per common share                             (0.71)          (0.07)          (0.10)          (0.13)

Overview

         Rush is a holding company that operates through three principal operating subsidiaries:

         Terra Nova is a direct access self-clearing broker-dealer with a diverse product offering and diverse client base combined with a network of partnerships and alliances, and superior service, Terra Nova is recognized as a pioneer and leader in the world of electronic trading, and is a trusted online direct access broker-dealer for Institutional, Wholesale and Direct clients. From a self-clearing standpoint, Terra Nova processes transactions of a diverse product offering on its own proprietary system.

         RushGroup Technologies, Inc. ("RushGroup") is a wholly owned subsidiary of the Company. RushGroup is a registered Service Bureau and member of the Certified Partners program with the Nasdaq Stock Market. RushGroup serves as our financial technology development subsidiary, which develops and operates proprietary real-time portfolio management software products, advanced order management systems, direct-access trading software applications and a data service center. Utilizing a number of proprietary technologies and its exclusive Direct Access Routing Technology (DART(TM)), an intelligent order routing system, RushGroup offers real-time market data platforms and direct access trading systems to National Association of Securities Dealers ("NASD") member broker/dealers, institutional portfolio managers and traders.

         RushTrade Securities, Inc. ("RushTrade") is a wholly owned subsidiary of the Company. RushTrade, a fully-disclosed introducing broker/dealer and member of the NASD, PCX and SIPC, offers securities and direct access online brokerage, trading and advanced order routing services to its retail customers utilizing RushGroup's software products. RushTrade customer accounts are insured up to $25 million and are held at a third-party clearing firm. RushTrade is registered in all 50 states and accepts customers from most foreign countries. Customer accounts are self-directed, and RushTrade does not provide advice or make trade recommendations. For more information about RushTrade and our products, please visit www.rushtrade.com and www.rushgroup.com.

         RushTrade's premier online trading platform utilizes our exclusive, proprietary DART offering various software applications and direct access trading products to meet the needs of active online investors. These technologies are designed to provide real-time quotes and high quality trade executions in the U.S. equities markets, including multiple direct access trading routes, streaming real-time quotes, charts and other advanced decision support tools. The RushTrade and Terra Nova business model integrates state-of-the-art technology and low cost operational infrastructure with an education program that serves to generate end-user customers. We believe our marketing programs, strategic alliances and potential licensing arrangements give us the opportunity for significant revenue growth.

         Other Inactive Subsidiaries:

         Market Wise Stock Trading School, LLC
         Market Wise Securities, LLC

Critical Accounting Policies

         The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States, which require us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements, and revenues and expenses during the periods reported. Actual results could differ from those estimates. We believe the following are the critical accounting policies, which could have the most significant effect on our reported results and require the most difficult, subjective or complex judgments by management.

Stock-Based Compensation Expense

         On January 1, 2006, we adopted Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payment" ("FAS 123(R)"), that addresses the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for either equity instruments of the enterprise or liabilities that are based on the fair value of the enterprise's equity instruments or that may be settled by the issuance of such equity instruments. The statement eliminates the ability to account for share-based compensation transactions, as we formerly did, using the intrinsic value method as prescribed by Accounting Principles Board, or APB, Opinion No. 25, "Accounting for Stock Issued to Employees," and generally requires that such transactions be accounted for using a fair-value-based method and recognized as expenses in our consolidated statement of operations.

         We adopted FAS 123(R) using the modified prospective method which requires the application of the accounting standard as of January 1, 2006. Our consolidated financial statements as of and for the first quarter of 2006 reflect the impact of adopting FAS 123(R). In accordance with the modified prospective method, the consolidated financial statements for prior periods have not been restated to reflect, and do not include, the impact of FAS 123(R). See
Note 9 "Stock-Based Compensation" in the accompanying financial statements for the year ended December 31, 2005 on page F-59 for further details.

         Stock-based compensation expense recognized during the period is based on the value of the portion of stock-based payment awards that is ultimately expected to vest. Stock-based compensation expense recognized in the consolidated statement of operations during the first quarter of 2006 included compensation expense for stock-based payment awards granted prior to, but not yet vested, as of December 31, 2005 based on the grant date fair value estimated in accordance with the pro forma provisions of Financial Accounting Standard No.148, "Accounting for Stock-Based Compensation -- Transition and Disclosures" ("FAS 148") and compensation expense for the stock-based payment awards granted subsequent to December 31, 2005, based on the grant date fair value estimated in accordance with FAS 123(R). FAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. As stock-based compensation expense recognized in the statement of operations for the first quarter of 2006 is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. In the pro forma information required under FAS 148 for the periods prior to 2006, we accounted for forfeitures as they occurred.

Capitalization of Software Development Costs

         In accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," internally generated software development costs associated with new products and significant enhancements to existing software products are expensed as incurred until technological feasibility has been established. Software development costs that qualify for capitalization include the salaries and benefits of the software engineers assigned to the products, internal and external quality assurance testing costs, overhead allocations primarily associated with rent and facilities costs and the costs of outsourced development activities. Software development costs not qualifying for capitalization are recorded as product development expense. Capitalized software development costs, including purchased software, if any, are amortized using the greater of the revenue method or the straight-line method generally with useful lives of three years or less. At each balance sheet date we evaluate the estimated net realizable value of each software product and when required, record write-downs of net book value to net realizable value of any products for which the net book value is in excess of net realizable value. The net realizable value is the estimated future gross revenue of each product reduced by the estimated future costs of completing and disposing of that product, including the costs of completing in process development and customer support. Estimated future gross revenues have been based on market potential, other competitive platforms, product penetration, platforms, current customer account growth rate and other market factors. We determined that no write-down of capitalized software development costs was required during the years ended December 31, 2005 and 2004. As of December 31, 2005 and 2004, the total of all capitalized software development costs was $2,726,596 and $2,548,009, respectively.

         During 2005 and 2004, we amortized $400,242 and $692,250 of software costs, respectively, using an estimated useful life of three years.

Goodwill

         Goodwill is the excess of the purchase price paid and liabilities assumed over the estimated fair market value of net assets acquired at the date of acquisition. We account for goodwill using Statement of Financial Accounting Standards No. 142 "Goodwill and Intangible Assets" ("SFAS 142"). In accordance with SFAS 142, goodwill is not amortized but is reviewed for impairment annually or more frequently if impairment indicators arise.

Valuation of Long-lived Assets

         We evaluate the carrying value of long-lived assets whenever events or changes in circumstances indicate that the carrying amount may not be fully recoverable. If the total of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized based on the amount by which the carrying value exceeds the asset's fair value.

Revenue Recognition

         Investment services revenues consist of commission revenue, other brokerage related revenue, user fees and interest income. Commission revenue and related expenses on securities transactions are recorded on a settlement date basis. Other brokerage related revenue consists of fees and rebates when orders are routed through exchanges and ECNs and are recorded on a trade date basis as security transactions occur. User fees are charges for the use of the Company's software execution platform. Revenues from user fees are recognized on a monthly basis as services are provided to account holders. Interest income consists primarily of the Company's portion of the income generated by charges to customers on margin balances and customer cash held and invested by the Company's clearing firm, offset by interest paid to customers on their credit balances. Interest is recorded at calendar month end on settled balances.

RESULTS OF CONTINUING OPERATIONS

         Prior to the purchase of Terra Nova and related companies we had two core businesses with two primary channels of distribution for our products and services. Our past revenue growth has been from our direct-access broker/dealer subsidiary, RushTrade, an NASD and SIPC member that is registered in all 50 U.S. states and accepts customers from most foreign countries. We are executing a low cost sales and Internet marketing strategy in addition to our strategic alliances that is producing sustained rates of sales growth. Visits to our web domains, www.daytrade.comand www.rushtrade.com, have created a growing web traffic that generates most of our sales leads. However, we expect our future revenue growth to be driven by Terra Nova.

         Our segments have been identified based on products and services offered as well as risks assumed in a manner consistent with the data utilized by the chief executive officer in evaluating operations. RushTrade offers broker/dealer services, and its operations have been included in the Investment Services segment. The Software Services segment is comprised of RushGroup, formerly RushTrade Software Services, Inc., which offers licensing of the RushTrade direct access software and other arrangements and is expected to become a new stream of revenue for us. There is ongoing development activity on the software to enhance its use to outside entities; however, we have received only minimal revenue to date related to the Software Services segment.

Three Months and Nine Months Ended September 30, 2006 and 2005:

Revenues

         The following table sets forth the components of our revenues for the periods indicated:


                      Three Months Ended September 30,    Nine Months Ended September 30,
                      --------------------------------   --------------------------------
      Revenue              2006              2005             2006              2005
-------------------   --------------    --------------   --------------    --------------
Investment Services   $   12,521,944    $      597,262   $   22,852,258    $    1,594,311
Software Services              2,210             2,128            5,580             5,798
Corporate                    (23,044)           10,028            7,455            41,964
                      --------------    --------------   --------------    --------------
      Total           $   12,501,110    $      609,418   $   22,865,293    $    1,642,073
                      ==============    ==============   ==============    ==============

         Total revenue for the third quarter and for the first nine months increased $11,891,692, or 1,951%, and $21,223,220, or 1,292%, respectively from
2005 to 2006. This increase reflects the substantially increased revenue from the acquisition of Terra Nova.

         Investment services revenue for the third quarter increased
$11,924,682, or 1,997%, from 2005 to 2006, and for the first nine months increased $21,257,947, or 1,333%. These increases are due primarily to the acquisition of Terra Nova. Revenues from the Investment Services segment are expected to increase due to organic sales and growth in marketing.

         Corporate revenues for the third quarter and for the first nine months decreased $33,072, or 330% and $34,509, or 82%, respectively, from 2005 to 2006.
This decrease represents trailing commissions from Rushmore Insurance Services.
This line of business was deconsolidated as a result of an agreement with a former employee/director to revoke and rescind the Company's option to purchase all the shares in Rushmore Insurance Services, all related revenues and expenses are classified as corporate. This reflects no material effect on the operation or future business plan for the Company.

         To date revenues from Software Services segment are minimal. In the future, we expect revenues from this segment to grow by offering the products to the Terra Nova client base and through sales to third party clients.

Expenses

         The following table sets forth the components of our expenses for the periods indicated:

                      Three Months Ended September 30,    Nine Months Ended September 30,
                      --------------------------------   --------------------------------
      Expense              2006              2005             2006              2005
-------------------   --------------    --------------   --------------    --------------
Investment Services   $   11,684,567    $      490,919   $   21,723,297    $    1,464,088
Software Services            460,313           388,723        1,228,764         1,238,688
Corporate                  1,284,017           337,548        2,812,363         1,042,196
                      --------------    --------------   --------------    --------------
      Total           $   13,428,897    $    1,217,190   $   25,764,424    $    3,744,972
                      ==============    ==============   ==============    ==============

         Total expenses, primarily due to the acquisition of Terra Nova and MW School, including interest expense, for the third quarter and for the first nine months, increased $12,211,707 or 1,000%, and $22,019,452 or 588%, respectively, from 2005 to 2006.

         For the three and nine months ended September 30, 2006, Investment Services expenses increased 2,280%, or $11,193,648, and $20,259,209, or 1,384%
respectively, related to the acquisition of Terra Nova and the corresponding increase of transactions and related expenses. Expenses from the Investment Services segment are expected to overall increase although the increase in of transactions and the corresponding expenses will be decreased by the synergies gained in combining RushTrade into Terra Nova.

         Software Services expenses increased $71,590, or 18%, in the third quarter, and decreased $9,924, or 1% for the first nine months due to the costs associated with the implementation of added infrastructure of Rush Group to accommodate additional customers and growth. Software services expenses are expected to overall increase as new software users are added, this increase will be offset by the synergies and savings gained from moving to a new co-location facility.

         Corporate expenses increased $946,469 or 280%, and $1,770,167, or 170% for the third quarter and for the first nine months, respectively, resulting from additional administrative costs to implement the acquisition, the adaptation of FAS123R and the expenses relating to the issuance of warrants to employees and directors during May 2006 and August 2006

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Revenues

         Total revenues increased $145,215 or 7% from $2,200,368 in 2004 to $2,345,583 in 2005. The increase in revenues is primarily a result of the growth in new accounts, trade volume, software user fees and other related revenues from RushTrade and reflects the increased acceptance of our products and the limited success of our marketing efforts.

         Investment services' revenues showed an 11% increase from $2,053,415 in 2004 to $2,291,512 in 2005. RushTrade, like most broker/dealers, is dependent on the overall activity in the United States equity and options markets. RushTrade will continue to devote resources toward marketing its online direct access trading platforms and increasing the overall customer base, which should continue to drive increases in trade volumes and revenues. Discontinuing our traditional retail brokerage business, RSC and Rushmore Insurance Services, now reported in the Corporate segment, caused our revenue to decline from years prior to 2004. Our sales and marketing efforts for the RushTrade platforms are beginning to show results. Since the release of the RushTrade products in late 2002, RushTrade has experienced increases in new accounts, share/trade volume and customer account assets. See "Description of Business - Growth Strategy on page 28."

         We have received only minimal revenue from licensing our software products to outside entities. We have had preliminary discussions with several institutions and brokerages about the licensing of various software components or applications of the RushTrade platforms, but various software applications are still under development for the Back Office Management ("BOM") tool and are not expected to be released until at least the second quarter of 2006. Further discussions with potential licensees will depend upon completion of the BOM. With the purchase of LostView in February 2004, our software services revenue increased from zero in 2003 to $105,648 in 2004, primarily from LostView's historic stream of revenue. However, as we began to focus more on developing our proprietary products, the LostView revenue from outside entities decreased to $7,273 in 2005. As applications of the BOM tool are completed and additional multi-firm functionality is added, RushGroup's real-time market data services and software trading platforms will be ready for deployment in the marketplace.

         Corporate revenue increased from $41,305 in 2004 to $46,798 in 2005, a 13% increase from 2004 to 2005. Corporate revenue consists primarily of the residual income derived from RSC and Rushmore Insurance Services.

Expenses

         Total expenses, including interest expense, increased $828,909, or 18%, from $4,697,005 in 2004 to $5,525,914 in 2005. Significant changes include a $420,000 write-off of goodwill and intangibles, $285,000 decrease in depreciation expenses, $380,000 additional compensation expenses and a decrease in interest expense of $142,000. The remaining expenses are consistent with our increase in revenues and also reflect the additional expenses from RushGroup's focus on software development.

         Investment services expenses increased from $2,078,139 in 2004 to $2,271,898 in 2005, an increase of $193,759 or 9% which is consistent with our growth in revenue. Commissions, exchange and clearing fees increased $350,000 from 2004 to 2005, advertising and marketing expenses increased $57,000, office expenses increased $18,000 and compensation expenses increased $10,000. These increases were partially offset by decreases in communication and data processing of $147,000 and other expenses of $93,000. These increases were due in part to the addition of new offices in New York and Boston. As revenues increase, the infrastructures necessary to support the expansion of the customer base will further increase our expenses. RushTrade will need to add customer support personnel and additional software sales representatives in order to continue to increase revenue and support the acquisition of additional customer accounts.

         Software services expenses increased from $1,620,057 in 2004 to $1,932,725 in 2005, an increase of 19%. This increase is due primarily to the write-off of goodwill and intangibles of $420,000, an increase in employee compensation and benefits of $201,000, an increase in advertising and marketing of $43,000, an increase in office expense of $33,000 and capitalizing $43,000 less in expenses in 2005 as compared to 2004. This was partially offset by a decrease in amortization expense of $263,000 as capitalized software became fully amortized, a reduction in other expenses of $30,000 and a decrease in communications and data processing of $133,000.

         Expenses from the corporate segment increased by $322,482 from 2004 to 2005, a 32% increase, primarily from the increase in employee compensation and benefits of $244,000, an increase of $144,000 resulting from penalty and interest on the payroll tax obligation, an increase in advertising of $30,000, an increase in communication and data processing of $13,000 and an increase in office expenses of $35,000. This is partially offset by a decrease in interest expense of $143,000 and a decrease accounting and legal of $8,000. The interest expense decreased due to the conversion of the Bonds into common stock and the reduction in amortization of debt discount and deferred financing fees. As bondholders continue to convert their holdings into common stock, interest expense will continue to decline. We continue to identify areas to reduce expenses and very aggressively pursue renegotiation of existing contracts and services when appropriate. With the expected increase in revenues, the infrastructure necessary to support the additional business activity will increase.

         We had an estimated federal and state payroll tax obligation of $693,776 at December 31, 2005 compared to $442,697 at December 31, 2004 which has now been paid. We estimated this obligation to be the amounts of tax withheld from employees and the employer portion of Social Security Federal Tax Obligation for the first and fourth quarters of 2003, all four quarters of 2004 and the fourth quarter of 2005, in addition to an estimated accrual for interest and penalties. There is no obligation for the first, second or third quarters of 2005, as these taxes have been submitted. These amounts are included in the accompanying consolidated balance sheets as a separate line item.

Liquidity

         General Overview. We have been operating with negative cash flow and without sufficient capital and financial resources to devote to our software development, growing our business or to meet our obligations as they have become due. We have depended on our ability to raise funds from debt and equity instruments to fund current and past due obligations. We believe that with the purchase of Terra Nova and the related $35 million equity raise that we have positioned ourselves to become cash flow positive and then profitable in the near future.

         If we fail to achieve positive cash flow by the end of 2006, we may have to raise additional capital or scale back our operations that could delay repayments of our obligations. Further, as the brokerage industry in general continues to focus its efforts on pursuing online business models, and specific competitors continue to decrease fees charged for their services, we may need to acquire a larger customer base than originally projected to meet our business plan and provide necessary cash flows for ongoing liquidity requirements. At present we have not identified additional funding sources, but believe that we will receive additional capital as proceeds from the exercise of the Warrants or that we would be able to obtain financing by issuing additional preferred stock or convertible debt instruments, as we have been able to do in the past. If it becomes necessary to scale back operations, we believe that we can do so without impacting the reliability of our products and services.

         The accompanying financial statements have been prepared assuming that we will continue as a going concern. At September 30, 2006, we had $232,273,738 in current liabilities, and current assets of $242,678,464. Also, we incurred a net loss of $2,899,130 during the nine months ended September 30, 2006 and $3,180,331 during the year ended December 31, 2005. We believe the funds raised in connection with the Acquisition and the cash flows generated by Terra Nova will enable us to reach a sustainable level of profitability; however, these matters raise substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

         Net loss attributable to common shareholders was $26,642,800 for the nine months ended September 30, 2006. This amount is comprised of a net loss of $2,899,130, dividends on preferred stock of $43,854 and a beneficial conversion feature on preferred stock of $23,699,816. The beneficial conversion feature relates to the Series E Preferred Stock issued in May 2006, with an effective conversion price that was lower than the market value of the Company's common stock on the date of issuance. The value of the beneficial conversion feature was calculated in accordance with EITF 98-5 and EITF 00-27. The value of the beneficial conversion feature is a non-recurring charge that will not impact future periods.

         We have received minimal revenue from licensing our software products and services to third party entities and do not expect any additional revenues, other than intercompany revenues, above current levels until later in 2007. Due to our lack of resources, we have been limited to only preliminary marketing efforts. If we are unable to successfully market our products, it will severely restrict our revenue growth, profitability and liquidity, and could impact our ability to continue as a going concern.

         We are presently engaged in several legal proceedings, more fully described in "Legal Proceedings" on page 29, which could have an adverse effect on our ability to continue as a going concern if the outcomes are unfavorable. The outstanding claims are in excess of $200,000.

         The terms of our recent financing agreements restrict the repayment of many of our obligations. Until the completion of the funding related to the Acquisition we had been unable to meet many of our obligations as they have become due. At September 30, 2006, we have six convertible notes due, of which four are to related parties totaling $485,000 plus accrued interest that are past due. We are in discussion with the holders, and we expect to be able to repay or restructure these notes.

         Since the completion of the funding related to the Acquisition we have brought our most critical vendors current especially those most critical to our day-to-day operations. If we are unable to maintain this payment schedule, we risk losing valuable services that could limit our ability to service new and existing customers. This could severely restrict our continued revenue growth and prevent us from reaching profitability.

         There is a large group of vendors, not affecting our day-to-day operations, which have not been paid and are severely past due. If these vendors were to initiate legal proceedings, it would divert our attention from day to day operations and require an allocation of resources to defend the action or attempt to settle these obligations.

         We have made it a priority to pay for goods and services necessary to operate our business in a timely manner. When we have been able to negotiate settlements on past due obligations on terms that we have determined to be favorable to us, we have made it a priority to pay those. We have not made it a priority to make payments to related parties.

         Credit Facilities and Funding Resources. Our cash and cash equivalents available for operations at September 30, 2006 were $13,976,087, and our current assets exceeded our current liabilities by $10,404,726. Our requirements for normal cash expenditures, as well as costs for the further development of the proprietary online RushTrade software, have historically been supplemented with borrowings and equity capital raised through the private placement of securities. We have taken several steps to increase cash by the use of borrowings and equity. During the nine months ended September 30, 2006, we raised additional operating capital and the funds to purchase Terra Nova by the sale of $35,000,000 in preferred stock.

         We have raised $35 million, from the sale of Series E Preferred Stock and warrants to finance the Acquisition. The purchase price of the Acquisition was $25,000,000. The remainder of the funds, net of offering and acquisition related expenses, will provide for additional working capital and broker/dealer net capital.

         Going Concern. The accompanying consolidated financial statements have been prepared assuming that we will continue as a going concern. We incurred a net loss of $2,899,130 during the nine months ended September 30, 2006 and $3,180,331 during the year ended December 31, 2005. Since the closing of the purchase of Terra Nova and related companies on May 17, 2006, we have satisfied many of our past due obligations. We have been dependent upon outside financing to develop and market our software products, perform our business development activities, and provide for ongoing working capital requirements. With the completion of the Acquisition and related capital raise, more fully discussed on page 3, we should have sufficient capital to operate our businesses in the foreseeable future. The financial statements do not include any adjustments that might result from our inability to continue as a going concern.

         Cash Flows from Operating Activities. Cash flow from operations was $3,333,011 for the nine months ended September 30, 2006. We incurred a net loss of $2,899,130 for the nine months ended September 30, 2006. This amount was adjusted for non-cash expenses totaling $1,666,163 and deconsolidation of a subsidiary of $250,682, an increase in receivable from customer and non-customers of $19,088,950 and $434,336 respectively, reduced by an increase in segregated cash of $45,041,720, an increase in receivables to brokers, dealers, and clearing organizations of $7,760,189, as well as an increase in prepaid expenses, deposits of $150,146 and other assets of $3,070, a decrease in accounts payable of $889,779 and a decrease in accrued payroll tax obligation of $693,776, and offset by an increase in payables to customers of $38,258,500, an increase in payables to non-customers of $54,238, a decrease in accounts receivable of $1,108,298, thus yielding net cash flows used in operating activities of $3,333,011. This was primarily due to acquisition-related implementation costs and restructuring of the Company. The Company now maintains a self-clearing broker-dealer where the payables and receivables fluctuate with customer transactions and balances.

         We had a net loss of $3,180,331 for the year ended December 31, 2005. This amount included non-cash expenses consisting of depreciation and amortization and goodwill impairment of $1,032,512, the issuance of common stock for services, expenses and compensation at fair value of $157,272, the loss on settlement of liabilities of $26,458 and amortization of deferred financing fees and debt discount of $14,763. Cash flows from operating activities were decreased by an increase in receivables of $23,957, by an increase in prepaid expenses of $5,801, offset by an increase in accounts payable of $136,653, an increase in accrued payroll taxes of $251,079 and an increase in accrued expenses and other liabilities of $119,001, yielding a net cash flow used by operating activities in the amount of $1,472,351. The changes in operating assets and liabilities were primarily caused by our negative cash flow.

         We had a net loss of $2,496,637 for the year ended December 31, 2004. This amount included non-cash expenses consisting of depreciation and amortization of $897,645, the issuance of common stock for services, expenses and compensation at fair value of $145,029, the loss on settlement of liabilities of $103,604, and amortization of deferred financing fees and debt discount of $13,856. Cash flows from operating activities were decreased by an increase in receivables of $24,614, by an increase in prepaid expenses of $24,075, a decrease in accounts payable of $159,133, offset by an increase in accrued payroll tax obligation of $264,061 and an increase in accrued expenses and other liabilities of $171,688, yielding a net cash flow used by operating activities in the amount of $1,008,245. The changes in operating assets and liabilities were primarily caused by our negative cash flow.

         Cash Flows From Investing Activities. Cash flow used in investing activities during the nine months ended September 30, 2006 was $15,080,304, due to applying $25,493,122 to the purchase of Terra Nova and related entities and offset by the purchase of property and equipment of $115,491 and $10,528,309 cash acquired in the acquisition of the Terra Nova and related entities.

         Cash flow used by investing activities during the nine months ended September 30, 2005 was $261,696, from purchase of equipment and capitalized software development costs related to the RushGroup direct access software and its Back Office Tool.

         Cash flow used in investing activities during the year ended December 31, 2005 was $820,160, due to capitalizing $553,475 in Acquisition costs related to the acquisition from TFS, $178,587 in development costs related to the RushTrade direct access software and fixed asset purchases totaling $88,098.

         Cash flow used in investing activities during the year ended December 31, 2004 was $255,474, due to capitalizing $221,636 in development costs related to the RushTrade direct access software and fixed asset purchases totaling $38,284 offset by $4,446 in cash acquired in an acquisition.

         Cash Flows from Financing Activities. During the nine months ended September 30, 2006 we raised $300,000 from the issuance of a convertible note to a related party, $100,000 from the issuance of a related party note payable, approximately $32,494,407 net proceeds from the sale of Series E Preferred Stock, and $30,000 from the exercise of stock options. This was offset by the repayment of the $300,000 convertible note and the $100,000 note payable, and the net payments on our line of credit of $6,824,425. During the nine months ended September 30, 2006 we raised $1,520,000 from the sale of common stock and warrants and $3,300 from the exercise of stock options.

         During the year ended December 31, 2005, we had cash flows from financing activities of $1,972,400 from the sale of common stock and warrants and the exercise of stock warrants offset by the change in restricted cash.

         During the year ended December 31, 2004, we had cash flows from financing activities of $1,436,141 from the following sources: $1,378,251in proceeds from the sale of common stock and warrants, $27,667 in advances from related parties, and $43,000 from the sale of the Bonds offset by $12,777 as payments on notes payable.


Payments Due by Period

The following table illustrates our outstanding contractual obligations as of September 30, 2006:

Contractual Obligations at September 30, 2006

      Description               Total       Less than 1 Year     2 - 3 Years     4 -5 Years
Long Term Debt            $   806,147.00
Bank Loans (1)            $ 8,000,000.00
Operating Leases Total    $ 1,561,344.58      $ 362,201.96      $ 562,193.96    $ 446,000.00

Market Risk

We market investment securities issued by various securities issuers. The issuers of these products retain all interest rate and default risk.

                         PRO FORMA FINANCIAL INFORMATION


         The following unaudited combined pro forma condensed financial information set forth below gives effect to the Acquisition as if it had been completed on January 1, 2005, for purposes of the statements of operations. The unaudited combined pro forma condensed financial statements are derived from the historical financial statements of Terra Nova, Market Wise Securities, Market Wise School and the Company.

         We accounted for the acquisition under the purchase method of accounting. Accordingly, we will establish a new basis for the subsidiaries' assets and liabilities based upon the fair values thereof and the Rush purchase price, including costs of the acquisition. The purchase accounting adjustments made in connection with the development of the unaudited combined pro forma condensed financial statements are preliminary and have been made solely for the purposes of developing such pro forma financial information and are based upon the assumptions described in the notes hereto. The pro forma adjustments do not reflect any operating efficiencies and cost savings that may be achieved with respect to the combined companies, nor any adjustments to expenses for any future operating changes. We may incur integration-related expenses not reflected in the pro forma financial statements such as the elimination of duplicate facilities, operational realignment and workforce reductions. The following unaudited combined pro forma condensed financial information is not necessarily indicative of the financial position or operating results that would have occurred had the acquisition been completed on the dates discussed above.

         We are unaware of events, other than those disclosed in the accompanying notes, that would require a material change to the preliminary purchase price allocation. However, a final determination of the required purchase accounting adjustments will be made within periods prescribed in accordance with generally accepted accounting principles. The actual financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein because of a variety of factors, including access to additional information, changes in value not currently identified and changes in operating results between the dates of the pro forma financial information and the date on which the acquisition took place.

         The Company paid $25,000,000 in cash for Terra Nova, Market Wise School and Market Wise Securities. Additionally, the Company paid $275,068 in acquisition related legal and accounting fees and $218,054 of other acquisition costs.

          On a pro forma basis, goodwill increased by $9,583,480 as a result of the Acquisition. The increase of $6,578,000 in intangible assets was attributed to the value of trademarks, customer lists and websites. The increase of $1,500,000 in capitalized software costs was attributed to the value of internally developed software. These amounts (excluding goodwill) are amortized ratably over twelve equal quarters on the Unaudited Combined Pro Forma Condensed Statement of Operations.

         The Company issued $35,000,000 in Series E Preferred Stock and warrants. Fees associated with the issuance, including commissions, were $2,505,593. The Company also issued approximately 14,462,000 underwriter warrants with a fair value of $2,068,872 recorded in additional paid in capital. These warrants were valued using the Black Scholes model with the following assumptions: expected volatility of 43%, no dividend yield, risk free interest rate of 5.19% and an expected life of five years.

         The $35,000,000 of Series E Preferred Stock is convertible into the Company's common stock at the rate of 6,667 shares of common stock for each $1,000 face value of Series E Preferred Stock. The Company calculated the beneficial conversion feature embedded in the Series E Preferred Stock in accordance with EITF 98-5 and EITF 00-27 and determined that the conversion feature has a value of $23,699,816. The conversion into common stock automatically occurred upon the increasing of the number of authorized common shares by the shareholders at the shareholders meeting on September 28, 2006. As this authorization was probable, the beneficial conversion amount was recorded upon issuance of the Series E Preferred Stock.

         Additionally, five year warrants were issued to purchase 3,333 shares of common stock at $0.30 per share for each $1,000 face value of Series E Preferred Stock. The relative fair value of these warrants was determined to be $11,300,184 using the Black Scholes model with the following assumptions: expected volatility of 43%, no dividend yield, risk free interest rate of 5.19% and an expected life of five years.


Preliminary Purchase Price Allocation

              Description                                  Amount
              ----------------------------------------------------
              Targeted working capital                   7,145,673
              Fixed assets                                 685,969
              Capitalized software (8 year life)         1,500,000
              Intangibles (10 year life)                 6,578,000
              Goodwill                                   9,583,480
                                                    --------------
              Total purchase price                  $   25,493,122
                                                    ==============



                TERRA NOVA FINANICAL GROUP, INC. AND SUBSIDIARIES
              (formerly known as Rush Financial Technologies, Inc.)
                           UNAUDITED PRO FORMA RESULTS

                                                                 Nine Months
                                                                    ended          Year Ended
                                                                September 30,     December 31,
                                                                -------------    -------------
                                                                     2006             2005
                                                                -------------    -------------
Revenues                                                        $  40,297,433    $  48,316,002

Net loss attributable to common shareholders (see note 1)          (2,853,740)      (1,504,437)

Net loss per common share                                               (0.08)           (0.05)

Weighted average common shares outstanding, basic and diluted      37,749,401       31,053,140

Note 1 Excludes non-recurring charge related to beneficial conversion feature of preferred stock.



                                   MANAGEMENT

Directors and Executive Officers

         The following table provides information, as of the date of this document, with respect to each of our directors and executive officers, and certain key employees, as well as their respective ages and positions:

                                                                 Served as Executive
                                                                 Officer, Director or
             Name                 Age    Position                 Key Employee Since
             ----                 ---    --------                 ------------------
DIRECTORS
---------
Class I Directors with Terms
Expiring in 2008
Charles B. Brewer                  57    Director                        2004
Russell N. Crawford                58    Director                        2005

Class II Directors with Terms
Expiring in 2006
Bernay Box                         44    Chairman and Director           2006
Murrey Wanstrath                   32    Director                        2006

Class III Directors with Terms
Expiring in 2007
Gayle C. Tinsley                   75    Director                        1998
Stephen B. Watson                  58    Director                        2004

         Bernay Box was appointed as a Director and Chairman of the Board in June 2006 and elected by the shareholders in September 2006. He is the founder and, for the last five years, President of Bonanza Capital, Ltd, a private investment partnership. Founded in 1999 and based in Dallas, Texas, Bonanza Capital, Ltd. is a small-cap investment fund managing money for high net worth and institutional clients. Mr. Box has over 20 years of investment experience and is a graduate of Baylor University.

         Charles B. Brewer was elected as a Director in January 2004. Mr. Brewer serves as President and Chairman of Senior Quality Lifestyle Corporation, a non-profit corporation that operates upscale retirement and assisted living communities in Dallas and Houston, and is developing one at Barton Creek in Austin. Mr. Brewer is an attorney and has served as a director of a number of publicly traded companies. He has been principally employed for the last 11 years in restructuring financially troubled companies on behalf of various creditor groups. Mr. Brewer holds B.A. and J.D. degrees from Southern Methodist University.

         Russell N. Crawford has been a Director since June 2005. Since 2001 Mr. Crawford has served as Vice President and Chief Marketing Officer of Mills Electrical Contractors, a division of Integrated Electrical Services, Inc., in Dallas, Texas. His long career in the electrical services industry has included, among other executive and management positions, the founding and serving as President of Crawford Electric Supply Company in Dallas, Texas from 1986 to 1997. Mr. Crawford holds a B.S. degree in Biology and Chemistry from Stephen F. Austin University.

         Gayle C. Tinsley has served as a Director since April 1998 and, from April 1998 to September 2001, was also Chief Operations Officer of the Company. Since October 2001 he has served as Chief Operating Officer of CW Dalcan Management Services, Ltd., a real estate management company that owns and operates multiple commercial buildings in Texas and Louisiana. Mr. Tinsley has more than 30 years of senior management experience with high-tech companies ranging in size from startup to Fortune 500 Corporations. .Mr. Tinsley has also served as a consultant to small businesses in the areas of business and marketing plan development and capital funding. He has held positions as Vice President of Sales, Marketing and Technical Services of VMX Corporation, former President and Chief Executive Officer of Docutel/Olivetti Corporation, and various management positions with Xerox Corporation, Recognition Equipment, Inc.


and IBM Corporation, where he began his business career. He received both his B.S. and Master's Degrees from East Texas State University, now Texas A & M
University, Commerce.

         Stephen B. Watson was elected as a Director in January 2004. Mr. Watson is the International Chairman of Stanton Chase International, an executive search firm, having previously served as Managing Director of the Dallas office since December 2001. Prior to Stanton Chase, Mr. Watson was a managing partner at Russell Reynolds Associates, a senior partner at Heidrick & Struggles, and the technology practice leader and Board member of Ray & Berndtson. Mr. Watson previously served as Chairman, President and CEO of Micronyx, a leading supplier of security products, spent nine years at Tandem Computers as a regional director, and over 13 years at Burroughs Corporation, where he held various management positions. Mr. Watson received his B.S. degree in electrical engineering from the University of Wisconsin, and his M.B.A. from Southern
Methodist University.

         Murrey Wanstrath was appointed as a Director of the Company in June
2006 and elected by the shareholders in September 2006. Since November 2005, he has been a Managing Director with Bonanza Capital, Ltd., a small-cap investment fund managing money for high net worth and institutional clients. Mr. Wanstrath was an investment banker with Stonegate Securities from December 2004 through October 2005, as well as a senior equity analyst for Hibernia Southcoast Capital from October 2001 through May 2004. Mr. Wanstrath also worked as a manager in the transaction services group for Ernst & Young from January 1999 through October 2001, and from May through December of 2004. He is responsible for identifying and executing direct investment transactions for both public and private companies. Mr. Wanstrath has earned the Chartered Financial Analysts designation, and graduated from the University of Arkansas in Fayetteville with a Bachelor of Business Administration in Accounting.

Key Management Employees

OTHER EXECUTIVE OFFICERS OR KEY EMPLOYEES
-----------------------------------------
                                                                                   Served as Executive
                                                                                      Officer or Key
         Name         Age                        Position                             Employee Since
         ----         ---                        --------                             --------------
Michael Nolan          38    Chief Executive Officer and President, Terra Nova            2006
M. Patricia Kane       43    Chief Operating Officer, Chief Financial Officer             2006
Steve Fleming          44    President, RushGroup                                         2004
Richard K. Rainbolt    42    Chief Technology Officer, RushGroup                          1999

         Michael Nolan was appointed the interim Chief Executive Officer of the Company in August 2006. Mr. Nolan is President of Terra Nova, a position he has held since completion of the Acquisition in May 2006. Mr. Nolan had served as Vice President of Terra Nova from July 1998 to December 2000. He then has served as Chief Operations Officer of Terra Nova from January 2000 to May 2006. Mr. Nolan joined Terra Nova in 1997 to manage the firm's retail and institutional businesses, including the firm sponsored Archipelago ECN. Previously, he held positions with financial institutions such as Chicago Partnership Board, Inc., Geldermann Securities, Inc. (currently Man Financial) and A.G. Edwards, Inc. Mr. Nolan holds a B.A. from Michigan State University.

         M. Patricia Kane became Chief Operating Officer of the Company upon the Acquisition in May 2006 and Chief Financial Officer in August 2006. Ms. Kane joined Terra Nova as its Chief Financial Officer in April 2001, and has since been responsible for overall financial and operational management, review and analysis of business development, management of profitability analysis, budget and expenditures. Ms. Kane has more than 20 years of financial industry experience, having held executive compliance, operations, MIS and finance positions at BA Futures, Inc., First Chicago Futures, Inc., and The Chicago Corporation. Additionally, Ms. Kane has consulted in areas of profitability issues relative to market facilitators and market participants. Ms. Kane has a Bachelor of Science Degree in Accounting from Spring Hill College, and holds Series 3 and 27 licenses from the NASD.

         Steve Fleming, President of RushGroup, the technology development subsidiary of the Company, joined the Company in October of 2004 as a consultant to the management team. In December 2004 he joined RushTrade as a sales representative. In May of 2005, he was named Chief Operations Officer of RushGroup, and in May 2006 he was appointed President of RushGroup. From May 2001 until December 2004, he served as Senior Consultant for a Fortune 500 consulting firm and as President of CrossLink Group, a management development firm. Mr. Fleming has 20 years executive management experience and seven years consulting experience, and has his General Securities and Principal's license.

         Richard K. Rainbolt was Director of Software Development of RushGroup from September 1999 through November 2004, and now serves as its Senior Project Coordinator. With a total of over 20 years experience in personal computers and hardware design, he has designed several products for both the consumer and commercial markets. Mr. Rainbolt has worked on a diverse range of products and technologies, ranging from new Internet technologies and Windows applications to point-of-sales terminals, consumer satellite receivers and Space Station science payload controllers. Mr. Rainbolt has also served as an engineering consultant to: NASA, Schlumberger, TEC, Ensoniq, Southwest Energy Controls, Union Pacific Railroad, Weathermatic Controls, Pande Resources and others.

Committees of Directors

         The board of directors has the following committees:

            Committee                                    Members
            ---------                                    -------
            Executive                                    Charles B. Brewer
                                                         Gayle C. Tinsley
            Audit                                        Charles B. Brewer
                                                         Russell N. Crawford
            Compensation and Management Development      Stephen B. Watson
                                                         Russell N. Crawford
            Nominating and Corporate Governance          Charles B. Brewer
                                                         Russell N. Crawford
                                                         Stephen B. Watson

         The Executive Committee conducts the normal business operations of the Company except for certain matters reserved to the board of directors. It reviews and makes recommendations to the board of directors regarding the size, organization, membership requirements, compensation and other practices and policies of the board of directors. The Executive Committee also reviews and makes recommendations to the board of directors regarding the Company's public affairs policies and practices, including its policies with respect to environmental compliance, employee safety and health, and equal employment opportunities.

         The Audit Committee recommends to the board of directors the firm of certified public accountants that will be appointed to serve as the independent auditors of the Company's annual financial statements. The Audit Committee meets with representatives of that accounting firm to review the plan, scope and results of the annual audit, and the recommendations of the independent accountants regarding the Company's internal accounting systems and controls. Additional information regarding the functions performed by the Audit Committee and its membership is set forth in the "Audit Committee Charter" that is posted on the Company's website at www.rushfintech.com. The Company has been unable to locate an individual who is a qualified "Audit Committee Financial Expert," as defined in the rules and regulations of the SEC and also meets the independence criteria of the SEC. The Company continues to search for qualified individuals who meet all of the standards for independence and also have the background necessary for audit committee responsibilities.

         The Compensation and Management Development Committee periodically reviews the compensation, employee benefit plans and fringe benefits paid to, or provided for, executive officers of the Company, and approves the annual salaries, bonuses, stock option awards and restricted stock awards of the Company's executive officers. The Compensation and Management Development Committee also administers the Company's long-term incentive plan and oversees the Company's succession planning. Additional information regarding the functions to be performed by the Compensation and Management Development Committee and its membership is set forth in the "Compensation and Management Development Committee Charter" that is posted on the Company's website at www.rushfintech.com.

         The Nominating and Corporate Governance Committee identifies individuals qualified to become members of the board of directors, and recommends to the board of directors the director nominees for election at the annual meetings of shareholders, or for appointments to fill vacancies. The Nominating and Corporate Development Committee also recommends to the board of directors director nominees for each committee of the board of directors, advises the Board about appropriate composition of the board of directors and its committees, and advises and assists the board of directors in implementing appropriate corporate governance practices. Additional information regarding the functions performed by the Nominating and Corporate Governance Committee and its membership is set forth in the "Nominating and Corporate Governance Committee Charter" that is posted on the Company's website at www.rushfintech.com.

Attendance at Meetings

         During 2005 there were five (5) regular meetings and six (6) special telephonic meetings of the board of directors, three (3) meetings of the Audit Committee, two (2) meetings of the Nominating and Corporate Governance Committee, three (3) meetings of the Compensation and Management Development Committee, and no meetings of the Executive Committee. Each director attended at least 75% of the meetings of the Board and those committees of which he was a member.

         The board of directors provides a process for security holders to send communications to the board of directors by posting instructions for contacting the Board on the Company's website under the heading of Governance >>. Contact the Board. Communications may be delivered by telephonic message, regular mail or email.

Compensation of Directors

         The Company does not provide additional compensation to directors who are employed by the Company, but pays each non-employee director a fee of $500 for each Board and Committee meeting attended in person and $250 for each board of directors and committee meeting attended telephonically, and automatically grants to each non-employee director non-qualified stock options for 10,000 shares of common stock per year.

Procedures for Director Nominations

         Our Articles of Incorporation and Bylaws provide that shareholders may nominate a person for election to the board of directors by sending a written notice of the nomination to the Company at least 60 days in advance of the next annual meeting of shareholders. Such notice must be sent or delivered to the Company's principal offices, to the attention of the board of directors, with a copy to the President and the Secretary of the Company.

         In the event that a shareholder following the procedures in our Articles of Incorporation and Bylaws was to propose a nominee, or if a vacancy occurs as a result of an increase in the number of directors, the board of directors will identify candidates with superior qualifications and personally interview them, and if, appropriate, arrange to have members of management interview such candidates. Preferred candidates would display the highest personal and professional character and integrity and have outstanding records of accomplishment in diverse fields of endeavor. Candidates should have demonstrated exceptional ability and judgment and have substantial expertise in their particular fields. Candidates with experience relevant to the Company's business would be preferred. The board of directors, upon evaluation and review of the candidates, would use the same criteria for evaluating nominees recommended by shareholders as for those referred by management or any director. The Company does not pay and does not anticipate paying any fees to third parties for identifying or evaluating candidates for Director.

Executive Compensation

         The following table sets forth the compensation we paid for services rendered during the fiscal years ended December 31, 2005, 2004, and 2003, and the number of options granted, to the Chief Executive Officer of the Company and the next four highest paid executive officers of the Company or a subsidiary:



                                                SUMMARY COMPENSATION TABLE
------------------------------------------------------------------------------------------------------------------------------
                                              Annual Compensation                Long Term Compensation
                                      ----------------------------------   ------------------------------------
                                                                                    Awards              Payouts
                                                                           -------------------------   --------
                                                                           Restricted    Securities
                                                                              Stock      Underlying      LTIP       All other
                                                            Other Annual     Award(s)   Options/SARs    payouts   compensation
Name and Principal Position    Year    Salary     Bonus     Compensation       ($)           (#)          ($)          ($)
----------------------------   ----   --------   --------   ------------   ----------   ------------   --------   ------------
D. M. (Rusty) Moore, Jr. (1)   2005   $175,000   $   --     $       --     $     --             --     $   --     $       --
Chief Executive Officer,       2004    107,867       --           49,550         --             --         --             --
President and Director         2003     97,396       --           38,483         --          300,000       --             --
                               ----   --------   --------   ------------   ----------   ------------   --------   ------------
Randy Rutledge (2)             2005    103,200       --             --           --             --         --             --
Chief Financial Officer        2004     94,700       --           15,597         --             --         --             --
                               2003     42,000       --           30,154         --          300,000       --             --
----------------------------   ----   --------   --------   ------------   ----------   ------------   --------   ------------


     (1) The board of directors authorized Mr. Moore to receive commissions on funds raised for the Company in consideration of his taking a voluntary deferral of his salary in 2003 and 2004. The commissions paid in 2003 and 2004 are reflected in other compensation. Mr. Moore resigned from all positions with the Company effective August 1, 2006.

     (2) Mr. Rutledge began his association with the Company as an outside consultant functioning as the Chief Financial Officer. Other compensation in 2004 reflects the payment of deferred payments due Mr. Rutledge in 2002. Mr. Rutledge became a full-time employee of the Company on July 1, 2003 and other compensation in 2003 reflects payments to Mr. Rutledge before he became an employee. Mr. Rutledge resigned from all positions with the Company effective September 30, 2006.


Options and Stock Appreciation Rights (SARs)

     The following table sets forth the options and SARs granted to the Chief
Executive Officer and the next four highest paid executives in our last fiscal year:

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR
                               (Individual Grants)
--------------------------------------------------------------------------------------
            NAME             Number of     Percent of Total
                             Securities     Options/SARSs
                             Underlying        Granted to     Exercise or
                           Options/SARSs     Employees in      Base Price   Expiration
                             Granted (#)      Fiscal Year        ($/Sh)        Date
------------------------   -------------   ----------------   -----------   ----------
D. M. (Rusty) Moore, Jr.              -          0%            $      -
Randy Rutledge                        -          0%                   -
------------------------   -------------   ----------------   -----------   ----------

Aggregated Option and Stock Appreciation Rights (SAR) Exercises in Last Fiscal Year and Fiscal Year-end Options and SAR Values

     The following table sets forth the aggregated options and SARs exercised in the last fiscal year and fiscal year end options and SAR values for the Chief Executive Officer and the next four highest paid executives:

         AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES
------------------------------------------------------------------------------------------------
                                                                           Value of Unexercised
                                                 Number of unexercised        In-The-Money
                                                 options/SARs at FY-end   Options/SARs at FY-end
                             Shares                      (#)                        ($)
                            Acquired    Value     ---------------------   ----------------------
Name                           on      Realized        Exercisable/            Exercisable/
                            Exercise     ($)          Unexercisable          Unexercisable ($)
------------------------   ---------   --------   ---------------------   ----------------------
D. M. (Rusty) Moore, Jr.          -    $      -         441,222/0                24,000/0
Randy Rutledge                    -           -         320,000/0                25,000/0

Long-Term Incentive Plans

     There were no grants to the named individuals under long-term incentive plans in the last fiscal year.

Employment Agreements

     In 1998 we entered into an employment agreement with D. M. (Rusty) Moore, Jr. for a three-year period that was renewed monthly. The agreement was terminated in August 2006, in exchange for $260,000.00 and 1,750,000 warrants.

     The Company contemplates entering into employment agreements with M. Patricia Kane and Michael G. Nolan.

Indemnification Arrangements

     The Company has agreed under its bylaws and pursuant to various agreements to indemnify its officers, directors and employees against losses and liabilities by virtue of the service to the Company. Insofar as indemnification may be available for liabilities arising under the Securities Act the Company has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


Stock Option Plans

     The Company's Stock option plans provide for the grant to eligible employees and directors of options for the purchase of common stock. The 1997
Option Plan covers a maximum of 500,000 shares, the 2000 Option Plan covers a maximum of 500,000 shares of common stock and the 2002 Stock Option Plan covers a maximum of 1,000,000 shares of common stock. All Plans provide for the granting of both incentive stock options (as defined in Section 422 of the Internal Revenue Code of 1986) and nonqualified stock options (options which do not meet the requirements of Section 422). Under the option plans, the exercise price may not be less than the fair market value of the common stock on the date of the grant of the option.

     The Compensation Committee administers and interprets the option plans and is authorized to grant options thereunder to all eligible employees of the Company, including officers. The Compensation Committee designated the optionees, the number of shares subject to the options and the terms and conditions of each option. Each option granted under the option plans must be exercised, if at all, during a period established in the grant which may not exceed 10 years from the later of the date of grant or the date first exercisable. An optionee may not transfer or assign any option granted and may not exercise any options after a specified period subsequent to the termination of the optionee's employment with the Company.

          The following table sets forth the equity compensation plan information at December 31, 2005:

                      (a)                       (b)                   (c)
                                                                      Number of securities
                                                                      remaining for future
                      Number of securities to   Weighted-average      issuance under equity
                      be issued upon exercise   exercise price of     compensation plans
                      of outstanding options,   outstanding options,  (excluding securities
Plan Category         warrants and rights       warrants and rights   reflected in column (a)
-------------------   -----------------------   -------------------   -----------------------
Equity compensation
 plans approved by
 security holders             2,867,603                $ 0.27                1,096,073
Equity compensation
 plans not approved
 by security holders                  -                     -                        -
                      -----------------------   -------------------   -----------------------
Total                         2,867,603                $ 0.27                1,096,073
                      =======================   ===================   =======================

Warrant Incentive Plan

     In conjunction with the Acquisition and issuance of the Series E Preferred Stock, the board of directors authorized the issuance of warrants for up to 35,000,000 shares of common stock to the employees and directors of the Company. The plan will enable the Company to retain and reward key personnel during the integration of the Company's recent Acquisition. On May 19, 2006 the board of directors earmarked 32,150,000 warrants for issuance to employees. The first issuance of 5,750,000 warrants occurred on May 19, 2006 at an exercise price of $0.28 per share. On August 4, 2006 an additional 24,475,000 warrants were issued at an exercise price of $0.25 per share. These warrants were issued with a term of five years from the grant date and vest 25% after 12 months from the grant date; another 25% after 24 months from the grant date; and the remaining 50% after 36 months from the grant date. These warrants had a calculated fair value of $530,978 and $2,440,399 respectively. These fair value amounts were determined by using the Black-Scholes pricing model with the following assumptions: no dividend yield, four year average expected life, a volatility factor of 35% and with a 5.16% and 4.91% risk free interest rate, respectively.


Certain Relationships and Related Transactions

     We believe that all of the transactions set forth below were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. All future transactions, including loans, between the Company and its officers, directors, principal shareholders and affiliates, will be approved by a majority of the board of directors, including a majority of the independent and disinterested outside directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

     On March 8, 2006 we borrowed funds from and issued a convertible note for $200,000 to a related party. We borrowed an additional $100,000 from the related party on April 28, 2006. The $200,000 principal amount above was amended to read $300,000. All other terms of the note remained unchanged. This note accrued interest at the rate of 10% per annum, was secured by a general security interest in all assets and was paid in full along with accrued interest on May 15, 2006. The note plus accrued interest was convertible, in whole or in part, at the option of the payee into our equity securities as part of an equity or debt public or private offering. The note was to convert to equity at the then current private or public offering rate. We calculated the value of the beneficial conversion feature embedded in these notes in accordance with EITF 98-5 "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios" ("EITF 98-5") and EITF 00-27 "Application of Issue No. 98-5 to Certain Convertible Instruments" ("EITF 00-27"). Since the note was contingently convertible, the intrinsic value of the beneficial conversion feature would not be recorded until the note became convertible and was repaid before it became eligible for conversion.

     In connection with the note, we issued 1,000,000 warrants for the purchase of our common stock at a price of $0.22 per share. These warrants expire on March 7, 2011. We recorded a debt discount of $83,061 relating to the issuance of the warrants. This amount represents the relative fair value of the warrants, which was determined by using the Black-Scholes pricing model with the following assumptions: 88% volatility, no dividend yield, 5 year term and 4.37% risk free interest rate. In accordance with EITF 98-5 and EITF 00-27, we were amortizing the debt discount to interest expense over the eighteen-month term of the note.

     In relation to the repayment we expensed the remainder of the debt discount in the second quarter of 2006. For the six months ending June 30, 2006 interest expense related to the amortization and expense of the debt discount was $83,061.

     We borrowed funds from and issued a note for $100,000 on January 3, 2006 to a related party. This note accrued interest at the rate of 12% per annum and was paid in full with accrued interest in May 2006. The note was secured by "the software and all related intellectual property known as RushTrade Direct and RushTrade Direct Pro, the direct access trading products of RushTrade.com and the internet domain names RushTrade.com and daytrade.com". In connection with the note, we issued 869,566 warrants for the purchase of our common stock at $0.23 per share. The warrants expire January 7, 2011. We recorded a debt discount of $58,653 relating to the issuance of the warrants. This amount represents the relative fair value of the warrants, which was determined by using the Black-Scholes pricing model with the following assumptions: 91% volatility, no dividend yield, 5 year term and 4.73% risk free interest rate. In accordance with EITF 98-5 and EITF 00-27, we were amortizing the debt discount to interest expense over the original twelve-month term of the note. With the repayment of the note we expensed the remainder of the debt discount. For the six months ending June 30, 2006 interest expense related to the amortization and expensing of this debt discount was $58,653.

                             PRINCIPAL SHAREHOLDERS

Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth certain information regarding the beneficial ownership of our common stock as of October 17, 2006 (including exercisable warrants and options), for (1) each person known by us to own beneficially 5% or more of the common stock, (2) each of our directors, executive officers and key managers (3) all of our directors, executive officers and key managers as a group. Except pursuant to applicable community property laws and except as otherwise indicated, each shareholder identified in the table possesses sole voting and investment power with respect to its or his shares. The addresses of all such persons are in care of the Company.


                            Shares Beneficially Owned
                            -------------------------
                                                        Shares
                                        Common        Subject to        Beneficial Ownership
                Name                    Shares     Options/Warrants      Number      Percent
----------------------------------   -----------   ----------------   -----------   ---------
Bernay Box  (1) (9)                   86,930,733       37,865,340     124,796,073     40.4%
Charles B. Brewer  (2)                   496,773          770,000       1,266,773      0.5%
Russell N. Crawford  (3)                  40,451          760,000         800,451      0.3%
Gayle C. Tinsley  (4)                     31,760        1,240,000       1,271,760      0.5%
Murrey Wanstrath                               -                -               -      0.0%
Stephen B. Watson  (5)                   301,974          770,000       1,071,974      0.4%
Steve Fleming  (6)                        79,743        1,100,000       1,179,743      0.4%
M. Patricia Kane                       1,706,667        4,453,333       6,160,000      2.2%
Michael Nolan                            266,667        3,733,333       4,000,000      1.5%
Richard K. Rainbolt  (7)                 595,230          685,000       1,280,230      0.5%
Bonanza Master Fund, Ltd.  (8)        86,930,733       37,865,340     124,796,073     40.4%
Forest Hill Capital  (9)              23,333,333       11,666,667      35,000,000     12.4%
PAR Investment Partners, L.P.         20,000,000       10,000,000      30,000,000     10.7%
Wellington Management Company  (11)   33,333,333       16,666,667      50,000,000     17.4%
All directors, executive officers              -
    and 5% owners as a group  (10)   167,116,664       89,710,340     256,827,004     71.2%

(1) Bernay Box may be deemed to be a beneficial owner of the securities held by Bonanza Master Fund, Ltd., by virtue of his being the managing partner of Bonanza Capital, Ltd.
(2) Includes (a) options to purchase 20,000 shares of common stock, (b) 12% Senior Secured Convertible Bonds ("Bonds") convertible into a maximum of 466,666 shares of common stock.
(3)  Includes (a) options to purchase 10,000 shares of common stock and.
(4)  Includes (a) options to purchase 230,000 shares of common stock and.
(5) Includes (a) options to purchase 20,000 shares of common stock, and (b) 12% Senior Secured Convertible Bonds ("Bonds") convertible into a maximum of 233,337 shares of common stock.
(6)  Includes (a) options to purchase 100,000 shares of common stock.
(7)  Includes (a) options to purchase 185,000 shares of common stock.
(8) The securities are held in the account of Bonanza, a private investment fund. Bonanza Capital, Ltd. may be deemed to be a beneficial owner of such securities by virtue of its role as the investment manager of the Master Fund. Bernay Box may be deemed to be a beneficial owner of such securities by virtue of his being the managing partner of Bonanza Capital, Ltd.
(9)  Includes (a) 7,233,333 warrants owned by Forest Hill Select Fund, LP and
     (b) 4,433,333 warrants owned by Forest Hill Select Offshore, Ltd.
(10) Includes (a) 1,633,853 options, (b) 23,416,666 warrants and (c) 1,290,477 shares underlying convertible bonds and notes.

(11) Wellington Management Company          Stock       Warrants       Total
     (comprised of the following funds):
     Bay Pond Investors (Bermuda) LP      2,866,667    1,433,333    4,300,000
     Bay Pond Partners, LP                9,133,333    4,566,667   13,700,000
     Finwell & Co.                        2,000,000    1,000,000    3,000,000
     Finwell & Co.                        2,000,000    1,000,000    3,000,000
     Hare & Co                            4,666,667    2,333,333    7,000,000
     J Caird Investors (Bermuda) LP       6,666,667    3,333,333   10,000,000
     J Caird Partners, LP                 6,000,000    3,000,000    9,000,000

                            DESCRIPTION OF SECURITIES

     The following summary of our capital stock is qualified in its entirety by reference to the Company's Articles of Incorporation and its Bylaws, each of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

Common Stock

     As of October 18, 2006, 271,313,445 common shares of our common stock are beneficially owned by approximately 1,300 persons and of record by approximately 200 persons. Each share of common stock entitles the holder of record thereof to cast one vote on all matters acted upon at the Company's shareholder meetings. Directors are elected by a plurality vote. Because holders of common stock do not have cumulative voting rights, holders or a single holder of more than 50% of the outstanding shares of common stock present and voting at an annual meeting at which a quorum is present can elect all of the Company's directors. Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities. All of the outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued in connection with the exercise of options under the option plans will be fully paid and non-assessable when issued.

     Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors in its sole discretion from funds legally available therefore. In the event the Company is liquidated, dissolved or wound up, holders of common stock are entitled to share ratably in the assets remaining after liabilities and all accrued and unpaid cash dividends are paid.

     In January 2004 the Company's shareholders approved an increase in the number of authorized shares from 10,000,000 to 50,000,000 and accordingly, in March 2004, the Company issued 5,851,833 shares of common stock related to the conversion of the Bonds, accrued interest and dividends.

     Also during 2004, holders of $230,000 of the Bonds elected to convert their Bonds into 1,107,845 shares of the Company's common stock. $24,491 of accrued interest on the Bonds elected to convert into 87,967 shares of common stock valued at $40,117 using the fair value of the Company's stock on the date of issuance. $5,519 of accrued preferred dividends elected to convert into 25,277 shares of the Company's common stock valued at $11,830 using the fair value of the Company's common stock on the date of issuance. As the fair value of the common stock issued for the accrued interest and dividends was greater than the amount owed, a loss was recorded during 2004 for the difference, which totaled $21,937.

     During 2004 the Company issued 189,208 of restricted common stock as compensation valued at $66,394 based on the fair value of the Company's common stock on the date of issuance. Additionally, the Company issued 9,212 shares of common stock for directors' compensation valued at $3,501 based on the fair value of the Company's common stock on the date of issuance and 217,493 shares of common stock for consulting services valued at $75,134 based on the fair value of the Company's common stock on the date of issuance. Holders of 2,500 shares of Series C Preferred Stock elected to convert their preferred stock into 25,000 shares of common stock. The Company issued 6,008,178 shares of common stock and warrants to purchase 5,263,334 shares of common stock in exchange for proceeds of $1,378,251. The warrants have an exercise price of $0.24 and expire on September 30, 2009. During 2004 the Company also issued 750,000 shares of common stock in exchange for all the outstanding common stock for LostView valued at $337,500 based on the fair value of the Company's common stock on the date of issuance. In addition, the Company issued 483,333 shares of common stock to settle advances from related parties of approximately $85,000. The shares were valued at $164,334 based on the fair value of the Company's common stock on the date of issuance and accordingly the Company recorded a loss on the settlement of liabilities of approximately $82,000 in 2004.

     During 2005, the Company sold 7,253,386 shares of common stock and warrants in private placements for proceeds of $1,520,000. The exercise price of each warrant issued was the same as the per share price of the originating stock sale. Each warrant expires either four or five years from the origination date. Holders of $140,000 of the Bonds converted into 933,333 shares of common stock and employees elected to exercise stock options resulting in the issuance of 20,000 shares of common stock and proceeds of $3,400.

     During 2005, common stock was issued as consideration for certain obligations of the Company. The Company exchanged 378,350 shares of common stock to certain employees as compensation totaling $78,345. 345,000 of these shares vest ratably over two years on a quarterly basis. Accordingly, deferred compensation of $63,575 has been recorded for the value of the unvested shares.

Additionally, 89,966 shares of common stock were issued for Directors fees of $20,500. A liability of $75,686 representing interest payable to the holders of the Company's convertible notes was paid in exchange for 421,097 shares of common stock with a fair market value of $102,144 on the date of issue, 115,372 shares of common stock were exchanged as payment for $26,453 of consulting expenses and 1,050,883 shares of common stock were issued as payment for $208,387 of other miscellaneous expenses and for acquisition of an asset.

     During 2005, a total of 1,750,000 warrants were exercised at an average per share price of $0.27 for proceeds of $480,000. The Company issued 750,000 shares of common stock as the final payment of $195,000 due to the sellers of LostView Development Corporation.

     The Transfer Agent and Registrar for our common stock is UMB Bank, N.A.

Preferred Stock

     We have authorized 873,792 shares of preferred stock, par value $10 per share, which may be issued in series or classes as determined by the board of directors from time to time. There are six classes of preferred stock outstanding at September 30, 2006 with a total of 98,543 shares. The classes of preferred stock are as follows:

     The Company has a 9% Cumulative Preferred Stock (the "9% Preferred"), with 25,000 shares authorized and 2,000 shares outstanding at September 30, 2006 and December 31, 2005 and 2004. The 9% Preferred has a par value of $10 per share, and the Company will declare and pay a quarterly dividend at 9% on its par value each year. Dividends will be paid if funds are lawfully available and, if not, will be accumulated and paid on the next dividend date if funds are available, plus interest at the 9% dividend rate. No dividends will be payable on common stock if any payment of the 9% Preferred dividend has been unpaid. $6,300 and $4,500 in dividends were in arrears at December 31, 2005 and 2004, respectively and $7,650 in arrears at September 30, 2006 on the 9% Preferred. Shares of the 9% Preferred have no voting rights except as are provided by law, including the right to vote as a class to approve certain corporate transactions, such as charter amendments and mergers. Holders of the 9% Preferred are entitled to receive a payment in the amount of $10 per share plus any accumulated, unpaid dividends, in the event the Company is liquidated, before the Company makes any payment to the holders of Common Stock with respect to their shares. The 9% Preferred is not convertible into the Company's Common Stock. The 9% Preferred calls for the creation of a sinking fund for the purpose of redeeming these outstanding shares. Holders of the 9% Preferred have entered into an agreement with the Company to waive this requirement.

     The Company has a Series A Cumulative Preferred Stock ("Series A"), with 13,792 shares authorized and 12,063 shares outstanding at September 30, 2006 and December 31, 2005 and 2004. The Series A has a par value of $10 per share, and we will declare and pay a quarterly dividend at 9% on its par value each year. Dividends will be paid if funds are lawfully available and, if not, will be accumulated and paid on the next dividend date if funds are available, plus interest at the 9% dividend rate. No dividends will be payable on Common Stock if any payment of the Series A dividend has been unpaid. $37,196 and $26,340 in dividends were in arrears at December 31, 2005 and 2004, respectively and $45,340 in arrears at September 30, 2006 on the Series A. Shares of the Series A have no voting rights except as are provided by law, including the right to vote as a class to approve certain corporate transactions, such as charter amendments and mergers. Holders of the Series A are entitled to receive a payment in the amount of $10 per share plus any accumulated, unpaid dividends, in the event the Company is liquidated, before the Company makes any payment to the holders of Common Stock with respect to their shares. The Series A is not convertible into common stock.

     The Company has a Series B Convertible Preferred Stock ("Series B") with 400,000 shares authorized and 9,520 shares outstanding at September 30, 2006 and December 31, 2005 and 2004. The Series B has a par value of $10 per share, and we will declare and pay a quarterly dividend at 9% on its par value each year. Dividends will be paid if funds are lawfully available and, if not, will be accumulated and paid on the next dividend date if funds are available, plus interest at the 9% dividend rate. No dividends will be payable on Common Stock if any payment of the Series B dividend has been unpaid. $29,988 and $21,420 in dividends were in arrears at December 31, 2005 and 2004, respectively and $63,414 in arrears at September 30, 2006 on the Series B. Shares of the Series B have no voting rights except as are provided by law, including the right to vote as a class to approve certain corporate transactions, such as charter amendments and mergers. Holders of the Series B are entitled to receive a payment in the amount of $10 per share plus any accumulated, unpaid dividends, in the event the Company is liquidated, before the Company makes any payment to the holders of Common Stock with respect to their shares. The Series B is convertible into common stock at a rate equal to its issue price, $25, divided by the conversion price. The conversion price is the greater of $4 or 70% of the average market price of common stock for the five trading days preceding conversion.

     The Company has a Series C Convertible Preferred Stock ("Series C") with 300,000 shares authorized and 37,960 shares outstanding at September 30, 2006 and December 31, 2005 and 2004. The Series C has a par value of $10 per share and we will declare and pay a quarterly dividend at 9% on its par value each year. Dividends will be paid if funds are lawfully available and, if not, will be accumulated and paid on the next dividend date if funds are available, plus interest at the 9% dividend rate. No dividends will be payable on Common Stock if any payment of the Series C dividend has been unpaid. $120,748 and $86,584 in dividends were in arrears at December 31, 2005 and 2004, respectively and $146,371 in arrears at September 30, 2006 on the Series C. Shares of the Series C have no voting rights except as are provided by law, including the right to vote as a class to approve certain corporate transactions, such as charter amendments and mergers. Holders of the Series C are entitled to receive a payment in the amount of $10 per share plus any accumulated, unpaid dividends, in the event the Company is liquidated, before the Company makes any payment to the holders of Common Stock with respect to their shares. The Series C is convertible into common stock at a rate of $1.00 per share.

     The Company has a Series 2002A Convertible Preferred Stock ("Series 2002A") with 100,000 shares authorized and 3,500 shares outstanding at September 30, 2006 and 4,500 shares outstanding at December 31, 2005 and 2004. The Series 2002A has a par value of $10 per share and we will declare and pay a quarterly dividend at 9% on its par value each year. Dividends will be paid if funds are lawfully available and, if not, will be accumulated and paid on the next dividend date if funds are available, plus interest at the 9% dividend rate. No dividends will be payable on Common Stock if any payment of the Series 2002A dividend has been unpaid. $15,670 and $11,620 in dividends were in arrears at December 31, 2005 and 2004, respectively and $8,448 in arrears at September 30, 2006 on the Series 2002A. Shares of the Series 2002A have no voting rights except as are provided by law, including the right to vote as a class to approve certain corporate transactions, such as charter amendments and mergers. Holders of the Series 2002A are entitled to receive a payment in the amount of $10 per share plus any accumulated, unpaid dividends, in the event the Company is liquidated, before the Company makes any payment to the holders of Common Stock with respect to their shares. The Series 2002A is convertible into common stock at a rate of $0.25 per share.

     During 2005, the Company created the Series E Preferred Stock with 35,000 shares authorized and 35,000 shares outstanding at September 30, 2006 and 0 shares outstanding at December 31, 2005. The Series E Preferred Stock has a par value of $10 per share and will be issued at $1,000 per share. Except as otherwise required by law, the holders of shares of the Series E Preferred Stock shall vote together as a single class with the holders of the Common Stock, on an as converted basis. Holders of the Series E Preferred Stock are entitled to receive a payment in the amount of $10 per share or the purchase price, whichever is greater in the event the Company is liquidated, before the Company makes any payment to the holders of Common Stock with respect to their shares. The Series E Preferred Stock is convertible into Common Stock at a rate of 6,667 shares of common stock per share of Series E Preferred Stock and will automatically convert into the Company's common shares upon the completion of the planned acquisition and the amendment of the Company's articles of incorporation authorizing additional shares for the conversion. All Series E Preferred Stock were converted upon filing of the Amended and Restated Articles of Incorporation on October 16, 2006.

     Total preferred stock dividends in arrears at September 30, 2006 was $244,222.

Convertible Bonds

     During 2004 the Company issued the Bonds for proceeds of $43,000. Prior to January 1, 2004 the Company had issued $1,457,000 of the Bonds. The Bonds bear interest at 12% per annum and are convertible into the Company's common stock at a rate of 50% of the preceding 10 day volume weighted average market price of the stock, but not less than $0.15 per share. Principal and interest will be repaid on or before December 27, 2007, if not converted prior. The Company may force conversion of the Bonds if the stock trades above $2.00 per share on 10 consecutive trading days. The Bonds are secured by the RushTrade software, trade names, websites, customer accounts and other assets. The Company calculated the value of the beneficial conversion feature embedded in the Bonds issued prior to January 1, 2004 in accordance with EITF 98-5 and EITF 00-27, and recorded $485,175 as a debt discount. The debt discount is being amortized as interest expense over the term of the Bonds. Interest expense related to the amortization of the debt discount for the years ended December 31, 2005 and 2004 was $6,714 and $86,734, respectively.

     During 2003, holders of $785,000 of the Bonds elected to convert into 5,222,915 shares of the Company's common stock. The Company did not have an adequate number of shares available to issue these shares to the holders of the Bonds and as a result recorded pending stock issuances of $785,000 as a current liability. During 2004 the shareholders approved an increase in the number of outstanding shares from 10,000,000 to 50,000,000 and accordingly, in March 2004, the Company issued the common stock related to the conversion of the Bonds.

     During 2004, holders of $230,000 of the Bonds elected to convert into 1,107,845 shares of the Company's common stock.

     During 2005, a holder of $140,000 of the Bonds elected to convert into 933,333 shares of the Company's common stock.

     At September 30, 2006 Bonds payable totaled $321,147, net of debt discount of $8,853.

Possible Anti-Takeover Provisions

     Special Meetings of Shareholders; Director Nominees. Our bylaws provide that special meetings of shareholders may be called by shareholders only if the holders of at least 66 2/3% of the common stock join in such action. The articles of incorporation and the bylaws also provide that shareholders desiring to nominate a person to the board of directors must submit their nominations to us at least 60 days in advance of the date on which the last annual shareholders' meeting was held, and provide that the number of directors to be elected (within the minimum-maximum range of 3 to 21 set forth in the articles of incorporation and bylaws) shall be determined by the board of directors or by the holders of at least 66 2/3% of the common stock. While these provisions of the articles of incorporation and bylaws have been established to provide a more cost-efficient method of calling special meetings of shareholders and a more orderly and complete presentation and consideration of shareholder nominations, they could have the effect of discouraging certain shareholder actions or opposition to candidates selected by the board of directors and provide incumbent management a greater opportunity to oppose shareholder nominees or hostile actions by shareholders. The affirmative vote of holders of at least 66 2/3% of the common stock is necessary to amend, alter or adopt any provision inconsistent with or repeal any of these provisions.

     Removal of Directors. The Articles provide that directors may be removed from office only for "cause" by the affirmative vote of holders of at least 66 2/3% of the common stock. "Cause" means proof beyond the existence of a reasonable doubt that a director has been convicted of a felony, committed gross negligence or willful misconduct resulting in a material detriment to the Company, or commit a material breach of such director's fiduciary duty to the Company resulting in a material detriment to the Company. The inability to remove directors except for "cause" could provide incumbent management with a greater opportunity to oppose hostile actions by shareholders. The affirmative vote of holders of at least 66 2/3% of the common stock is necessary to amend, alter or adopt any provision inconsistent with or repeal this provision.

     Classification of Directors. The Articles and bylaws divide the board of directors into three classes, equal or approximately equal in number, serving staggered three-year terms. The board of directors is presently comprised of nine members (until subsequently changed by the board of directors or shareholders in accordance with the procedures described above), with classes having three members each. At each annual meeting of shareholders, directors in the class whose terms are expiring shall be elected for three-year terms to succeed those whose terms expired. The affirmative vote of holders of at least 66 2/3% of the common stock is necessary to amend, alter or adopt any provision inconsistent with or repeal this provision.

     The provisions regarding classification of directors were established to provide orderly transition and continuity in the membership of the board of directors. Such procedures could, however, have the effect of providing incumbent management a greater opportunity to oppose hostile actions by shareholders. Moreover, it requires two annual meetings of shareholders to consider and vote upon reelection or removal of a majority of the members of the Board, rather than at each annual meeting of shareholders. Also, our bylaws provide that directors chosen to fill any vacancy (whether by increase in the number of directors or as a result of their resignation, removal or other events) will serve until the next annual meeting at which their Class is up for reelection, rather than the next annual meeting at which any Class is elected.

     Business Combination Law. We are subject to Part Thirteen (the "Business Combination Law") of the Texas Business Corporation Act, which took effect September 1, 1997. In general, the Business Combination Law prevents an "affiliated shareholder" (defined generally as a person that is or was within the preceding three-year period the beneficial owner of 20% or more of a corporation's outstanding voting shares) or its affiliates or associates from entering into or engaging in a "business combination" (defined generally to include (i) mergers or share exchanges, (ii) dispositions of assets having an aggregate value equal to 10% or more of the market value of the assets or of the outstanding common stock or representing 10% or more of the earning power or net income of the corporation, (iii) certain issuances or transactions by the corporation that would increase the affiliated shareholder's number of shares of the corporation, (iv) certain liquidations or dissolutions, and (v) the receipt of tax, guarantee, loan or other financial benefits by an affiliated shareholder other than proportionately as a shareholder of the corporation) with an "issuing public, corporation" (which includes the Company) during the three-year period immediately following the affiliated shareholder's acquisition of shares unless
(a) before the date such person became an affiliated shareholder, the board of directors of the issuing public corporation approves the business combination or the acquisition of shares made by the affiliated shareholder on such date or (b) not less than six months after the date such person became an affiliated shareholder, the business combination is approved by the affirmative vote of holders of at least two thirds of the issuing public corporation's outstanding voting shares not beneficially owned by the affiliated shareholder or its affiliates or associates. The Business Combination Law does not apply to a business combination with an affiliated shareholder that was the beneficial owner of 20% or more of the outstanding voting shares of the issuing public corporation on December 31, 1996, and continuously until the announcement date of the business combination. In discharging the duties of director under the Business Combination Act or otherwise a director, in considering the best interests of the Company, may consider the long-term as well as the short-term interests of the Company and its shareholders, including the possibility that those interests may be best served by the continued independence of the Company.

                                  LEGAL MATTERS

     Legal matters in connection with the common stock being offered hereby will be passed upon for the Company and selling shareholders or by Andrews Kurth LLP, Dallas, Texas.

                                     EXPERTS

     Our financial statements as of December 31, 2005 and 2004, and for the years then ended, included in this Prospectus have been audited by KBA Group LLP, independent registered public accounting firm, as set forth in their report therein included, and have been so included in reliance upon such report being given upon their authority as experts in accounting and auditing. The financial statements of Terra Nova and Market Wise Securities as of December 31, 2005 and 2004, and for the years then ended, included in this Prospectus have been audited by Ryan and Juraska, independent public accounting firm, as set forth in their report therein included, and have been so included in reliance upon such report being given upon their authority as experts in accounting and auditing.

                              AVAILABLE INFORMATION

     We have filed with the SEC a Registration Statement on Form SB-2, together with all amendments, schedules and exhibits thereto, pursuant to the Securities Act with respect to the securities offered by this Prospectus. This Prospectus does not contain all information set forth in the registration statement and the exhibits. The statements contained in this Prospectus as to the contents of any contract or other document identified as exhibits in this Prospectus are materially complete, but in each instance, reference is made to a copy of such contract or document filed as an exhibit to the Registration Statement. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and exhibits which may be inspected without charge at the SEC's principal office at 100 F Street, NE, Washington, D. C. 20549.

     We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at 100 F Street, NE, Washington, D. C. 20549. Copies of such material may also be obtained from the Public Reference Section of the Commission at prescribed rates. Our Registration Statement on Form SB-2, as well as any reports to be filed under the Exchange Act can also be obtained electronically after we have filed such documents with the SEC through a variety of databases, including among others, the SEC's Electronic Data Gathering, Analysis and Retrieval ("EDGAR") program, Knight-Ridder Information, Inc., Federal Filings/Dow Jones and Lexis/Nexis. Additionally, the SEC maintains a Website (http://www sec.gov) that contains such information regarding the Company.

     We intend to furnish our shareholders with annual reports containing audited financial statements and such other reports as we deem appropriate or as may be required by law.

     Requests for information may be directed to Brooke Hoffmann, Director of Investor Relations, c/o Terra Nova Financial Group, Inc.., Suite 1550, 100 South Wacker Drive, Chicago, IL 60606, telephone number (312-) 827-3600.

                        RUSH FINANCIAL TECHNOLOGIES, INC.

                          Index to Financial Statements
Rush Financial Technologies, Inc. and subsidiaries                          Page
                                                                            ----
Report of Independent Registered Public Accounting Firm                     F-3
Consolidated Balance Sheets at December 31, 2005 and 2004                   F-4
Consolidated Statements of Operations for the Years Ended
  December 31, 2005 and 2004                                                F-5
Consolidated Statements of Shareholders' Deficit for the Years Ended
  December 31, 2005 and 2004                                                F-6
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 2005 and 2004                                                F-7
Notes to Consolidated Financial Statements for the Years Ended
  December 31, 2005 and 2004                                                F-9

Terra Nova Trading, LLC

Report of Independent Auditors                                              F-28
Statements of Financial Condition at December 31, 2005 and 2004             F-29
Statements of Operations for the Years Ended December 31, 2005 and 2004 F-30 Statements of Changes in Member's Equity for the Years Ended
  December 31, 2005 and 2004                                                F-31
Statements of Cash Flows for the Years Ended December 31, 2005 and 2004     F-32
Notes to Financial Statements                                               F-33

Market Wise Stock Trading School, LLC

Report of Independent Certified Public Accountants                          F-37
Balance Sheets at December 31, 2005 and 2004                                F-38
Statements of Operations for the Years Ended December 31, 2005 and 2004 F-39 Statements of Changes in Member's Equity for the Years Ended
  December 31, 2005 and 2004                                                F-40
Statements of Cash Flows for the Years Ended December 31, 2005 and 2004     F-41
Notes to Financial Statements                                               F-42

Market Wise Securities, LLC

Report of Independent Auditors                                              F-45
Statements of Financial Condition at December 31, 2005 and 2004             F-46
Statements of Operations for the Years Ended December 31, 2005 and 2004 F-47 Statements of Changes in Member's Equity for the Years Ended
  December 31, 2005 and 2004                                                F-48
Statements of Cash Flows for the Years Ended December 31, 2005 and 2004     F-49
Notes to Financial Statements                                               F-50

Terra Nova Financial Group, Inc. and subsidiaries (formerly known as
Rush Financial Technologies, Inc.) Unaudited Interim Financial Statements

Unaudited Balance Sheets at September 30, 2006 and December 31, 2005        F-51
Unaudited Statements of Operations for the three and nine months ended
  September 30, 2006 and 2005                                               F-52
Unaudited Statements of Cash Flows for the nine months ended
  September 30, 2006 and 2005                                               F-53
Notes to unaudited interim consolidated Financial Statements                F-54

          UNAUDITED COMBINED PRO FORMA CONDENSED FINANCIAL INFORMATION

Rush Financial Technologies, Inc., Terra Nova Trading, LLC, Market Wise Stock Trading School, LLC and Market Wise Securities, LLC

Basis of Presentation                                                       F-66
Unaudited Combined Pro Forma Condensed Statement of Operations for the
  Year Ended December 31, 2005                                              F-67
Unaudited Combined Pro Forma Condensed Statement of Operations for the
  Nine Months Ended September 30, 2006                                      F-68
Notes to Unaudited Combined Pro Forma Condensed Financial Statements        F-69

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



To the Board of Directors and Shareholders of Rush Financial Technologies, Inc.

We have audited the accompanying consolidated balance sheets of Rush Financial Technologies, Inc. and Subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, shareholders' deficit and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Rush Financial Technologies, Inc. and Subsidiaries as of December 31, 2005 and 2004, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. At December 31, 2005, the Company's current liabilities exceeded its current assets by $3,173,135. Additionally, the Company incurred a net loss of $3,180,331 in 2005 and $2,496,637 in 2004 and used cash flows from operations totaling $1,472,351 in 2005 and $1,008,245 in 2004. The Company also has unpaid payroll tax obligations of approximately $694,000, past due convertible notes payable totaling $351,667 and a significant amount of past due trade payables at December 31, 2005. These conditions, among others described in Note 3 to the consolidated financial statements, raise substantial doubt about the Company's ability to continue as a going concern. Management's plan with regard to these matters is also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ KBA GROUP LLP
Dallas, Texas
March 30, 2006


               RUSH FINANCIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                           December 31, 2005 and 2004

                                     ASSETS                                  2005            2004
                                                                         ------------    ------------
Current assets
        Cash and cash equivalents                                        $     23,399    $    343,510
        Restricted cash                                                        31,000            --
        Accounts receivable                                                    78,190          54,235
        Prepaid expenses and deposits                                         134,119          76,332
                                                                         ------------    ------------
            Total current assets                                              266,708         474,077
                                                                         ------------    ------------

Capitalized software development costs, net                                   595,966         817,631
Property and equipment, net                                                   108,731          80,127
Intangibles, net                                                              135,681         205,863
Deferred financing fees, net                                                     --             5,774
Goodwill                                                                         --           200,247
Other assets                                                                   32,800          31,786
Deferred acquisition costs                                                    553,475            --
                                                                         ------------    ------------
            Total assets                                                 $  1,693,361    $  1,815,505
                                                                         ============    ============

                      LIABILITIES AND SHAREHOLDERS' DEFICIT

Current liabilities
        Accounts payable                                                 $    768,337    $    631,684
        Accrued preferred stock dividends                                     209,902         150,464
        Accrued payroll tax obligation                                        693,776         442,697
        Accrued expenses and other liabilities (including $88,376 and
            $85,194 of accrued interest expense due to related
            parties at December 31, 2005 and 2004, respectively)              950,730         859,916
        Liabilities acquired in 2001 acquisition                              332,098         332,098
        Convertible notes payable (including $318,333 due to
            related parties at December 31, 2005 and 2004),
            net of unamortized debt discount of $0 and $2,275 at
            December 31, 2005 and 2004, respectively                          485,000         482,725
                                                                         ------------    ------------
            Total current liabilities                                       3,439,843       2,899,584
                                                                         ------------    ------------

Convertible bonds payable, net of unamortized debt discount of $14,201
        and $20,915 at December 31, 2005 and 2004, respectively               330,799         464,085
                                                                         ------------    ------------
            Total liabilities                                               3,770,642       3,363,669
                                                                         ------------    ------------

Commitments and Contingencies

Shareholders' deficit
        Preferred stock - cumulative; $10 par value; 38,792 shares authorized; 14,063 shares issued and outstanding;
            liquidation preference of $10 per share                           140,630         140,630
        Preferred stock - convertible cumulative; $10 par value;
            835,000 and 800,000 authorized at December 31, 2005 and
            2004, respectively; 51,980 shares issued and outstanding;
            liquidation preference of $10 per share                           519,800         519,800
        Common stock - $0.01 par value; 50,000,000 shares authorized;
            37,478,127 and 24,715,790 shares issued and outstanding at
            December 31, 2005 and 2004, respectively                          374,781         247,157
        Additional paid in capital                                         18,483,110      15,895,945
        Deferred compensation                                                 (63,575)           --
        Accumulated deficit                                               (21,532,027)    (18,351,696)
                                                                         ------------    ------------
            Total shareholders' deficit                                    (2,077,281)     (1,548,164)
                                                                         ------------    ------------
            Total liabilities and shareholders' deficit                  $  1,693,361    $  1,815,505
                                                                         ============    ============

           See accompanying notes to consolidated financial statements


               RUSH FINANCIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 For the Years Ended December 31, 2005 and 2004

                                                                          2005            2004
                                                                      ------------    ------------
 Revenue:
         Investment services                                          $  2,291,512    $  2,053,415
         Software services                                                   7,273         105,648
         Corporate                                                          46,798          41,305
                                                                      ------------    ------------
                  Total revenue                                          2,345,583       2,200,368
                                                                      ------------    ------------

 Expenses:
         Investment services                                             1,978,673       1,966,849
         Software services                                               1,353,937         861,556
         General and administrative                                      1,013,452         604,616
         Loss on settlement of liabilities                                  26,458         103,604
         Impairment of goodwill and intangibles                            420,245            --
         Depreciation and amortization                                     612,267         897,645
                                                                      ------------    ------------
                   Total expenses                                        5,405,032       4,434,270
                                                                      ------------    ------------

 Operating loss                                                         (3,059,449)     (2,233,902)

 Interest expense (including $38,490 and $49,881 to related parties
          during 2005 and 2004, respectively)                             (120,882)       (262,735)
                                                                      ------------    ------------

 Net loss                                                             $ (3,180,331)   $ (2,496,637)
                                                                      ============    ============


Basic and diluted net loss per share attributable
         to common shareholders                                       $      (0.10)   $      (0.13)
                                                                      ============    ============

Weighted average common shares outstanding, basic and diluted           31,053,140      19,379,426
                                                                      ============    ============

           See accompanying notes to consolidated financial statements


                                          RUSH FINANCIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
                                                  STATEMENTS OF SHAREHOLDERS' DEFICIT
                                            For the Years Ended December 31, 2005 and 2004

                                                                                              Common Stock
                                                                 Additional                    Issued For    Deferred
                             Preferred         Common Stock        Paid In      Accumulated     Asset Not     Compen-
                               Stock       Shares      Amount      Capital        Deficit     Yet Received    sation       Total
                             ---------   ----------   --------   -----------   ------------   ------------   --------   -----------
Balances, January 1, 2004    $ 685,430    9,960,444   $ 99,604   $12,764,907   $(15,855,059)  $    (36,000)  $   --     $(2,341,118)
  Preferred stock
    dividends accrued             --           --         --         (60,789)          --             --         --         (60,789)
  Common stock issued for
    cash                          --      6,008,178     60,082     1,318,169           --             --         --       1,378,251
  Common stock issued for
    compensation                  --        189,208      1,892        64,502           --             --         --          66,394
  Common stock issued for
    services                      --        217,493      2,175        72,959           --             --         --          75,134
  Common stock issued for
    directors fees                --          9,212         92         3,409           --             --         --           3,501
  Common stock issued for
    interest                      --         87,967        880        39,237           --             --         --          40,117
  Common stock issued as
    payment of dividends          --         25,277        253        11,577           --             --         --          11,830
  Common stock issued to
    settle advances from
    related parties               --        483,333      4,833       159,501           --             --         --         164,334
  Common stock issued for
    Lostview acquisition          --        750,000      7,500       330,000           --             --         --         337,500
  Preferred stock converted
    into common stock          (25,000)      25,000        250        24,750           --             --         --            --
  Conversion of bonds to
    common stock                  --      1,107,845     11,078       218,922           --             --         --         230,000
  Common stock issued for
    pending issuances             --      5,851,833     58,518       948,801           --             --         --       1,007,319
  Receipt of asset purchased
    with common stock             --           --         --            --             --           36,000       --          36,000
  Net loss                        --           --         --            --       (2,496,637)          --         --      (2,496,637)
                             ---------   ----------   --------   -----------   ------------   ------------   --------   -----------
Balances, December 31, 2004    660,430   24,715,790    247,157    15,895,945    (18,351,696)          --         --      (1,548,164)
  Preferred stock dividends
    accrued                       --           --         --         (59,439)          --             --         --         (59,439)
  Common stock issued for
    cash                          --      7,253,386     72,534     1,447,466           --             --         --       1,520,000
  Common Stock warrants
    exercised for cash            --      1,750,000     17,500       462,500           --             --         --         480,000
  Common stock issued for
    compensation                  --        378,350      3,784        74,561           --             --      (63,575)       14,770
  Common stock issued for
    interest                      --        421,097      4,211        97,933           --             --         --         102,144
  Common stock issued for
     directors fees               --         89,966        900        19,600           --             --         --          20,500
  Conversion of bonds to
     common stock                 --        933,333      9,333       130,667           --             --         --         140,000
  Common stock issued for
    consulting expenses           --        115,372      1,154        25,299           --             --         --          26,453
  Common stock issued for
    other expenses                --        540,683      5,407        90,144           --             --         --          95,551
  Common stock issued for
    assets                        --        510,150      5,101       107,734           --             --         --         112,835
  Common stock issued for
    Lostview acquisition          --        750,000      7,500       187,500           --             --         --         195,000
  Common stock options            --         20,000        200         3,200           --             --         --           3,400

  Net loss                        --           --         --            --       (3,180,331)          --         --      (3,180,331)
                             ---------   ----------   --------   -----------   ------------   ------------   --------   -----------
Balances, December 31, 2005  $ 660,430   37,478,127   $374,781   $18,483,110   $(21,532,027)  $       --     $(63,575)  $(2,077,281)
                             =========   ==========   ========   ===========   ============   ============   ========   ===========

                                  See accompanying notes to consolidated financial statements

                                                            F-6

               RUSH FINANCIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 For the Years ended December 31, 2005 and 2004

                                                                           2005           2004
                                                                       -----------    -----------
Cash flows from operating activities:
  Net loss                                                             $(3,180,331)   $(2,496,637)
  Adjustments to reconcile net loss to net cash used
   in operating activities
     Common stock issued for compensation, services and expenses           157,272        145,029
     Depreciation and amortization                                         612,267        897,645
     Impairment of goodwill and intangibles                                420,245           --
     Amortization of debt discount                                           8,989        100,331
     Amortization of deferred financing fees                                 5,774         13,856
     Loss on settlement of liabilities                                      26,458        103,604
  Change in assets and liabilities:
     (Increase) decrease in assets:
          Accounts receivable                                              (23,957)       (24,614)
          Prepaid expenses, deposits and other assets                       (5,801)       (24,075)
     Increase (decrease) in liabilities:
          Accounts payable                                                 136,653       (159,133)
          Accrued payroll tax obligation                                   251,079        264,061
          Accrued expenses and other liabilities                           119,001        171,688
                                                                       -----------    -----------
Net cash used in operating activities                                   (1,472,351)    (1,008,245)
                                                                       -----------    -----------

Cash flows from investing activities:
   Cash acquired in acquisition                                               --            4,446
   Purchase of property and equipment                                      (88,098)       (38,284)
   Capitalization of software development costs                           (178,587)      (221,636)
   Capitalization of deferred acquisition costs                           (553,475)          --
                                                                       -----------    -----------
Net cash used in investing activities                                     (820,160)      (255,474)
                                                                       -----------    -----------

Cash flows from financing activities:
   Proceeds from sale of common stock                                    1,520,000      1,378,251
   Proceeds from exercise of stock warrants                                480,000           --
   Proceeds from exercise of stock options                                   3,400           --
   Payments on notes payable                                                  --          (12,777)
   Net advances from related parties                                          --           27,667
   Proceeds from convertible bonds                                            --           43,000
   Change in restricted cash                                               (31,000)          --
                                                                       -----------    -----------
Net cash provided by financing activities                                1,972,400      1,436,141
                                                                       -----------    -----------

Net (decrease) increase in cash and cash equivalents                      (320,111)       172,422
Cash and cash equivalents at beginning of year                             343,510        171,088
                                                                       -----------    -----------
Cash and cash equivalents at end of year                               $    23,399    $   343,510
                                                                       ===========    ===========

          See accompanying notes to consolidated financial statements

                                      F-7

               RUSH FINANCIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF CASH FLOWS-CONTINUED
                 For the Years ended December 31, 2005 and 2004


                                                                           2005           2004
                                                                       -----------    -----------
Supplemental Disclosure of Cash Flow Information:
  Cash paid for interest                                               $      --      $      --
  Cash paid for income taxes                                           $      --      $      --

Supplemental Disclosure of Non-Cash Information:
  Preferred stock dividend accrued                                     $    59,439    $    60,789
  Preferred stock converted to common stock                                   --           25,000
  Common stock issued as payment of accrued interest                       102,144         40,117
  Common stock issued as payment of accrued dividends                         --           11,830
  Common stock issued for repayment of advances to related parties            --          164,334
  Common stock issued in the LostView acquisition                          195,000        337,500
  Common stock issued for deferred compensation                             63,575           --
  Common stock issued for deposits                                          53,000           --
  Liability accrued for intangible assets to be paid in common stock        47,500           --
  Intangibles acquired through the issuance of common stock                 59,835           --
  Receipt of asset purchased with common stock                                --           36,000
  Conversion of bonds to common stock                                      140,000        230,000
  Common stock issued for pending issuances                                   --        1,007,319









          See accompanying notes to consolidated financial statements

               RUSH FINANCIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2005 and 2004

Note 1 - Nature of Operations

     Rush Financial Technologies, Inc. dba RushTrade Group and Subsidiaries (the "Company"), is a holding company of the financial services and software development companies described below.

     RushGroup Technologies, Inc. ("RushGroup") is a wholly owned subsidiary of the Company. RushGroup is a registered Service Bureau and member of the Certified Partners program with the Nasdaq Stock Market. RushGroup serves as the Company's financial technology development subsidiary, which develops and operates proprietary real-time portfolio management software products, advanced order management systems, direct-access trading software applications and a data service center. Utilizing a number of proprietary technologies and its exclusive Direct Access Routing Technology (DART(TM)), an intelligent order routing system, RushGroup offers real-time market data platforms and direct access trading systems to National Association of Securities Dealers ("NASD") member broker/dealers, institutional portfolio managers and traders.

     RushTrade Securities, Inc. ("RushTrade") is a wholly owned subsidiary of the Company. RushTrade, a fully-disclosed introducing broker/dealer and member of the NASD, PCX and SIPC, offers securities and direct access online brokerage, trading and advanced order routing services to its retail customers utilizing RushGroup's software products. RushTrade customer accounts are insured and are held at a third-party clearing firm. RushTrade is registered in all 50 states and accepts customers from most foreign countries. Customer accounts are self-directed, and RushTrade does not provide advice or make trade recommendations.

     In February, 2004 the Company acquired LostView Development Corporation ("LostView"). LostView is a financial technology and web development company providing professional software development services for online trading and document management systems. The Company performed its annual impairment of goodwill related to LostView during the fourth quarter of 2005 and determined that it was impaired. Additionally, during the fourth quarter of 2005 the Company determined that the intellectual property acquired from LostView was impaired. Accordingly, the Company wrote-off approximately $420,000 of goodwill and intellectual property in 2005.

     Rushmore Securities Corporation ("RSC"), a wholly-owned subsidiary of the Company, was also registered under federal and state securities laws as a broker-dealer and was a member of the NASD during the years prior to and including 2003. RSC is largely inactive due to the Company's decision to transition away from the traditional retail brokerage business with its lower operation margins and the inherent risks of outside independent registered representatives offering advice and recommendations. RSC filed a broker-dealer withdrawal of membership ("Form BD/W") with the NASD in December 2003. RSC has no substantial revenue-producing assets and no longer has any outside independent registered representatives.

     Rushmore Insurance Services, Incorporated ("Rushmore Agency") is an insurance agency and an affiliate of the Company by means of service agreements. The agency formerly offered life, health, and disability insurance and annuities through a network of agents, most of which were terminated during 2002 and 2003 in accordance with the Company's repositioning plan. Rushmore Agency is 100% owned by D. M. "Rusty" Moore, Jr. The Company and Mr. Moore have entered into an administrative services agreement whereby net revenues and expenses are charged via a management fee to Rushmore Agency by the Company as allowed by regulatory requirements. Rushmore Agency has been consolidated in the accompanying consolidated financial statements. Rushmore Agency is largely inactive due to the Company's decision to transition away from the traditional financial service businesses.

Note 2 - Summary of Significant Accounting Policies

(a) Consolidation Policy

The accompanying consolidated financial statements include the accounts of Rush Financial Technologies, Inc. and its subsidiaries, RSC, RushTrade, RushGroup, LostView and Rushmore Agency. All significant inter-company transactions have been eliminated in consolidation.

(b) Capitalization of Software Development Costs

In accordance with SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," internally generated software development costs associated with new products and significant enhancements to existing software products are expensed as incurred until technological feasibility has been established. Software development costs that qualify for capitalization include the salaries and benefits of the software engineers assigned to the products, internal and external quality assurance testing costs, overhead allocations primarily associated with rent and facilities costs and the costs of outsourced development activities. Software development costs not qualifying for capitalization are recorded as product development expense. Capitalized software development costs, including purchased software, if any, are amortized using the greater of the revenue method or the straight-line method generally with useful lives of three years or less. At each balance sheet date the Company evaluates the estimated net realizable value of each software product and when required, records write-downs of net carrying value to net realizable value of any products for which the net carrying value is in excess of net realizable value. The net realizable value is the estimated future gross revenue of each product reduced by the estimated future costs of completing and disposing of that product, including the costs of completing in process development and customer support. The Company determined that no write-down of capitalized software development costs was required during the years ended December 31, 2005 and 2004. As of December 31, 2005 and 2004, the gross total of all capitalized software development costs was $2,726,596 and $2,548,009, respectively. Accumulated amortization of the capitalized software development costs totaled $2,130,630 and $1,730,378 at December 31, 2005 and 2004,
respectively. During 2005 and 2004, the Company amortized $400,242 and $692,250 of software cost, respectively, using an estimated useful life of three years.

(c) Goodwill

Goodwill is the excess of the purchase price paid and liabilities assumed over the estimated fair market value of net assets acquired at the date of acquisition. The Company recorded goodwill of $200,247 relating to the LostView acquisition in February 2004. An additional $195,000 was recorded in March 2005 when certain conditions were met. The Company accounts for goodwill using SFAS 142 "Goodwill and Intangible Assets" ("SFAS 142"). In accordance with SFAS 142, goodwill is not amortized but is reviewed for impairment annually or more frequently if impairment indicators arise. The Company performed an annual impairment test of goodwill during the fourth quarter of 2005 and determined that the entire goodwill balance of $395,247 was impaired as no future cash flows or other benefits were expected from LostView. Accordingly, an impairment charge related to goodwill of $394,247 was recorded during the year ended December 31, 2005.

(d) Intangibles

In January 2002, the Company entered into a non-exclusive agreement with NewportX.com, an affiliate of Online Training Academy, ("OTA"), for referral of active online traders. The initial term of the agreement was for three years and cancelable by either party after the initial term with twelve months notice. The agreement called for the Company to pay to NewportX.com 50% of net commissions on a monthly basis for any traders referred by OTA for which RushTrade agreed to open an account. Additionally, RushTrade agreed to reimburse the traders' tuition paid to OTA by reducing RushTrade's standard published commission rate by 25%. In March 2002 an alternate method of payment was agreed to by amendment to the original agreement, whereby the Company agreed to pay OTA $2,000 in common stock for each trader referred. The amendment was for six months, or until 150 traders had been acquired by RushTrade. The Company issued 1,200,000 shares of restricted common stock to NewportX.com during March 2002, and recorded a prepaid asset of $300,000, the fair value of the stock on the date of issuance. This amount was recorded as a prepaid asset as the Company issued common stock, consideration in advance of receiving the assets acquired. As the active trader accounts were received and certified, the Company reclassified these amounts to an intangible asset. As of December 31, 2004, all 150 of the trader accounts were delivered and certified and $300,000 was reclassified to intangible assets and is being amortized over three years, the estimated life of the trader accounts. Amortization of this intangible for the years ended December 31, 2005 and 2004 was $100,000 and $97,000, respectively. At December 31, 2005 and 2004, accumulated amortization of this intangible totaled $247,500 and $147,500, respectively.

Under the agreement with OTA the Company received 82 trader accounts in excess of the initial 150 accounts. During the second quarter of 2005, as payment for these trader accounts, the Company issued 260,150 shares of restricted common stock with an estimated fair market value of approximately $59,835, based on the fair value of the stock on the date of issuance which has been classified as an intangible asset and is being amortized over three years, the estimated life of the trader accounts. Amortization related to this intangible for the year ended December 31, 2005 was $14,958.

On April 25, 2005, the Company entered into a non-exclusive agreement with OTA, for referral of active online traders effectively replacing and updating the previous agreement. The initial term of the agreement is for one year renewable year to year and cancelable by either party after the initial term with six months notice. The agreement calls for the Company to pay to NewportX.com $1,000 in cash or $1,250 in stock on a monthly basis for any traders referred by OTA for which RushTrade agrees to open an account. Additionally, RushTrade agrees to reimburse the traders' tuition paid to OTA by reducing RushTrade's standard published commission rate by 25%. As an alternate method of payment, RushTrade may sponsor OTA marketing efforts and any traders from the succeeding monthly class shall be deemed to be paid for. During the second quarter of 2005, the Company issued 100,000 shares of stock as a deposit for future traders to be received and certified. These shares were valued at $23,000 based on the fair value of the stock on the date of issuance. During the year ended December 31, 2005, the Company received 38 trader accounts under this agreement. As a result, the Company certified and capitalized $47,500 of referrals as an intangible asset that will be amortized over a three year period, the estimated life of the trader accounts. Amortization expense for these intangibles amounted to $9,197 for the year ended December 31, 2005.

In February 2004, the Company completed the acquisition of LostView. The assets acquired included $113,453 of intangible assets, other than goodwill. Of the $113,453 of intangible assets, $50,000 was assigned to intellectual property subject to amortization over 3 years and $63,453 was assigned to employment agreements subject to amortization over 1 year (the term of the employment agreements). Amortization expense related to these intangibles was $28,361 and $60,090 for the years ending December 31, 2005 and 2004, respectively. The remaining intellectual property asset valued at $24,998 was determined to be impaired at the end of 2005 and was written off.

The aggregate estimated future amortization expense for intangible assets remaining at December 31, 2005 is as follows:

                             2006      $     88,273
                             2007            35,772
                             2008            11,636
                                       ------------
                             Total     $    135,681
                                       ============

(e) Long-lived Assets

The Company evaluates the carrying value of long-lived assets whenever events or changes in circumstances indicate that the carrying amount may not be fully recoverable. If the total of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized based on the amount by which the carrying value exceeds the asset's fair value.

(f) Cash and Cash Equivalents

Company funds not currently required to fund operations are kept in liquid commercial bank accounts paying a "money market" rate of interest. These investments are reflected at cost, which approximates estimated fair value, have an original maturity of three months or less, and are considered to be cash equivalents. Interest income from these investments is recorded when earned.

The Company has restricted cash consisting of escrowed funds from employees. These funds are earmarked for the purchase of stock and warrants and the proceeds will be used as consideration for a potential acquisition.

(g) Revenue Recognition

Investment services revenues consist of commission revenue, other brokerage related revenue, user fees and interest income. Commission revenue and related expenses on securities transactions are recorded on a trade date basis. Other brokerage related revenue consists of fees and rebates when orders are routed through exchanges and ECNs and are recorded on a trade date basis as security transactions occur. User fees are charges for the use of the Company's software execution platform. Revenues from user fees are recognized on a monthly basis as services are provided to account holders. Interest income consists primarily of the Company's portion of the income generated by charges to customers on margin balances and customer cash held and invested by the Company's clearing firm, offset by interest paid to customers on their credit balances. Interest is recorded at calendar month end on settled balances.

(h) Deferred Acquisition Costs

Deferred costs associated with acquisitions are deferred and included in the purchase price allocation upon consummation of the transaction.

(i) Accounts Receivable

Accounts receivable are stated at the amount the Company expects to collect. The Company maintains allowances for doubtful accounts for estimated losses. Based on management's assessment, the Company provides for estimated uncollectible amounts through a charge to earnings and a credit to a valuation allowance. Balances that remain outstanding after the Company has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to accounts receivable. At December 31, 2005 management believes that all accounts receivable are fully collectible, therefore, no allowance for doubtful accounts has been provided.

(j) Advertising

Costs associated with advertising and promoting products are expensed as incurred. Advertising expense was approximately $ 314,000 and $239,000 in 2005 and 2004, respectively.

(k) Property and Equipment

Property and equipment is recorded at cost. Depreciation and amortization is provided using the straight-line method over the estimated useful lives of the assets ranging from one to five years. Leasehold improvements are amortized on a straight-line basis over the shorter of the remaining lease term or the estimated useful life of the related asset. Expenditures for maintenance and repairs are charged against income as incurred, and betterments are capitalized. When depreciable assets are sold or disposed of, the cost and accumulated depreciation accounts are reduced by the applicable amounts, and any profit or loss is credited or charged to income.

(l) Income Taxes

Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense or benefit is the tax payable or refundable for the period, plus or minus the change during the period in deferred tax assets and liabilities.

(m) Net Loss per Share

Basic and diluted net loss per share is computed by dividing net loss applicable to common shareholders by the weighted average number of common shares outstanding for the year. Common stock equivalents representing convertible bonds, convertible notes, convertible preferred stock, options and warrants totaling 18,442,672 and 13,687,197 at December 31, 2005 and 2004, respectively, were not included in the computation of diluted net loss per share as they were antidilutive.

The following table reconciles the net loss attributable to common shareholders and weighted average common shares outstanding used in the calculation of basic and diluted net loss per share for the years ended December 31, 2005 and 2004:

                                                  Year ended December 31,
                                               ----------------------------
                 Net Loss                          2005            2004
--------------------------------------------   ------------    ------------
Net loss                                       $ (3,180,331)   $ (2,496,637)
Dividends on preferred stock                        (59,439)        (60,789)
                                               ------------    ------------
Net loss applicable to common shareholders     $ (3,239,770)   $ (2,557,426)
                                               ============    ============
Basic and diluted weighted average
    common shares outstanding                    31,053,140      19,379,426
                                               ============    ============
Net loss per common share, basic and diluted   $      (0.10)   $      (0.13)
                                               ============    ============


(n) Stock-Based Compensation

The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Under APB Opinion No. 25, compensation cost for stock options granted to employees is based on the excess, if any, on the date of grant, between the fair value of the Company's stock over the exercise price of the stock option. The Company did not record compensation expense related to the issuance of stock options during the years ended December 31, 2005 and 2004 because all options were issued with exercise prices at or above fair market value. Had the Company determined compensation based on the fair value at the grant date for its stock options under SFAS No. 123, "Accounting for Stock-Based Compensation," ("SFAS 123") as amended by SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure-an amendment of FASB Statement No. 123," ("SFAS 148") net loss and net loss per share would have been increased as indicated below:

                                           Year Ended          Year Ended
                                       December 31, 2005   December 31, 2004
                                       -----------------   -----------------
  Net loss attributable to
       common shareholders,
       as reported                     $      (3,239,770)   $      (2,557,426)
  Add: Stock-based employee
       compensation expense included
       in reported net loss                         --                   --
  Deduct: Stock-based employee
       compensation expense
       determined under fair value
       based method                              (31,032)            (164,703)
                                       -----------------    -----------------
  Pro forma net loss attributal
       to common shareholders          $      (3,270,802)   $      (2,722,129)
                                       =================    =================
  Net loss per share attributable
       to common shareholders
       Basic and diluted:
       As reported                     $           (0.10)   $           (0.13)
                                       =================    =================
       Pro forma                       $           (0.11)   $           (0.14)
                                       =================    =================


For the purposes of the pro forma net loss, stock based employee compensation is recognized over the stock options vesting period.

The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 as amended by SFAS No. 148 and Emerging Issues Task Force ("EITF") Issue no. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services." All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date of the fair value of the equity instrument issued is the earlier of the date on which the counterparty's performance is complete or the date on which it is probable that performance will occur.

In December 2004, the Financial Accounting Standards Board issued SFAS 123 (revised 2004), "Share-Based Payment" ("SFAS 123R"), which replaces SFAS 123 and supersedes APB Opinion No. 25. SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The pro forma disclosures previously permitted under SFAS 123 will no longer be an alternative to financial statement recognition. The Company adopted SFAS 123R on January 1, 2006 using the modified prospective method. Under the modified prospective method, companies are required to record compensation expense for new and modified awards over the related vesting period of such awards prospectively and record compensation expense prospectively for the unvested portion, at the date of adoption, of previously issued and outstanding awards over the remaining vesting period of such awards. No amendments to prior periods presented are permitted under the modified prospective method. The future impact of the adoption of SFAS 123R cannot be predicted at this time because it will depend on levels of share-based payments granted by the Company in the future. However, had the Company adopted SFAS 123R in prior periods, the impact of that standard would have approximated the impact of SFAS 123 as described in the disclosure of pro forma net loss disclosed above.

(o) Fair Value of Financial Instruments

The carrying amounts of the Company's short term financial instruments, which consist of cash and cash equivalents, receivables, trade accounts payable and accrued expenses, approximate their fair value due to their short term nature. The carrying amount of the Company's debt approximates fair value because the interest rates approximate the current rates available to the Company.

(p) Use of Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported financial statement amounts and disclosures. Accordingly, the actual amounts could differ from those estimates.

(q) Reclassifications

Certain reclassifications have been made to prior year amounts to conform to current year classifications.

Note 3 - Going Concern

     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. At December 31, 2005, the Company's current liabilities exceeded its current assets by $3,173,135 and the Company incurred a net loss of $3,180,331 in 2005 and $2,496,637 in 2004. Additionally, the Company used cash from operations of $1,472,351 in 2005 and $1,008,245 in 2004. The Company also has unpaid payroll tax obligations of approximately $694,000, past due convertible notes payable totaling $351,667 and a significant amount of past due trade payables at December 31, 2005. These matters raise substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

     The Company has taken several steps to increase cash through the use of borrowings and equity. During 2005 the Company raised approximately $2,000,000 from the sale of common stock through private placements and the exercise of warrants. During 2004 the Company raised approximately $1,378,000 from the sale of common stock through private placements and $43,000 through a 12% Senior Secured Convertible Bond Offering ("the Bonds").

     RushTrade's marketing and sales efforts are currently underway to acquire new active trader/customer accounts that will generate transaction-based revenue. RushTrade believes that it has the low cost operational infrastructure and a relatively low threshold to reach profitability in the future. The Company believes that it has embarked on a successful marketing strategy to generate the necessary active trader/customer accounts to capture customer assets with the trade volumes and related revenues necessary to reach a sustainable level of profitability. There can be no assurances that the steps taken by the Company will result in the Company being able to settle its liabilities as they become due, or that the Company will be able to generate revenues or cash flows from financings sufficient to support its operations in the short term.

Note 4 - Risks and Uncertainties

     In the ordinary course of business, there are certain contingencies which are not reflected in the financial statements. These activities may expose the Company to off-balance-sheet credit risk in the event RushTrade's customers are unable to fulfill their contractual obligations.

     Many of RushTrade's customer accounts are margin accounts. In margin transactions, RushTrade may be obligated for credit extended to its customers by its clearing broker that is collateralized by cash and securities in the customers' accounts with the clearing broker. In connection with securities activities, RushTrade also executes customer transactions involving the sale of securities not yet purchased ("short sales"), all of which are transacted on a margin basis subject to federal, self-regulatory organization and individual exchange regulations and RushTrade's and its clearing broker's internal policies. In all cases, such transactions may expose the Company to significant off-balance-sheet credit risk in the event customer collateral is not sufficient to fully cover losses that customers may incur. In the event customers fail to satisfy their obligations, RushTrade may be required to purchase or sell financial instruments at prevailing market prices to fulfill the customers' obligations.

     RushTrade seeks to control the risks associated with its customers' activities by requiring customers to maintain collateral in their margin accounts in compliance with various regulatory requirements, internal requirements, and the requirements of RushTrade's clearing broker. RushTrade and its clearing broker monitors required margin levels on an intra-day basis and, pursuant to such guidelines, require the customers to deposit additional collateral or to reduce positions when necessary. At December 31, 2005, management of the Company had not been notified by the clearing broker, nor were they otherwise aware, of any potential losses relating to this indemnification.

     RushTrade provides guarantees to its clearing organization and exchanges under their standard membership agreements, which require members to guarantee the performance of other members. Under the agreements, if another member becomes unable to satisfy its obligations to the clearing organization and exchanges, other members would be required to meet shortfalls. RushTrade's liability under these arrangements is not quantifiable and may exceed the cash and securities it has posted as collateral. However, the possibility of RushTrade being required to make payments under these arrangements is remote. Accordingly, no liability has been recorded for these potential events.

Note 5 - Related Party Transactions

     During 2002, the Company issued convertible notes to two directors of the Company totaling $318,333. One director with notes totaling $133,333 retired from the board in January 2004 and the other with notes totaling $185,000 retired in June 2005. All of the notes remained unpaid at December 31, 2005. See additional discussion in Note 16.

     During the year ended December 31, 2003, the Company received advances from related parties totaling $100,000. The advances are non-interest bearing and unsecured. $65,000 of the advances was received from relatives of the Chief Executive Officer and $35,000 was received from an entity controlled by a member of the Board of Directors. During 2003 the Company repaid $30,000 of the advances and $15,000 was converted into the Bonds. At December 31, 2003, the Bonds were elected to be converted into common stock. The stock was issued in the first quarter of 2004. Of the outstanding advances of $55,000 at December 31, 2003, $35,000 was settled through the issuance of 233,333 shares of common stock during the first quarter of 2004 having a fair market value on the date of issuance of $116,667. The Company recorded a loss of $81,667 for the settlement of this liability. An additional advance of approximately $30,000 was received from a relative of the Chief Executive Officer in 2004. The additional advance of $30,000 and the remaining advance of $20,000 from 2003 were repaid during 2004 by the issuance of 250,000 shares of common stock having a fair market value of $50,000 on the date of issuance.

Note 6 - Industry Segment Information

     The Company's segments have been identified based on products and services offered as well as risks assumed in a manner consistent with the data utilized by the Chief Executive Officer in evaluating operations. RushTrade offers broker/dealer services. RSC and Rushmore Agency's operations, for the most part inactive, have been included in Corporate. The software services segment is comprised of RushGroup Technologies, Inc., which offers licensing of the RushTrade direct access software and other arrangements and is expected to generate a significant stream of revenue and LostView. There is ongoing development activity on the software to enhance its use to outside entities; however, the Company has received only minimal revenue to date related to the Software Services segment.

     The assets of the parent company, Rush Financial Technologies, Inc., are used to support the operations of the two primary operating divisions. The expenses of the parent company are included in general and administrative expenses.

     The following summarizes the Company's industry segment data of identifiable assets, capital expenditures and depreciation and amortization:

                                                    December 31,
                                           -----------------------------
             Identifiable Assets                2005            2004
       ---------------------------------   -------------   -------------
       Investment Services                 $     194,191   $     409,026
       Software Services                         648,667       1,105,008
       Corporate                                 850,503         301,471
                                           -------------   -------------
                     Total                 $   1,693,361   $   1,815,505
                                           =============   =============

                                               Year Ended December 31,
                                           -----------------------------
             Capital Expenditures               2005            2004
       ---------------------------------   -------------   -------------
       Investment Services                 $         728   $       8,303
       Software Services                         183,267         221,636
       Corporate                                  82,690          29,981
                                           -------------   -------------
                     Total                 $     266,685   $     259,920
                                           =============   =============

                                               Year Ended December 31,
                Depreciation and           -----------------------------
                  Amortization                  2005            2004
       ---------------------------------   -------------   -------------
       Investment Services                 $       1,443   $     119,724
       Software Services                         437,854         752,340
       Corporate                                 172,970          25,581
                                           -------------   -------------
                     Total                 $     612,267   $     897,645
                                           =============   =============

                                               Year Ended December 31,
            Impairment of Goodwill         -----------------------------
                and Intangibles                 2005            2004
       ---------------------------------   -------------   -------------
       Investment Services                 $        --     $        --
       Software Services                         420,245            --
       Corporate                                    --              --
                                           -------------   -------------
                     Total                 $     420,245   $        --
                                           =============   =============

     The following summarizes the Company's industry segment operating data for the periods indicated:

                                                Year Ended December 31,
                                            -----------------------------
                     Revenue                     2005            2004
        ---------------------------------   -------------   -------------
        Investment Services                 $   2,291,512   $   2,053,415
        Software Services                           7,273         105,648
        Corporate                                  46,798          41,305
                                            -------------   -------------
                      Total                 $   2,345,583   $   2,200,368
                                            =============   =============

                                                Year Ended December 31,
                                            -----------------------------
                 Interest Expense                2005            2004
        ---------------------------------   -------------   -------------
        Investment Services                 $          17   $        --
        Software Services                             488            --
        Corporate                                 120,377         262,735
                                            -------------   -------------
                      Total                 $     120,882   $     262,735
                                            =============   =============

                                                Year Ended December 31,
                                            -----------------------------
                  Net Income (Loss)               2005            2004
        ---------------------------------   -------------   -------------
        Investment Services                 $      19,614   $     (24,724)
        Software Services                      (1,925,452)     (1,514,409)
        Corporate                              (1,274,493)       (957,504)
                                            -------------   -------------
                      Total                 $  (3,180,331)  $  (2,496,637)
                                            =============   =============

Note 7 - Acquisition

     In February, 2004 the Company acquired LostView Development Corporation ("LostView"). LostView is a financial technology and web development company providing professional software development services for online trading and document management systems. By utilizing LostView's resources, the Company expected to increase the software development capabilities and accelerate the Company's options trading development and better positioned us to quickly add new product enhancements, and gain additional levels of redundancy and fault tolerance for our products and services. Under the terms of the acquisition agreement 750,000 shares of the Company's restricted common stock were issued, in exchange for 100% of LostView's outstanding common stock and intellectual property assets with another 750,000 shares issued on March 2, 2005 when LostView was able to fulfill all of the requirements of the purchase agreement.

     The consideration for the purchase of LostView has been valued at $532,500, based on the fair value of the stock issued on February 27, 2004 and March 2, 2005. The acquisition was accounted for using the purchase method of accounting. As such, the assets and liabilities of LostView have been recorded at their estimated fair value and the results of operations have been included in the consolidated results of operations from the date of acquisition. The excess purchase price over the fair value of the tangible and identifiable intangible assets acquired in the acquisition totaled $395,247 and was allocated to goodwill. None of the goodwill is expected to be deductible for tax purposes. Per SFAS 142, goodwill is reviewed periodically for impairment. In December 2005, the $395,247 of goodwill was deemed impaired and written-off.

     The fair value of assets and liabilities acquired consisted of:

                     Cash                     $     4,446
                     Accounts receivable           12,612
                     Property and equipment         8,733
                     Goodwill                     395,247
                     Employment agreements         63,453
                     Intellectual property         50,000
                     Accounts payable              (1,991)
                                              -----------

                     Total purchase price     $   532,500
                                              ===========

     Unaudited Pro-forma Results

     The following unaudited pro-forma consolidated results of operations for the year ended December 31, 2004 assumes that the acquisition had occurred on January 1, 2004:

                                                           Year Ended
                                                          December 31,
                                                              2004
                                                          ------------
        Revenues                                          $  2,381,189
                                                          ============

        Net loss attributed to common shareholders        $ (2,464,750)
                                                          ============
        Net loss per share attributed to common
               shareholders, basic and diluted            $      (0.13)
                                                          ============
        Weighted average common shares outstanding,
               basic and diluted                            19,496,549
                                                          ============

Note 8 -Net Capital Requirements

     Pursuant to the net capital provisions of Rule 15c3-1 under the Securities Exchange Act of 1934, RushTrade is required to maintain a minimum net capital, as defined under such provisions. Net capital and the related net capital ratio may fluctuate on a daily basis.

     At December 31, 2005 and 2004, RushTrade had net capital of $67,637 and $36,295, respectively, with a net capital requirement of $5,843 and $5,000, respectively. RushTrade's ratio of aggregate indebtedness to net capital was
1.17 to 1 and 4.34 to 1 at December 31, 2005 and 2004, respectively. The Securities and Exchange Commission ("SEC") permits a ratio of no greater than 15 to 1.


Note 9 - Property and Equipment

     The principal categories of property and equipment at December 31, 2005 and 2004 are summarized as follows:

                     Description                       2005           2004
  ----------------------------------------------   -----------    -----------
  Purchased software                               $    77,085    $    78,729
  Computer equipment                                   241,490        175,390
  Office furniture and fixtures                        143,978        122,403
  Leasehold improvements                                46,728         46,728
                                                   -----------    -----------
                                                       509,281        423,250
  Less accumulated depreciation and amortization      (400,550)      (343,123)
                                                   -----------    -----------
        Total                                      $   108,731    $    80,127
                                                   ===========    ===========

     Total depreciation of property and equipment amounted to $57,427 and $48,305 in 2005 and 2004, respectively.

Note 10 - Common Stock

     In January 2004 the Company's shareholders approved an increase in the number of authorized shares from 10,000,000 to 50,000,000 and accordingly, in March 2004, the Company issued 5,851,833 shares of common stock related to the conversion of the Bonds, accrued interest and dividends.

     Also during 2004, holders of $230,000 of the Bonds elected to convert their Bonds into 1,107,845 shares of the Company's common stock. $24,491 of accrued interest on the Bonds elected to convert into 87,967 shares of common stock valued at $40,117 using the fair value of the Company's stock on the date of issuance. $5,519 of accrued preferred dividends elected to convert into 25,277 shares of the Company's common stock valued at $11,830 using the fair value of the Company's common stock on the date of issuance. As the fair value of the common stock issued for the accrued interest and dividends was greater than the amount owed, a loss was recorded during 2004 for the difference, which totaled $21,937.

     During 2004 the Company issued 189,208 of restricted common stock as compensation valued at $66,394 based on the fair value of the Company's common stock on the date of issuance. Additionally, the Company issued 9,212 shares of common stock for directors' compensation valued at $3,501 based on the fair value of the Company's common stock on the date of issuance and 217,493 shares of common stock for consulting services valued at $75,134 based on the fair value of the Company's common stock on the date of issuance. Holders of 2,500 shares of Series C Preferred Stock elected to convert their preferred stock into 25,000 shares of common stock. The Company issued 6,008,178 shares of common stock and warrants to purchase 5,263,334 shares of common stock in exchange for proceeds of $1,378,251. The warrants have an exercise price of $0.24 and expire on September 30, 2009. During 2004 the Company also issued 750,000 shares of common stock in exchange for all the outstanding common stock for LostView valued at $337,500 based on the fair value of the Company's common stock on the date of issuance. In addition, the Company issued 483,333 shares of common stock to settle advances from related parties of approximately $85,000. The shares were valued at $164,334 based on the fair value of the Company's common stock on the date of issuance and accordingly the Company recorded a loss on the settlement of liabilities of approximately $82,000 in 2004.

     During 2005, the Company sold 7,253,386 shares of common stock and warrants in private placements for proceeds of $1,520,000. The exercise price of each warrant issued was the same as the per share price of the originating stock sale. Each warrant expires either 4 or 5 years from the origination date. Holders of $140,000 of the bonds converted into 933,333 shares of common stock and employees elected to exercise stock options resulting in the issuance of 20,000 shares of common stock and proceeds of $3,400.

     During 2005, common stock was issued as consideration for certain obligations of the Company. The Company exchanged 378,350 shares of common stock to certain employees as compensation totaling $78,345. 345,000 of these shares vest ratably over two years on a quarterly basis. Accordingly, deferred compensation of $63,575 has been recorded for the value of the unvested shares. Additionally, 89,966 shares of common stock were issued for Directors fees of $20,500. A liability of $75,686 representing interest payable to the holders of the Company's convertible notes was paid in exchange for 421,097 shares of common stock with a fair market value of $102,144 on the date of issue, 115,372 shares of common stock were exchanged as payment for $26,453 of consulting expenses and 1,050,883 shares of common stock were issued as payment for $208,387 of other miscellaneous expenses and for acquisition of an asset.

     During 2005, a total of 1,750,000 warrants were exercised at an average per share price of $0.27 for proceeds of $480,000. The Company issued 750,000 shares of common stock as the final payment of $195,000 due to the sellers of LostView.

Note 11 - Preferred Stock

     The Company has authorized 838,792 shares of Preferred Stock, par value $10 per share, which may be issued in series or classes as determined by the Board of Directors from time to time. There are five classes of Preferred Stock outstanding at December 31, 2005 and 2004 totaling 66,043 shares. The classes of preferred stock are as follows:

     The Company has a 9% Cumulative Preferred Stock ("9% Preferred") with 25,000 shares authorized and 2,000 shares outstanding at December 31, 2005 and 2004. The 9% Preferred has a par value of $10 per share, and the Company will declare and pay a quarterly dividend at 9% on its par value each year. Dividends will be paid if funds are lawfully available and, if not, will be accumulated and paid on the next dividend date if funds are available, plus interest at the 9% dividend rate. No dividends will be payable on Common Stock if any payment of the 9% Preferred dividend has been unpaid. $6,300 and $4,500 in dividends were in arrears at December 31, 2005 and 2004, respectively on the 9% Preferred. Shares of the 9% Preferred have no voting rights except as are provided by law, including the right to vote as a class to approve certain corporate transactions, such as charter amendments and mergers. Holders of the 9% Preferred are entitled to receive a payment in the amount of $10 per share plus any accumulated, unpaid dividends, in the event the Company is liquidated, before the Company makes any payment to the holders of Common Stock with respect to their shares. The 9% Preferred is not convertible into the Company's Common Stock. The 9% Preferred calls for the creation of a sinking fund for the purpose of redeeming these outstanding shares. Shareholders of the 9% Preferred have entered into an agreement with the Company to waive this requirement.

     The Company has a Series A Cumulative Preferred Stock ("Series A") with 13,792 shares authorized and 12,063 shares outstanding at December 31, 2005 and 2004. The Series A has a par value of $10 per share, and we will declare and pay a quarterly dividend at 9% on its par value each year. Dividends will be paid if funds are lawfully available and, if not, will be accumulated and paid on the next dividend date if funds are available, plus interest at the 9% dividend rate. No dividends will be payable on Common Stock if any payment of the Series A dividend has been unpaid. $37,196 and $26,340 in dividends were in arrears at December 31, 2005 and 2004, respectively on the Series A. Shares of the Series A have no voting rights except as are provided by law, including the right to vote as a class to approve certain corporate transactions, such as charter amendments and mergers. Holders of the Series A are entitled to receive a payment in the amount of $10 per share plus any accumulated, unpaid dividends, in the event the Company is liquidated, before the Company makes any payment to the holders of Common Stock with respect to their shares. The Series A is not convertible into Common Stock.

     The Company has a Series B Convertible Preferred Stock ("Series B") with 400,000 shares authorized and 9,520 shares outstanding at December 31, 2005 and 2004. The Series B has a par value of $10 per share, and we will declare and pay a quarterly dividend at 9% on its par value each year. Dividends will be paid if funds are lawfully available and, if not, will be accumulated and paid on the next dividend date if funds are available, plus interest at the 9% dividend rate. No dividends will be payable on Common Stock if any payment of the Series B dividend has been unpaid. $29,988 and $21,420 in dividends were in arrears at December 31, 2005 and 2004, respectively on the Series B. Shares of the Series B have no voting rights except as are provided by law, including the right to vote as a class to approve certain corporate transactions, such as charter amendments and mergers. Holders of the Series B are entitled to receive a payment in the amount of $10 per share plus any accumulated, unpaid dividends, in the event the Company is liquidated, before the Company makes any payment to the holders of Common Stock with respect to their shares. The Series B is convertible into Common Stock at a rate equal to its issue price, $25, divided by the conversion price. The conversion price is the greater of $4 or 70% of the average market price of common stock for the five trading days preceding conversion.

     The Company has a Series C Convertible Preferred Stock ("Series C") with 300,000 shares authorized and 37,960 shares outstanding at December 31, 2005 and 2004. The Series C has a par value of $10 per share and we will declare and pay a quarterly dividend at 9% on its par value each year. Dividends will be paid if funds are lawfully available and, if not, will be accumulated and paid on the next dividend date if funds are available, plus interest at the 9% dividend rate. No dividends will be payable on Common Stock if any payment of the Series C dividend has been unpaid. $120,748 and $86,584 in dividends were in arrears at December 31, 2005 and 2004, respectively on the Series C. Shares of the Series C have no voting rights except as are provided by law, including the right to vote as a class to approve certain corporate transactions, such as charter amendments and mergers. Holders of the Series C are entitled to receive a payment in the amount of $10 per share plus any accumulated, unpaid dividends, in the event the Company is liquidated, before the Company makes any payment to the holders of Common Stock with respect to their shares. The Series C is convertible into Common Stock at a rate of $1.00 per share.

     The Company has a Series 2002A Convertible Preferred Stock ("Series 2002A") with 100,000 shares authorized and 4,500 shares outstanding at December 31, 2005 and 2004. The Series 2002A has a par value of $10 per share and we will declare and pay a quarterly dividend at 9% on its par value each year. Dividends will be paid if funds are lawfully available and, if not, will be accumulated and paid on the next dividend date if funds are available, plus interest at the 9% dividend rate. No dividends will be payable on Common Stock if any payment of the Series 2002A dividend has been unpaid. $15,670 and $11,620 in dividends were in arrears at December 31, 2005 and 2004, respectively on the Series 2002A. Shares of the Series 2002A have no voting rights except as are provided by law, including the right to vote as a class to approve certain corporate transactions, such as charter amendments and mergers. Holders of the Series 2002A are entitled to receive a payment in the amount of $10 per share plus any accumulated, unpaid dividends, in the event the Company is liquidated, before the Company makes any payment to the holders of Common Stock with respect to their shares. The Series 2002A is convertible into Common Stock at a rate of $0.25 per share.

     During 2005, the Company created a new series of Preferred Stock designated as Series E Preferred Stock ("Series E") with 35,000 shares authorized and 0 shares outstanding at December 31, 2005. The Series E has a par value of $10 per share and will be issued at $1,000 per share. Except as otherwise required by law, the holders of shares of the Series E shall vote together as a single class with the holders of the Common Stock, on an as converted basis. Holders of the Series E are entitled to receive a payment in the amount of $10 per share or the purchase price, whichever is greater in the event the Company is liquidated, before the Company makes any payment to the holders of Common Stock with respect to their shares. The Series E is convertible into Common Stock at a rate of 6,667 shares of common stock per share of Series E and will automatically convert into the Company's common shares upon the completion of the planned acquisition and the amendment of the Company's articles of incorporation authorizing additional shares for the conversion.

     Total Preferred Stock dividends in arrears at December 31, 2005 and 2004, respectively were $209,902 and $150,464.

Note 12 - Commitments and Contingencies

(a) Leases

The Company leases its offices under an operating lease that expires in 2006. Future minimum lease payments are as follows:

                     Year Ending         Future Minimum
                     December 31,        Lease Payments
                   ----------------    -------------------
                         2006             $     21,082

Rent expense under these operating leases was approximately $125,000 and $108,000 in 2005 and 2004, respectively, and is included in general and administrative expenses.

(b) Litigation

The Company and its subsidiaries are engaged in legal proceedings and arbitrations from time to time. Management believes some of these proceedings could have a material effect upon the operations and financial condition of the Company if the Company is unsuccessful in defending against the actions.

On December 27, 2004, in Waymark Internet Services, Inc. v. Rush Financial Technologies, Inc.; Cause No. 04-12776-K; 192nd Judicial District Court, Dallas County, Texas, a vendor filed a claim in Dallas District Court claiming a total of $52,870 in damages. The Company disputes the amount of the claims and plans to vigorously defend itself in this matter. At December 31, 2005 and 2004, the Company estimates its liability for this claim to be approximately $11,000, and accordingly has recorded a liability for this amount. The Company is in the early stages of discovery and a trial setting has been postponed until early 2007.

RSC was subject to a joint NASD and SEC examination in the second quarter of 2002. As a result of this examination the Company has accrued a liability of $25,000 at December 31, 2005 and 2004 to account for a possible NASD fine. This amount is management's best estimate of the ultimate liability to RSC.

On April 17, 2003, in E.F. (Mickey) Long, II, et al. v. Rushmore Financial Group, Inc., Rushmore Securities Corporation and D.M. "Rusty" Moore; NASD Dispute Resolution Arbitration No. 03-01451, a group of former securities representatives of RSC filed for NASD Dispute Resolution, naming the Company and Mr. Moore. The former representatives are claiming $178,288 in commissions. At December 31, 2003 RSC estimated its liability to be $43,000 and recorded an accrual for this amount. In 2004 RSC negotiated a settlement with the representatives in the amount of $98,750 but RSC has been unable to pay this claim. Since no payments have been made RSC became subject to an agreed arbitration award in the sum of $129,425. The entire liability of $129,425 has been accrued at December 31, 2005 and 2004.

Note 13 - Income Taxes

     Deferred income taxes are comprised of the following at December 31, 2005 and 2004:

 Deferred income tax assets:                           2005           2004
                                                   -----------    -----------
      Accounts receivable                          $     7,235    $    25,844
      Accrued liabilities                               79,366         99,557
      Property and equipment                            38,103         38,103
      Net operating loss carryforward                4,732,471      3,925,867
                                                   -----------    -----------
           Gross deferred income tax assets          4,857,175      4,089,371

      Valuation allowance                           (4,857,175)    (4,089,371)
                                                   -----------    -----------

           Deferred income tax assets              $      --      $      --
                                                   ===========    ===========

     The income tax expense differs from the statutory expense as follows:

                                                       2005           2004
                                                   -----------    -----------
 Computed "expected" federal income tax benefit    $(1,081,313)   $  (848,857)
      Meals & entertainment                              2,194          1,196
      Penalties                                         49,086           --
      Stock compensation                                53,472         49,310
      Non-cash interest expense                           --           88,134
      Other permanent differences                      208,757         39,326
      Change in valuation allowance                    767,804        670,891
                                                   -----------    -----------

 Reported income tax expense                       $      --      $      --
                                                   ===========    ===========

     The Company has net operating losses of approximately $13,900,000, which may be used to offset future taxable income. A portion of the Company's net operating losses may be subject to limitations due to changes in ownership. These loss carryforwards expire at various dates through 2025. The Company has recorded a valuation allowance to offset all deferred tax assets, as the ultimate realization of such assets is uncertain.

Note 14 - Stock Options

     The Company has a 1997 Stock Option Plan (the "1997 Option Plan"), which provides for the grant to eligible employees and directors of options for the purchase of common stock. The 1997 Option Plan covers, in the aggregate, a maximum of 500,000 shares of common stock, and provides for the granting of both incentive stock options (as defined in Section 422 of the Internal Revenue Code of 1986) and nonqualified stock options (options which do not meet the requirements of Section 422). Under the 1997 Option Plan, the exercise price may not be less than the fair market value of the common stock on the date of the grant of the option. At December 31, 2005 and 2004, there were a total of 318,182 and 388,310 options, respectively, outstanding under the 1997 Stock Option Plan. Of the original 500,000 shares available under the plan, 148,903 options remain available for issue.

     The Company also has a 2000 Stock Option Plan (the "2000 Option Plan"), which provides for the grant to eligible employees and directors of options for the purchase of common stock. The 2000 Option Plan covers, in the aggregate, a maximum of 500,000 shares of common stock, and provides for the granting of both incentive stock options (as defined in Section 422 of the Internal Revenue Code of 1986) and nonqualified stock options (options which do not meet the requirements of Section 422). Under the 2000 Option Plan, the exercise price may not be less than the fair market value of the common stock on the date of the grant of the option. At December 31, 2005 and 2004, there were a total of 438,040 and 500,000 options, respectively, outstanding under the 2000 Stock Option Plan and 51,960 remain available for issue.

     The Company also has a 2002 Stock Option Plan (the "2002 Option Plan"), which provides for the grant to eligible employees and directors of options for the purchase of common stock. The 2002 Option Plan covers, in the aggregate, a maximum of 1,000,000 shares of common stock, and provides for the granting of both incentive stock options (as defined in Section 422 of the Internal Revenue Code of 1986) and nonqualified stock options (options which do not meet the requirements of Section 422). Under the 2002 Option Plan, the exercise price may not be less than the fair market value of the common stock on the date of the grant of the option. At December 31, 2005 and 2004, there were a total of 985,000 and 995,000 options, respectively, outstanding under the 2002 Stock Option Plan, and 15,000 remain available for issue.

     On December 15, 2004 a Long-Term Incentive Plan ("LTIP") was approved by the Board of Directors and ratified by the shareholders at the Company's Annual Shareholders' Meeting in 2005 to provide certain incentives to certain employees, directors, consultants, and advisors of the Company and its subsidiaries subject to approval by shareholders. The LTIP provides for the issuance of a maximum number of shares of common stock equal to 10 percent of the total number of shares of common stock equivalents outstanding less the total number of shares of common stock subject to outstanding awards under any stock-based plan for the directors, officers or employees of the Company. At December 31, 2005 and 2004, there were a total of 1,126,381 and 235,000 options, respectively, outstanding under the LTIP and 880,210 remaining available for issue.

     Stock option activity during the periods indicated is as follows:


                           Employee Stock Option Plans
          ------------------------------------------------------------
                                                      Weighted Average
                                           Options     Exercise Price
          -----------------------------------------   ----------------
          Balance at January 1, 2004      1,944,559   $           0.39
          Granted                           285,000               0.28
          Exercised                               -                  -
          Forfeited                        (111,249)              0.51
                                         ----------   ----------------
          Balance at December 31, 2004    2,118,310   $           0.37
          Granted                           971,381               0.24
          Exercised                         (20,000)              0.27
          Forfeited                        (202,088)              1.19
                                         ----------   ---------------
          Balance at December 31, 2005    2,867,603   $           0.27
                                         ==========   ================


     The following table summarizes information about employee stock option plans at December 31, 2005:

                            Options Outstanding            Options Exercisable
                    ----------------------------------   ----------------------
                                   Weighted
                                   Average
                                  Remaining   Weighted                 Weighted
                                   Contract    Average                  Average
    Range of           Number        Life     Exercise      Number     Exercise
 Exercise Prices    Outstanding    (Years)      Price    Exercisable     Price
-----------------   -----------   ---------   --------   -----------   --------
$ 0.05  -  $ 0.56     2,686,381      3.41      $ 0.20      1,773,695    $ 0.17
  1.00  -    1.92       161,222      0.99        1.17        161,222      1.17
  2.47  -    2.50        20,000      2.18        2.50         20,000      2.50
                    -----------   ---------   --------   -----------   --------
 Total                2,867,603      3.25      $ 0.27      1,954,917    $ 0.27
                    ===========                          ===========

     The per-share weighted-average grant date fair value of all stock options granted to employees during 2005 and 2004 was $0.18 and $0.25, respectively, using the Black-Scholes option-pricing model. The following weighted-average assumptions were used: 2005 - expected volatility ranging from 109% - 113%, no dividend yield, risk-free interest rate ranging from 3.96% - 4.58% and an expected life of five years, 2004 - expected volatility of 123%, no dividend yield, risk-free interest rate of 3.50% and an expected life of five years.

Note 15 - Federal Payroll Tax Obligation

     The Company has an estimated federal and state payroll tax obligation of $693,776 and $442,697 at December 31, 2005 and 2004, respectively. The Company has estimated this obligation to be the amounts of tax withheld from employees and the employer portion of Social Security Federal Tax Obligation for the first and fourth quarters of 2003, all four quarters of 2004 and the fourth quarter of 2005, in addition to an estimated accrual for interest and penalties. There is no obligation for the first, second or third quarters of 2005, as these taxes have been submitted.

Note 16 - Convertible Notes Payable

     On March 26, 2002 and March 28, 2002, the Company issued two unsecured convertible notes, each for $100,000. The note issued on March 28, 2002 was issued to a related party. These notes bear interest at 9% per annum which is payable quarterly beginning July 15, 2002. The principal balance and any unpaid accrued interest were due and payable in a single installment on April 1, 2005. The Company is in discussion with the holders to extend the maturity for one year and pay the accrued interest in the Company's common stock. The holder of one the $100,000 notes renewed the note for one year through April 2006. The holders of the notes have the option at any time until the maturity date to convert all or any portion of the principal amount of the notes into shares of common stock at the conversion price of $0.25 per share or the Company's average closing price for ten consecutive trading days prior to the end of each calendar quarter, whichever is greater. The Company calculated the value of the beneficial conversion feature embedded in these notes in accordance with EITF 98-5 "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios" ("EITF 98-5") and EITF 00-27 "Application of Issue No. 98-5 to Certain Convertible Instruments" ("EITF 00-27") and determined that the conversion feature of these notes is not beneficial.

     On May 10, 2002, the Company issued two unsecured convertible notes, one for $66,667 and one to a related party for $33,333. These notes bear interest at 9% per annum that is payable in quarterly installments beginning October 15, 2002. The accrued interest may be paid quarterly at the option of the Company in either cash or in the Company's common stock at the rate of $0.25 per share or the Company's average closing price for 10 consecutive trading days prior to the end of each calendar quarter, whichever is lower, but in no event less than $0.175 per share. The principal balance and any unpaid accrued interest were due and payable on April 1, 2005. The Company is in discussion with the holders to extend the maturity for one year and pay the accrued interest in the Company's common stock. The holder of the $33,333 note renewed the note for one year through April 2006. The holder of the notes has the option, at any time after August 15, 2002 until the maturity date, to convert all or any portion of the principal amount of this note into shares of common stock at the conversion price equal to the lesser of $0.25 per share of common stock or the average closing price of the common stock on its principal trading market for the 30 trading days preceding the notice of conversion, but in no event less than $0.175 per share. The Company has calculated the value of the beneficial conversion feature embedded in these notes in accordance with EITF 98-5 and EITF 00-27 and recorded approximately $14,000 as debt discount. This debt discount was amortized as interest expense over the three-year term of the notes. During 2005 and 2004, the Company has recorded approximately $2,275 and $4,544, respectively, of interest expense related to the amortization of the debt discount.

     On October 16, 2002 and November 11, 2002 the Company issued unsecured convertible notes to a related party for $120,000 and $65,000, respectively that bear interest at 7% per annum. Principal and accrued interest are due upon the earlier of six months from the date of the note or the Company's receipt of proceeds of at least $2,000,000 from a debt offering. Additionally, in connection with the November 11, 2002 note, the Company issued to the holder of the note warrants to acquire 500,000 shares of common stock at an exercise price of $0.15 per share, which expire on November 11, 2007. Both of these notes are past due and the Company is in discussions with the holder on repayment or conversion into an equity instrument. The Company has recorded a debt discount of approximately $22,000 relating to the issuance of the warrants. This amount represents the fair value of the warrants, which was determined by using the Black-Scholes pricing model. In accordance with EITF 98-5 and EITF 00-27, the Company is amortizing the debt discount as interest expense over the six-month term of the note. The debt discount was fully amortized by December 31, 2003.

Note 17 - Convertible Bonds Payable

     During 2004 the Company issued 12% Senior Secured Convertible Bonds (the "Bonds") for proceeds of $43,000. Prior to January 1, 2004 the Company had issued $1,457,000 of the Bonds. The Bonds bear interest at 12% per annum and are convertible into the Company's common stock at a rate of 50% of the preceding 10 day volume weighted average market price of the stock, but not less than $0.15 per share. Principal and interest will be repaid on or before December 27, 2007, if not converted prior. The Company may force conversion of the Bonds if the stock trades above $2.00 per share on 10 consecutive trading days. The Bonds are secured by the RushTrade software, trade names, websites, customer accounts and other assets. The Company calculated the value of the beneficial conversion feature embedded in the Bonds issued prior to January 1, 2004 in accordance with EITF 98-5 and EITF 00-27, and recorded $485,175 as a debt discount. The debt discount is being amortized as interest expense over the term of the Bonds. Interest expense related to the amortization of the debt discount for the years ended December 31, 2005 and 2004 was $6,714 and $86,734, respectively.

     During 2003, holders of $785,000 of the Bonds elected to convert into 5,222,915 shares of the Company's common stock. The Company did not have an adequate number of shares available to issue these shares to the holders of the Bonds and as a result recorded pending stock issuances of $785,000 as a current liability. During 2004 the shareholders approved an increase in the number of outstanding shares from 10,000,000 to 50,000,000 and accordingly, in March 2004, the Company issued the common stock related to the conversion of the Bonds.

     During 2004, holders of $230,000 of the Bonds elected to convert into 1,107,845 shares of the Company's common stock.

     During 2005, a holder of $140,000 of the Bonds elected to convert into 933,333 shares of the Company's common stock.

     At December 31, 2005 and 2004 Bonds payable totaled $330,799 and $464,085, respectively, net of debt discount.

Note 18 - Liabilities Acquired in 2001 Acquisition

     In January 2001, the Company acquired several of the companies formerly part of the Northstar financial group of companies. As part of this acquisition, the Company acquired certain assets and liabilities of Dominion Institutional Services Corporation. The liabilities, consisting of mostly trade accounts payable, due when the Company assumed the liabilities, totaled $332,098 at December 31, 2005 and 2004.

Note 19 - Loss on Settlement of Liabilities

     During 2004 certain holders of Bonds elected to convert their Bonds into the Company's common stock. To settle accrued interest and dividends totaling $30,010 relating to the Bonds, the Company agreed to issue the holders common stock at a rate equal to their conversion price. Since the fair value of the Company's common stock was greater than the conversion price on the date of issuance, a loss was recorded related to the interest and dividends settled for common stock for the difference totaling $21,937. Additionally, to settle advances from related parties of $82,667, the Company issued 483,333 shares of common stock valued at $164,334 using the fair value of the Company's stock on the date of issuance and recorded the difference of $81,667 as a loss. The Company's total loss on settlement of liabilities during 2004 was $103,604, which is presented in the accompanying consolidated statement of operations as "Loss on settlement of liabilities."

     During 2005, the Company issued common stock valued at $102,144 as payment of $75,686 of accrued interest. The Company recorded a loss on the settlement of liabilities of $26,458 for the difference between the fair value of the common stock issued and the amount of the interest obligation.

Note 20 - Subsequent Events

     On March 30, 2006, the Company and TAL Financial Services, LLC ("TFS") entered into a Membership Interest Purchase Agreement (the "Purchase") providing for Rush to purchase from TFS 100% of the outstanding membership interests of Terra Nova Trading, LLC, , Market Wise Securities, LLC and Market Wise Stock Trading School, LLC. Rush has raised $29 million, which is held in escrow, and will apply the proceeds thereof for the issuance of Series E Convertible Preferred Stock and warrants to purchase the Company's common stock to finance the purchase at the closing of the acquisition. The Series E Preferred Stock will be converted into 6,667 shares of common stock per $1,000 face value of preferred following the closing of the Purchase and the amendment of Rush's articles of incorporation to increase the number of authorized shares of common stock. The warrants provide for the purchase of one share of the Company's common stock at $.030 per share for 3,333 shares of common stock issued under each share of Series E. The purchase price of the Purchase is approximately $25,000,000, and additional funds will be used for transaction costs and working capital. The completion of the Purchase is subject to approval from the National Association of Securities Dealers, Inc. and various other regulatory authorities. The Purchase will be accounted for as a business combination and is expected to be completed in the next 30 days.

                          INDEPENDENT AUDITORS' REPORT




To the Member of
Terra Nova Trading, L.L.C.

We have audited the accompanying statements of financial condition of Terra Nova Trading, L.L.C. (the "Company") as of December 31, 2005 and 2004, and the related statements of operations, changes in member's equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Terra Nova Trading, L.L.C. as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.



/s/ RYAN & JURASKA
Chicago, Illinois
February 16, 2006


                             TERRA NOVA TRADING, LLC
                        STATEMENT OF FINANCIAL CONDITION
                        As of December 31, 2005 and 2004

                                                                              2005           2004
                                                                          ------------   ------------
Assets
       Cash                                                               $  1,721,109   $  5,815,464
       Cash segregated in compliance with federal regulations              114,742,769    115,056,394
       Receivables from brokers, dealers and clearing organizations         22,578,184     26,832,595
       Receivables from customers                                           49,973,126     51,592,613
       Receivables from non-customers                                          155,003           --
       Accounts receivable                                                   1,025,529        621,669
       Receivables affiliates                                                1,576,424        570,862
       Securities owned:
             Marketable, at market value                                          --          264,358
             Not readily marketable, at fair value                                --        5,045,067
       Furniture, equipment, and leasehold improvements (net of
             accumulated depreciation and amortization of $2,783,925
             and $2,301,500 at December 31, 2005 and 2004, respectively        810,635      1,223,364
       Other assets                                                             56,130         70,701
                                                                          ------------   ------------
Total assets                                                               192,638,909    207,093,087
                                                                          ============   ============

Liabilities
       Line of Credit                                                       14,224,282           --
       Payables to brokers, dealers and clearing organizations               2,345,078      3,697,324
       Payables to customers                                               165,229,390    185,964,484
       Payables to non-customers                                               260,319         58,881
       Accounts payable and accrued expenses                                 2,054,942      2,100,260
       Payable to affiliate                                                     20,102           --
                                                                          ------------   ------------
Total liabilities                                                          184,134,113    191,820,949
                                                                          ------------   ------------

Equity
       Member's equity                                                       8,504,796     15,272,138

                                                                          ------------   ------------
Total liabilities and equity                                              $192,638,909   $207,093,087
                                                                          ============   ============

                 See accompanying notes to financial statements

                             TERRA NOVA TRADING, LLC
                            STATEMENTS OF OPERATIONS
                 For the Years Ended December 31, 2005 and 2004


                                                       2005           2004
                                                   ------------   ------------
Revenues
       Commissions and fees                        $ 34,343,258   $ 35,446,791
       Interest                                       6,553,431      2,963,398
       Gain on sale of securities                     4,331,319           --
       Unrealized gain on securities                       --        5,061,835
       Other income                                     474,223        316,435

                                                   ------------   ------------
                                                     45,702,231     43,788,459
Expenses
       Commissions, execution and exchange fees      15,252,974     13,877,394
       Employee compensation                          9,288,170      9,012,568
       Quotations and market data                     5,834,825      5,722,045
       Interest expense                               3,159,641        737,437
       Advertising and promotional                    1,878,925      2,262,463
       Professional fees                              1,593,558      1,764,190
       Communications and information technology        703,981        958,189
       Occupancy and equipment rental                   552,837        695,453
       Depreciation and amortization                    482,426        377,448
       Travel and entertainment                         431,016        571,987
       Bad debts                                        376,820           --
       Other operating expenses                       1,524,431      1,495,397
                                                   ------------   ------------
Total Expenses                                       41,079,604     37,474,571

                                                   ------------   ------------
Net Income                                         $  4,622,627   $  6,313,888
                                                   ============   ============

                 See accompanying notes to financial statements

                             TERRA NOVA TRADING, LLC
                    STATEMENTS OF CHANGES IN MEMBER'S EQUITY
                 For the Years Ended December 31, 2005 and 2004



Balance, January 1, 2004                                  $ 12,767,525

       Member's withdrawal                                  (3,809,275)

       Net income                                            6,313,888

                                                          ------------
Balance, December 31, 2004                                  15,272,138

       Member's withdrawal                                 (11,389,969)

       Net income                                            4,622,627

                                                          ------------
Balance, December 31, 2005                                $  8,504,796
                                                          ============


                 See accompanying notes to financial statements


                             TERRA NOVA TRADING, LLC
                            STATEMENTS OF CASH FLOWS
                 For the Years Ended December 31, 2005 and 2004


                                                                               2005             2004
                                                                          -------------    -------------
CASH FLOW FROM OPERATING ACTIVITIES:
Net Income                                                                $   4,622,627    $   6,313,888
Adjustments to reconcile net income to net
       cash (used in) provided by operating activities:
       Depreciation and amortization                                            482,426          377,448
       Unrealized gain on securities                                               --         (5,061,835)
       Gain on sale of securities                                            (4,069,349)            --
       Changes in operating assets and liabilities
           Cash segregated in compliance with federal regulations               313,625     (115,056,394)
           Receivables from brokers, dealers and clearing organizations       4,254,411      (23,573,857)
           Receivables from customers                                         1,619,487      (51,592,613)
           Receivables from non-customers                                      (155,003)            --
           Accounts receivable                                                 (403,860)          55,844
           Receivables from affiliates                                       (1,005,562)       2,042,890
           Securities held for sale                                           9,378,774             --
           Other assets                                                          14,571          (17,205)
           Payables to brokers, dealers and clearing organizations           (1,352,246)       2,966,964
           Payables to customers                                            (20,735,094)     185,964,484
           Payables to non-customers                                            201,438           58,881
           Payables to affiliates                                              (287,026)         (18,978)
           Accounts payable and accrued expenses                                261,810        1,205,054
                                                                          -------------    -------------
                Net cash (used in) provided by operating activities          (6,858,971)       3,664,571
                                                                          -------------    -------------

CASH FLOWS FROM INVESTING ACTIVITIES
           Purchase of property and equipment                                   (69,697)        (864,870)

                                                                          -------------    -------------
                Net cash used in investing activities                           (69,697)        (864,870)
                                                                          -------------    -------------

CASH FLOWS FROM FINANCING ACTIVITIES
           Net proceeds from line of credit                                  14,224,282             --
           Member's capital withdrawals                                     (11,389,969)      (3,809,275)

                                                                          -------------    -------------
                Net cash (used in) provided by financing activities           2,834,313       (3,809,275)
                                                                          -------------    -------------

NET (DECREASE) IN CASH                                                       (4,094,355)      (1,009,574)
CASH, beginning of period                                                     5,815,464        6,825,038
                                                                          -------------    -------------
CASH, end of period                                                       $   1,721,109    $   5,815,464
                                                                          =============    =============


NON-CASH ACTIVITIES

       Cash paid for interest                                             $   3,129,541    $        --


                 See accompanying notes to financial statements

                           TERRA NOVA TRADING, L.L.C.
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 2005 and 2004


Note 1 - Organization and Business


     Terra Nova Trading, L.L.C. (the "Company"), an Illinois limited liability company, was organized on November 14, 1994. The Company is a registered securities broker-dealer with the Securities and Exchange Commission and is a member of the National Association of Securities Dealers, Inc. The Company is also a registered futures commission merchant with the Commodity Futures Trading Commission and is a member of the National Futures Association. The Company provides clearing and execution services primarily for institutional, professional and retail customers.


Note 2 - Summary of Significant Accounting Policies


(a)  Revenue Recognition

Securities transactions and related commission revenue and expenses are recorded on a settlement date basis. Generally Accepted Accounting Principles normally require an entity to record securities transactions on a trade date basis; however, a majority of brokers and dealers record most securities transactions on the settlement date rather than on the trade date. The difference between trade date and settlement date accounting is not material to the Company's financial position at December 31, 2005 or 2004, nor material to the results of its operations for the years then ended.

(b)  Income Taxes

No provision has been made for federal income taxes, as the taxable income of the Company is included in the income tax return of the sole member. Additionally, any state income taxes are paid by the sole member.

(c)  Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

(d)  Cash Equivalents

For the statement of cash flows, cash equivalents consist of money market deposits with maturities of less than three months.

(e)  Depreciation and Amortization

Depreciation of furniture and equipment is computed using the straight-line method for financial reporting and accelerated methods for income tax purposes. Leasehold improvements are being amortized using the straight-line method over the term of the associated lease. Depreciation and amortization expense totaled approximately $482,000 and $377,000 for the years ended December 31, 2005 and 2004, respectively.


(f)  Marketable Securities

Marketable securities are valued at market value and securities not readily marketable are valued at fair value. Changes in value are marked to market with the gains and losses recorded in the statement of operations.

(g)  Commission Expenses

The Company is a clearing broker-dealer and offers its services to introducing broker-dealers. The introducing broker-dealer determines the commissions charged to its customers. The Company records all commissions and fees received as gross revenues and the commissions paid to the introducing broker-dealer as an expense. Commission expenses to introducing broker-dealers were approximately
$1,549,000 and $610,000 for the years ended December 31, 2005 and 2004, respectively.


Note 3 - Receivables From and Payables to Brokers, Dealers, and Clearing
         Organizations

    The components of receivables from and payables to brokers, dealers, and clearing organizations are as follows:

                                            2005                        2004
                                 -------------------------   -------------------------
                                 Receivables     Payables    Receivables     Payables
                                 -----------   -----------   -----------   -----------
Clearing brokers                 $   113,394   $    24,365   $   190,129   $      --
Stock borrowed                    20,873,714          --      22,181,850          --
Fails to deliver/receive              90,905       213,213     2,734,200     2,936,280
Clearing organizations             1,320,221     1,346,339     1,562,032           870
Commissions receivable/payable       179,950       761,161       164,384       760,174
                                 -----------   -----------   -----------   -----------
                                 $22,578,184   $ 2,345,078   $26,832,595   $ 3,697,324
                                 ===========   ===========   ===========   ===========

Note 4 - Securities Owned, Not Readily Marketable

     Securities not readily marketable include investment securities (a) for which there is no market on a securities exchange or no independent publicly quoted market, (b) that cannot be publicly offered or sold unless registration has been effected under the Securities Act of 1933 or (c) that cannot be offered or sold because of other arrangements or restrictions of conditions applicable to the securities or to the company.


Note 5 - Bank Loans Payable

    The Company has a line of credit totaling $20 million with a Chicago bank. At December 31, 2005, loans outstanding on this credit line totaled $14,224,282. The loans are due on demand and are collateralized by customers' equity securities.


Note 6 - Related-Party Transactions

     The Company has made loans and advances to affiliates which do not bear interest and are due on demand. Receivables from affiliates totaled approximately $1,576,000 and $570,862, at December 31, 2005 and 2004,
respectively. The Company also has a payable to an affiliate that totaled approximately $20,000 at December 31, 2005. The Company paid affiliates approximately $630,000 and 830,000 for consulting and education services rendered for the years ended December 31, 2005 and 2004, respectively.

Note 7 - Net Capital Requirements

    The Company is a broker-dealer subject to the Securities and Exchange Commission Uniform Net Capital Rule (Rule 15c3-1) and the Commodity Futures Trading Commission Minimum Capital Requirement (Regulation 1.17).

    The Company became a self clearing broker during 2004. Under the more restrictive of Rule 15c3-1 or Regulation 1.17, the Company was required to maintain "net capital" equivalent to $250,000 or two percent of "aggregate debit items" arising from customer transactions, whichever is greater, as these terms are defined. Adjusted net capital and aggregate debit items change from day to day. Under the more restrictive of these rules, the Company had net capital and net capital requirements of $7,615,937 and $1,530,173, respectively as of December 31, 2004.

    During 2005 under the more restrictive of Rule 15c3-1 or Regulation 1.17, the Company is required to maintain "net capital" equivalent to $1,500,000 or two percent of "aggregate debit items" arising from customer transactions, whichever is greater, as these terms are defined. Under the more restrictive of these rules, the Company had net capital and net capital requirements of $5,020,306 and $1,500,000, respectively, as of December 31, 2005.

    The net capital rule may effectively restrict member withdrawals.


Note 8 - Off Balance Sheet Risk and Concentration of Credit Risk

    The Company engages in the execution, settlement and financing of various customer securities transactions, which may expose the Company to certain off balance sheet risks. In the normal course of business, the Company extends secured credit to certain customers. Receivables arising from transactions executed by the Company are collateralized by securities with market values in excess of amounts due. It is the policy of the Company to monitor the market value of the collateral and maintain possession and control of these securities.

    The Company engages in various transactions with broker-dealers and clearing organizations. In the event the counterparties do not fulfill their obligations, the Company may be exposed to risk. The risk of default depends on the creditworthiness of the counterparties to these transactions. It is the Company's policy to monitor the creditworthiness of each party with which it conducts business.

    At December 31, 2005 and 2004, significant credit concentrations consisted of cash deposited in bank accounts that exceeded federally insured limits. The Company has not experienced any losses in such accounts. Management believes that the Company is not exposed to any significant credit risk on cash.


Note 9 - Employee Benefit Plan

    The Company has established a 401(k) plan for qualified employees. The Company may elect to match employees' contributions and make further discretionary contributions to the plan, subject to certain limitations as set forth in the plan agreement. Company contributions made to the plan totaled approximately $119,000 and $114,000 for the years ended December 31, 2005 and 2004, respectively.

Note 10 - Commitments

    The Company conducts its operations in leased office facilities and annual rentals are charged to current operations. The lease is subject to an escalation clause based on the operating expenses of the lessor. Rent expense including real estate taxes and common maintenance for the year ended December 31, 2005 totaled approximately $553,000. The approximate minimum annual rental commitments under non-cancelable operating leases are as follows:

              Year Ended December 31,             Amount
            ---------------------------       -------------
                       2006                    $   187,000
                       2007                        194,000
                       2008                        205,000
                       2009                        217,000
                       2010                        223,000
                    Thereafter                     375,000
                                              -------------
                                               $ 1,401,000
                                              =============

Note 11 - Contingencies

     In the normal course of business, the Company is subject to legal actions that involve claims for monetary relief. The Company's legal counsel has indicated that it cannot evaluate the likelihood of an unfavorable outcome or estimate the amount or range of potential loss therefrom. In the opinion of management, based on the consultation with legal counsel, these actions will not result in any material adverse effect on the financial position of the Company.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
               --------------------------------------------------


The Board of Directors and Member
of Market Wise Stock Trading School, LLC

We have audited the accompanying balance sheets of Market Wise Stock Trading School, LLC (the "Company") as of December 31, 2005 and 2004, and the related statements of operations, changes in member's deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Market Wise Stock Trading School, LLC as of December 31, 2005 and 2004 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 3, the Company has experienced recurring net losses and has an accumulated deficit of approximately $1,441,000 at December 31, 2005. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.




KBA GROUP LLP
Dallas, Texas
June 9, 2006


                      MARKET WISE STOCK TRADING SCHOOL, LLC
                                  BALANCE SHEET
                           December 31, 2005 and 2004

                                                                    2005           2004
                                                                 ----------     -----------
Current assets
       Cash                                                      $   142,929    $   118,852
       Accounts receivable - affiliate                                 1,181          5,759
       Other current assets                                            7,900           --
                                                                 -----------    -----------

Total current assets                                                 152,010        124,611

Computer equipment (net of accumulated depreciation of $13,447
   and $7,785 at December 31, 2005 and 2004, respectively)            15,584         18,394
Other assets                                                           2,000          2,000
                                                                 -----------    -----------

Total assets                                                     $   169,594    $   145,005
                                                                 ===========    ===========

Current liabilities
       Accounts payable                                          $    27,930    $    90,058
       Accrued expenses                                               19,075         70,492
       Payable to affiliate                                        1,564,068        579,710
                                                                 -----------    -----------

Total current liabilities                                          1,611,073        740,260
                                                                 -----------    -----------

Commitments and contingencies

Member's deficit                                                  (1,441,479)      (595,255)
                                                                 -----------    -----------

Total liabilities and member's deficit                           $   169,594    $   145,005
                                                                 ===========    ===========


                 See accompanying notes to financial statements

                      MARKET WISE STOCK TRADING SCHOOL, LLC
                            STATEMENTS OF OPERATIONS
                     Years Ended December 31, 2005 and 2004


                                                       2005           2004
                                                   -----------    -----------

Revenues                                           $   880,031    $ 1,517,989


Operating Expenses
       Employee compensation                         1,187,117      1,249,312
       Quotations and market data                       15,346         58,793
       Advertising and promotion                       159,338        390,914
       Professional fees                                85,662        180,965
       Communications and information technology        41,391         96,954
       Occupancy and equipment rental                  129,953        288,857
       Depreciation                                      5,661          5,011
       Travel and entertainment                        101,787        111,139
       Gain from sale of assets                           --           (8,600)
                                                   -----------    -----------

Total operating expenses                             1,726,255      2,373,345

                                                   -----------    -----------
Net loss                                           $  (846,224)   $  (855,356)
                                                   ===========    ===========


                 See accompanying notes to financial statements

                      MARKET WISE STOCK TRADING SCHOOL, LLC
                    STATEMENTS OF CHANGES IN MEMBER'S DEFICIT
                     Years Ended December 31, 2005 and 2004



Balance, January 1, 2004                             $ (2,468,024)

       Member contribution                              2,728,125
       Net loss                                          (855,356)
                                                     ------------

Balance, December 31, 2004                               (595,255)

       Net loss                                          (846,224)
                                                     ------------

Balance, December 31, 2005                           $ (1,441,479)
                                                     ============






                 See accompanying notes to financial statements


                      MARKET WISE STOCK TRADING SCHOOL, LLC
                            STATEMENTS OF CASH FLOWS
                     Years Ended December 31, 2005 and 2004


                                                                         2005           2004
                                                                     -----------    -----------
CASH FLOW FROM OPERATING ACTIVITIES
Net loss                                                             $  (846,224)   $  (855,356)
Adjustments to reconcile net loss to net
     cash provided by (used in) operating activities:
     Depreciation                                                          5,661          5,011
     Changes in operating assets and liabilities:
          Accounts receivable                                              4,578            (89)
          Other current assets                                            (7,900)          --
          Other assets                                                      --           (2,000)
          Accounts payable and accrued expenses                         (113,544)        88,438
                                                                     -----------    -----------
               Net cash (used in) provided by operating activities      (957,429)      (763,996)
                                                                     -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES
          Purchase of computer equipment                                  (2,852)        (2,692)
                                                                     -----------    -----------
               Net cash used in investing activities                      (2,852)        (2,692)
                                                                     -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES
          Payables to affiliates, net                                    984,358     (2,048,415)
          Member contribution                                               --        2,728,125
                                                                     -----------    -----------
               Net cash provided by financing activities                 984,358        679,710
                                                                     -----------    -----------

NET INCREASE (DECREASE) IN CASH                                           24,077        (86,978)
CASH, beginning of year                                                  118,852        205,830
                                                                     -----------    -----------
CASH, end of year                                                    $   142,929    $   118,852
                                                                     ===========    ===========


SUPPLEMENTAL CASH FLOW INFORMATION
     Cash paid for interest                                          $      --      $      --


                 See accompanying notes to financial statements

                    MARKET WISE STOCK TRADING SCHOOL, L.L.C.
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 2005 and 2004


Note 1 - Nature of Business

    Market Wise Stock Trading School, LLC (the "Company"), was formed on August 6, 1997. The Company, headquartered in Boulder, Colorado provides classroom and online training courses in the financial services industry. The Company utilizes various software tools to teach the intricacies of personalized online trading of stocks, options and futures. The Company was formerly a wholly owned subsidiary of TAL Financial Services, LLC. ("TAL"). On May 17, 2006, Rush Financial Technologies, Inc. purchased the Company along with selected affiliates of the Company from TAL.


Note 2 - Summary of Significant Accounting Policies

    Cash and Cash Equivalents

    The Company considers cash and all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents.

    Computer Equipment

    Computer equipment is recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets of three years. Maintenance and repairs are expensed as incurred. Renewals and betterments that materially extend the life of an asset are capitalized.

    Revenue Recognition

    Revenues consist of online and classroom training fees which are recognized as services are rendered and a monthly referral fee which is recognized as earned.

    Income Taxes

    The Company is not a tax paying entity for federal and state income tax purposes. Accordingly, no provision is made for federal and state income taxes as the taxable income of the Company, if any, is included in the income tax return of its sole member.

    Advertising

    The Company expenses advertising costs as incurred. Advertising and promotion expense totaled approximately $160,000 and $391,000 for the years ended December 31, 2005 and 2004, respectively.

    Use of Estimates

    The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Impairment of Long-Lived Assets

    The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flow expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.


Note 3 - Going Concern Uncertainty

    The accompanying financial statements have been prepared under the assumption that the Company will continue as a going concern. At December 31, 2005, the Company's current liabilities of $1,611,073, which includes a $1,564,068 payable to an affiliate, exceed current assets of $152,010. Additionally, at December 31, 2005, the Company has an accumulated deficit of $1,441,479. The Company's continued existence depends upon capital contributions from its sole member. As of February 2006, the Company had ceased receiving the monthly service agreement revenues from an affiliate, leaving the Company with minimal revenues on a go forward basis. The accompanying financial statements do not include any adjustments to reflect the possible effects on the recoverability and classification of assets or classification of liabilities, which may result from the inability of the Company to continue as a going concern.

    Monthly expenses have been reduced by elimination of all personnel and the Company was purchased by Rush Financial Technologies, Inc. ("Rush") on May 17, 2006. Rush management intends to review the operations of the Company and develop a plan to resume training and education services. As of the date of this report, an operating plan is in development. Rush intends to continue supporting the Company until the Company is self sufficient.


Note 4 - Concentration of Credit Risk

    The Company has one major related party customer, both entities being wholly owned subsidiaries of the same entity through May 17, 2006. Service revenues from this related party were $600,000 or 68% and $830,000 or 55% of the Company's total revenue for the years ended December 31, 2005 and 2004, respectively. The accounts receivable generated from this related party were netted against the liabilities owed to the related party primarily for cash advances. The Company had a net liability to the related party of approximately $1,564,000 and $580,000 at December 31, 2005 and 2004, respectively.

    The relationship and service agreement between the Company and this related party could significantly affect the statements of financial condition, operations and cash flows presented due to the judgment required in estimating the fee for the services provided. During February 2006, the service agreement between the Company and this related party was terminated.


Note 5 - Operating Leases

    The Company leased space located in Broomfield, Colorado from a related party (see Note 6 for further information). The lease was initiated in September 2001 and had a 5 year term ending September 30, 2006. In August 2004, the Company elected to break the lease and relocate the Company to Boulder, Colorado. A settlement was negotiated with the landlord requiring 10 monthly payments of $11,400 commencing in August 2004. Accordingly, during 2004 the Company accrued a lease liability of $114,000. The Company made timely payments extinguishing the lease liability in May 2005. The Company was responsible for all property taxes, repairs and utilities on the leased space.

    The Company signed a lease for facilities in Boulder, Colorado in October 2004. The initial lease term was for 6 months and commenced on October 1, 2004 with monthly rent of $2,000. The first option to extend had a term of 6 months and commenced on April 1, 2005 with monthly rent of $2,000. The second option to extend had a term of 12 months and commenced on October 1, 2005 with monthly rent of $2,000 plus property taxes, interest and maintenance.

    Rent expense under operating leases was approximately $29,000 and $176,000 for the years ended December 31, 2005 and 2004, respectively.

    Future minimum lease payments are as follows:
                                                  Future Minimum
                  Year Ending                     Lease Payments
                  -----------                     --------------
               December 31, 2006                     $18,000


Note 6 - Related Party Transactions

    As discussed in Note 5, during 2004 the Company leased office space from a Limited Liability Company partially owned by its former CEO. The Company was obligated under the operating lease between September 2001 and May 2005 for monthly rent, plus real estate taxes, insurance, and maintenance costs. The related party rent expense was approximately $165,000 for the year ended December 31, 2004.

    As discussed in Note 4, the Company provides monthly referral services to a related party. Revenues from this related party were $600,000 or 68%, and $830,000 or 55% of the Company's total revenue for the years ended December 31, 2005 and 2004, respectively. The accounts receivable generated from this related party were netted against the liabilities owed to the related party primarily for cash advances. The Company had a net liability to the related party of approximately $1,564,000 and $580,000 at December 31, 2005 and 2004,
respectively.


Note 7 - Subsequent Events


    During February 2006, the service agreement between the Company and an affiliate of the Company, which provided a significant amount of revenue to the Company, was terminated.

    On May 17, 2006, Rush Financial Technologies, Inc. purchased the Company along with selected affiliates of the Company.

                          INDEPENDENT AUDITORS' REPORT


To the Member of
Market Wise Securities, LLC

We have audited the accompanying statements of financial condition of Market Wise Securities, LLC (the "Company") as of December 31, 2005 and 2004, and the related statements of operations, changes in member's equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Market Wise Securities, LLC as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.





/s/ RYAN & JURASKA
Chicago, Illinois
February 16, 2006


                           MARKET WISE SECURITIES, LLC
                        STATEMENTS OF FINANCIAL CONDITION
                        As of December 31, 2005 and 2004

                                                                        2005          2004
                                                                    -----------   -----------
Assets
   Cash                                                             $    32,523   $    46,646
   Receivable from broker dealers                                        13,265        12,950
   Furniture, equipment, and leasehold improvements (net of
         accumulated depreciation and amortization of $270,970
         and $247,129 at December 31, 2005 and 2004, respectively        16,195        40,035
                                                                    -----------   -----------
Total assets                                                        $    61,983   $    99,631
                                                                    ===========   ===========

Liabilities
   Accounts payable & accrued expenses                              $     3,293   $    29,871
                                                                    -----------   -----------
Total liabilities                                                         3,293        29,871
                                                                    -----------   -----------

Equity
   Member's equity                                                       58,690        69,760

                                                                    -----------   -----------
Total liabilities and equity                                        $    61,983   $    99,631
                                                                    ===========   ===========



                 See accompanying notes to financial statements

                           MARKET WISE SECURITIES, LLC
                            STATEMENTS OF OPERATIONS
                 For the Years Ended December 31, 2005 and 2004

                                                          December 31,
                                                  ----------------------------
                                                      2005            2004
                                                  ------------    ------------
Revenues
       Other Income                               $        700    $     11,879

                                                  ------------    ------------
                                                           700          11,879
Expenses
       Commissions, execution and exchange fees          2,635           5,343
       Professional fees                                12,022          78,711
       Depreciation and amortization                    23,840          38,153
       Other operating expenses                          3,273           3,862
                                                  ------------    ------------
Total Expenses                                          41,770         126,069

                                                  ------------    ------------
Net (Loss)                                        $    (41,070)   $   (114,190)
                                                  ============    ============




                 See accompanying notes to financial statements

                           MARKET WISE SECURITIES, LLC
                    STATEMENTS OF CHANGES IN MEMBER'S EQUITY
                 For the Years Ended December 31, 2005 and 2004



Balance, January 1, 2004                          $    103,950

        Member's contribution                           80,000

        Net loss                                      (114,190)

                                                  ------------
Balance, December 31, 2004                              69,760

        Member's contribution                           30,000

        Net loss                                       (41,070)

                                                  ------------
Balance, December 31, 2005                        $     58,690
                                                  ============




                 See accompanying notes to financial statements


                           MARKET WISE SECURITIES, LLC
                            STATEMENTS OF CASH FLOWS
                 For the Years Ended December 31, 2005 and 2004

                                                                                  December 31,
                                                                          ----------------------------
                                                                              2005            2004
                                                                          ------------    ------------
CASH FLOW FROM OPERATING ACTIVITIES:
Net Loss                                                                  $    (41,070)   $   (114,190)
Adjustments to reconcile net loss to net
       cash used in operating activities:
           Depreciation and amortization                                        23,840          38,153
           Receivables from brokers, dealers and clearing organizations           (314)            (38)
           Accounts payable and accrued expenses                               (26,579)         16,744
                                                                          ------------    ------------
                Net cash used in operating activities                          (44,123)        (59,331)
                                                                          ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES
           Member's capital contribution                                        30,000          80,000
                                                                          ------------    ------------
                Net cash used in financing activities                           30,000          80,000
                                                                          ------------    ------------

NET INCREASE (DECREASE) IN CASH                                                (14,123)         20,669
CASH, beginning of period                                                       46,646          25,977
                                                                          ------------    ------------
CASH, end of period                                                       $     32,523    $     46,646
                                                                          ============    ============


NON-CASH ACTIVITIES

       Cash paid for interest                                             $       --      $       --


                 See accompanying notes to financial statements

                         MARKET WISE SECURITIES, L.L.C.
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 2005 and 2004

Note 1 -Organization and Business

     Market Wise Securities, L.L.C. (the "Company"), a Delaware limited liability company, was formed on March 20, 2001. The Company is a registered securities broker-dealer with the Securities and Exchange Commission and is a member of the National Association of Securities Dealers, Inc. The Company conducts its securities business primarily with institutional and retail customers and introduces that business on a fully disclosed basis to a clearing broker.


Note 2 - Summary of Significant Accounting Policies

(a) Revenue Recognition

     Securities transactions are recorded on a trade date basis, and accordingly, gains and losses are recorded on unsettled transactions.

(b) Depreciation and Amortization

     Furniture and equipment is stated at cost and depreciation is computed using the straight-line method for financial reporting and accelerated methods for income tax purposes. Depreciation expense totaled approximately $23,800 and $38,153 for the years ended December 31, 2005 and 2004, respectively.

(c) Income Taxes

     No provision has been made for federal income taxes as the taxable income or loss of the Company is included in the respective income tax returns of the members.

(d) Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.


Note 3 - Contingencies

     The Company is responsible for any loss, liability, damage, cost or expense incurred or sustained by the clearing agent as a result of the failure of any introduced account to make a timely payment for securities purchased or timely and good delivery of securities sold.

     The Company is a defendant in various lawsuits incidental to its securities business. Management of the Company, after consultation with outside legal counsel, believes that the resolution of these various lawsuits will not result in any material adverse effect on the Company.


Note 4 - Net Capital Requirements

     The Company is a broker-dealer subject to the Securities and Exchange Commission Uniform Net Capital Rule (Rule 15c3-1). Under this rule, the Company was required to maintain "net capital" equal to the greater of $5,000 or six and two thirds percent (6 2/3%) of "aggregate indebtedness", as defined. At December 31, 2005 and 2004, the Company had a net capital requirement of $5,000. The Company had net capital of $42,495 and $29,725 as of December 31, 2005 and 2004, respectively.


                TERRA NOVA FINANCIAL GROUP, INC. AND SUBSIDIARIES
              (formerly known as Rush Financial Technologies, Inc.)
                      UNAUDITED CONSOLIDATED BALANCE SHEETS

                                                                       September 30,     December 31,
                                       ASSETS                               2006             2005
                                                                       -------------    -------------
Current assets
     Cash and cash equivalents                                         $  13,976,087    $      23,399
     Cash segregated in compliance with federal regulations              159,636,400             --
     Restricted cash                                                            --             31,000
     Receivables from brokers, dealers and clearing organizations         27,084,046             --
     Receivables from customers                                           40,870,107             --
     Accounts receivable                                                     827,559           78,190
     Prepaid expenses and other current assets                               284,265          134,119
                                                                       -------------    -------------
       Total current assets                                              242,678,464          266,708

Capitalized software development costs, net                                1,855,202          595,966
Property and equipment, net                                                  655,796          108,731
Intangible assets, net                                                     6,390,040          135,681
Goodwill                                                                   9,583,480             --
Other assets                                                                  37,870           32,800
Deferred acquisition costs                                                      --            553,475
                                                                       -------------    -------------
       Total assets                                                    $ 261,200,852    $   1,693,361
                                                                       =============    =============
                   LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities
     Line of credit                                                    $   8,000,000    $        --
     Payables to brokers, dealers and clearing organizations                 873,597             --
     Payables to customers                                               216,638,053             --
     Payables to non-customers                                               315,233             --
     Accounts payable and accrued expenses (including $112,605 and
      $88,376 of accrued interest expense due to related parties at
      September 30, 2006 and December 31, 2005 respectively)               5,385,535        2,412,843
     Accrued preferred stock dividends                                       244,222          209,902
     Liabilities acquired in 2001 acquisition                                332,098          332,098
     Convertible notes payable                                               485,000          485,000
                                                                       -------------    -------------
       Total current liabilities                                         232,273,738        3,439,843
     Convertible bonds payable, net of unamortized debt discount
      of $8,853 and $14,201 respectively                                     321,147          330,799
                                                                       -------------    -------------
       Total liabilities                                                 232,594,885        3,770,642

     Commitments and Contingencies

Shareholders' equity (deficit)
     Preferred stock - cumulative; $10 par value; 38,792 shares authorized; 14,063 shares issued and outstanding; liquidation
      preference of $10 per share                                            140,630          140,630
     Preferred stock - convertible cumulative; $10 par value;
      835,000 shares authorized; 49,480 and 51,980 shares issued and outstanding at September 30, 2006 and December 31, 2005,
      respectively liquidation preference of $10 per share                   494,800          519,800
     Preferred stock - convertible non-cumulative voting; $10 par value; 35,000 shares authorized, issued and outstanding at
      September 30, 2006; liquidation preference of $1,000 per share         350,000             --
     Common stock - $0.01 par value, 50,000,000 shares authorized;
      37,952,693 and 37,478,127 shares issued and outstanding at
      September 30, 2006 and December 31, 2005, respectively                 379,526          374,781
     Additional paid in capital                                           51,421,486       18,419,535
     Accumulated deficit                                                 (24,180,475)     (21,532,027)
                                                                       -------------    -------------
       Total shareholders' equity (deficit)                               28,605,967       (2,077,281)
         Total liabilities and shareholders' equity (deficit)          $ 261,200,852    $   1,693,361
                                                                       =============    =============

      See accompanying notes to unaudited consolidated financial statements


                TERRA NOVA FINANCIAL GROUP, INC. AND SUBSIDIARIES
              (formerly known as Rush Financial Technologies, Inc.)
                 UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                    Three Months Ended               Nine Months Ended
                                                       September 30,                   September 30,
                                               ----------------------------    ----------------------------
                                                   2006            2005            2006            2005
                                               ------------    ------------    ------------    ------------
Revenues
  Commissions and fees                         $  9,264,540    $    591,525    $ 17,481,664    $  1,589,518
  Interest                                        3,156,910           2,919       5,186,019           8,926
  Software license fees                                --              --             3,370            --
  Other income                                       79,660          14,974         194,240          43,629
                                               ------------    ------------    ------------    ------------
                                                 12,501,110         609,418      22,865,293       1,642,073
Expenses
  Commissions, execution and exchange fees        4,512,925         317,267       8,890,782         748,481
  Employee compensation                           3,347,391         450,932       6,680,757       1,303,196
  Quotations and market data                      1,623,964          69,627       2,868,748         156,591
  Interest expense on brokerage accounts          1,725,161            --         2,640,806            --
  Advertising and promotional                       225,820          73,461         413,050         311,143
  Professional fees                                 567,758          90,185         944,222         293,193
  Communications and information technology         198,768          50,533         427,064         124,328
  Occupancy and equipment rental                    260,044          51,257         483,964         182,870
  Depreciation and amortization                     214,804          55,774         839,299         510,938
  Travel and entertainment                           46,286            --            90,282            --
  Other operating expenses                          676,224          32,885       1,249,071          20,278
                                               ------------    ------------    ------------    ------------
Total expenses                                   13,399,144       1,191,921      25,528,044       3,651,018

Operating loss                                     (898,034)       (582,503)     (2,662,751)     (2,008,945)

Interest expense                                     29,753          25,269         236,379          93,954
                                               ------------    ------------    ------------    ------------
Net loss                                       $   (927,787)   $   (607,773)   $ (2,899,130)   $ (2,102,899)
                                               ============    ============    ============    ============
Beneficial conversion feature on
 preferred stock                                       --              --       (23,699,816)           --

Dividends on preferred stock                        (14,323)        (14,860)        (43,854)        (44,579)

Net loss attributable to common shareholders   $   (942,110)   $   (622,632)   $(26,642,800)   $ (2,147,478)
                                               ============    ============    ============    ============
Basic and diluted net loss per share
 attributable to common shareholders           $      (0.02)   $      (0.02)   $      (0.71)   $      (0.07)
                                               ============    ============    ============    ============
Weighted average common shares outstanding,
 basic and diluted                               37,896,568      32,585,188      37,749,401      29,234,997
                                               ============    ============    ============    ============

      See accompanying notes to unaudited consolidated financial statements


                TERRA NOVA FINANCIAL GROUP, INC AND SUBSIDIARIES
              (formerly known as Rush Finanical Technologies, Inc.)
                 UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                                              Nine Months ended September 30,
                                                                                   2006             2005
                                                                              -------------    -------------
Cash flows from operating activities:
Net loss                                                                      $  (2,899,130)   $  (2,102,899)
 Adjustments to reconcile net loss to net cash provided by
 operating activities:
Common stock issued for compensation, services and expenses                         679,801          110,397
Depreciation and amortization                                                       839,299          507,166
Amortization of debt discount                                                       147,063            7,192
Amortization of deferred financing fees                                                --              5,774
Loss on settlement of liabilities                                                      --             26,458
Change in assets and liabilities, net of effects of acquisition:
(Increase) decrease in assets:
Cash segregated in compliance with federal regulations                          (45,041,720)            --
Recevables from brokers, dealers and clearing organizations                      (7,760,189)            --
Receivables from customers                                                       19,088,950             --
Receivables from non customers                                                      434,336             --
Accounts receivable                                                               1,108,298          (19,253)
Prepaid expenses, deposits and other assets                                        (150,146)          (1,549)
Other assets                                                                         (3,070)            --
Increase (decrease) in liabilities:
Payables to brokers, dealers and clearing organizations                             (90,346)            --
Payables to customers                                                            38,258,500             --
Payables to non customers                                                            54,238             --
Accounts payable and accrued expenses                                              (889,779)         (28,716)
Accrued payroll tax obligation                                                     (693,776)         116,061
Other                                                                               250,682             --
                                                                              -------------    -------------
Net cash provided by (used in) operating activities                               3,333,011       (1,379,369)
                                                                              -------------    -------------

Cash flows from investing activities:
  Cash acquired in acquisition                                                   10,528,309             --
  Acquistion of subsidiary                                                      (25,493,122)            --
  Purchase of property and equipment equipment                                     (115,491)         (83,109)
  Capitalization of software development costs                                         --           (178,587)
                                                                              -------------    -------------
Net cash used in investing activities                                           (15,080,304)        (261,696)
                                                                              -------------    -------------

Cash flows from financing activities:
  Proceeds from issuance of preferred stock, net                                 32,494,407             --
  Proceeds from sale of common stock                                                   --          1,520,000
  Proceeds from exercise of stock options                                            30,000            3,300
  Proceeds from issuance of convertible notes payable to related party              300,000             --
  Payment of convertible notes payable to related party                            (300,000)            --
  Net payments on line of credit                                                 (6,824,425)            --
  Proceeds from issuance of note payable to related party                           100,000             --
  Payment of note payable to related party                                         (100,000)            --
                                                                              -------------    -------------
Net cash provided by financing activities                                        25,699,982        1,523,300
                                                                              -------------    -------------

Net increase (decrease) in cash and cash equivalents                             13,952,688         (117,765)
Cash and cash equivalents at beginning of period                                     23,399          343,510
                                                                              -------------    -------------
Cash and cash equivalents at end of period                                    $  13,976,087    $     225,745
                                                                              =============    =============
Supplemental Disclosure of Cash Flow Information:
  Cash paid for interest                                                      $   2,640,806    $        --
  Cash paid for income taxes                                                           --               --

Supplemental Disclosure of Non-Cash Information:
  Preferred stock dividend accrued                                                   43,854           44,579
  Fair value of warrants issed in connection with debt financing
   recorded as a debt discount                                                      141,714             --
  Common stock issued as payment for accrued interest and accrued dividends          14,628          102,145
  Common stock issued in the LostView acquisition                                      --            195,000
  Intangibles acquired via common stock                                                --             59,835
  Conversion of bonds to common stock                                                15,000          140,000
  Common stock issued for conversion of preferred stock                              25,000             --
  Common stock issued as deferred compensation                                         --             57,000
  Liabilities accrued for intangible assets to be paid in common stock               22,500           33,750
  Common stock issued for deposits                                                     --             54,250

      See accompanying notes to unaudited consolidated financial statements

                        RUSH FINANCIAL TECHNOLOGIES, INC
                          NOTES TO FINANCIAL STATEMENTS


Note 1. Basis of Presentation

     The financial statements included herein have been prepared by Terra Nova Financial Group, Inc. (formerly known as Rush Financial Technologies, Inc.) without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP) have been condensed or omitted pursuant to such rules and regulations, although we believe that the disclosures contained herein are adequate to make the information presented not misleading. In the opinion of management, the information furnished in the unaudited consolidated financial statements reflects all adjustments which are ordinary in nature and necessary to present fairly our financial position, results of operations and cash flows for such interim periods. These interim financial statements should be read in conjunction with our financial statements and the notes thereto as of and for the year ended December 31, 2005, included in our annual report on Form 10-KSB and Form 8K/A related to the May 17, 2006, acquisition of Terra Nova Trading, LLC, Market Wise Securities, LLC and Market Wise Stock Trading School, LLC as filed with the Securities and Exchange Commission on July 26, 2006.

     Terra Nova Financial Group, Inc. (the "Company," "we" or "us") is a holding company that operates through four primary, wholly owned subsidiaries: a full service self-clearing agency broker/dealer, Terra Nova Trading, LLC ("Terra Nova"), a real-time financial technology development company, RushGroup Technologies, Inc. ("RushGroup"), a direct-access online brokerage firm, RushTrade Securities, Inc. ("RushTrade"), and a financial markets educionsal provider, MarketWise Stock Trading School, LLC ("MW School"). See Note 2 "Business Combinations" for further details.

     Terra Nova , founded in 1994 and the largest operating unit of the company, is a full-service self-clearing agency broker/dealer and futures commission merchant. Terra Nova is a member of the National Association of Securities Dealers ("NASD"), National Futures Association ("NFA"), and Securities Investor Protection Corporation ("SIPC"), as well as the following exchanges: Pacific Exchange ("PCX"), International Securities Exchange ("ISE"), Boston Options Exchange ("BOX") and Chicago Stock Exchange ("CHX"). Terra Nova maintains a diversified customer base servicing institutional, wholesale (defined as business-to-business and correspondent clearing for other introducing broker/dealers) and direct market access clients, while offering a diversified product offering including equities, options, futures, fixed income and foreign exchange.

     RushGroup is a registered Service Bureau and member of the Certified Partners program with the Nasdaq Stock Market. RushGroup serves as our financial technology development subsidiary, which develops and operates proprietary real-time portfolio management software products, advanced order management systems, direct-access trading software applications and a data service center. Utilizing a number of proprietary technologies and its exclusive Direct Access Routing Technology ("DART((TM))"), an intelligent order routing system, RushGroup offers real-time market data platforms and direct access trading systems to the NASD member broker/dealers, institutional portfolio managers and traders.

     RushTrade, a fully-disclosed introducing broker/dealer and member of the NASD, Pacific Exchange PCX, Boston Stock Exchnage ("BSX"), SIPC and NFA, offers securities and direct access online brokerage, trading and advanced order routing services to its retail customers. RushTrade customer accounts, the majority of which were transferred to Terra Nova, are held at a third-party clearing firm. RushTrade is registered in all 50 states and accepts customers from many foreign countries.

     MW School provides trading, investment and market education to individuals and entities. Its mission is to support traders and investors in their quest to achieve financial freedom and success, while sharing the passion and trading skills of its instructors. MW School's education curriculum is provided to assist individuals develop sound methods of analysis and risk management.

Note 2. Business Combinations

     On March 30, 2006, the Company and TAL Financial Services, LLC ("TFS") entered into a Membership Interest Purchase Agreement (the "Purchase") providing for the Company to purchase from TFS 100% of the outstanding membership interests of Terra Nova Trading, LLC ("Terra Nova"), Market Wise Securities, LLC ("MW Securities") and Market Wise Stock Trading School, LLC ("MW School"). We raised $35 million from the sale of 35,000 shares of Series E Convertible Preferred Stock ("Series E Preferred") and 116,655,000 warrants to purchase common stock, which was used to finance the acquisition. The purchase price of the acquisition was $25,493,122 including acquisition costs of $493,122. The remainder of the funds, net of offering expense, will provide for additional working capital. We received final approval for the Purchase from the NASD and various other regulatory authorities on May 15, 2006. We funded the purchase on May 17, 2006 and completed the sale of the Series E Preferred and warrants on May 19, 2006 with a total of $35,000,000 raised. The purchase method of accounting was used to account for the acquisition.

     Fees associated with the issuance of the Series E Preferred Stock, including commissions, totaled $2,488,206. Additionally, the Company issued approximately 14,462,000 underwriter warrants with a fair value of $2,980,422 which were recorded as additional paid in capital. The issuance of the 35,000 shares of Series E Preferred and warrants resulted in a beneficial conversion feature of $23,699,816 (using a Black-Scholes valuation model with a five year life, 43% volatility and a risk free rate of 5.19% for the calculation of the warrants fair value).

     On October 16, 2006, upon the authorization of an amendment to the Articles of Incorporation to increase the number of authorized shares of common stock and the filing of the amended Articles of Incorporation with the State of Texas, the Series E Preferred Stock automatically converted to 233,333,347 shares of common stock.

     We believe that the Acquisition was in the best interests of our shareholders because, among other things:

     o it enhances the Company's sophisticated front-end trading platform by providing "back-end" execution and clearing services acquired from Terra Nova;
     o the RushGroup platform will be promoted to approximately 20,000 additional customers;
     o the value of the Terra Nova brand and the fact that it has repeatedly ranked among the leaders in direct access online trading by Barron's Magazine and other financial publications;
     o the RushGroup trading platforms complement the needs of Terra Nova's diverse client base of institutions, correspondent broker-dealers and direct active traders and investors, as well as providing a web-based platfor allowing Terra Nova to expand its market reach;
     o when combined, the broker-dealers, RushTrade and Terra Nova, realize synergies and reduced overhead;
     o Terra Nova's ability to support trading in multiple products including equities, options, futures and FOREX; and
     o MW School's education offering complements the Company's technology initiatives and broker dealer trading activities by providing training in trading, analysis and risk management to traders and investors worldwide.

Purchase Price Allocation

     Following is a summary of the amounts assigned to the assets and liabilities of the acquired companies:

     Description                                Amount
     -----------------------------------------------------
     Targeted working capital                   7,145,673
     Fixed assets                                 685,969
     Capitalized software (8 year life)         1,500,000
     Intangibles (10 year life)                 6,578,000
     Goodwill                                   9,583,480
                                            --------------
     Total purchase price                    $ 25,493,122
                                            ==============

     Intangible assets comprised the values prescribed to the acquired customer lists and trade name of $1,829,000 and $4,749,000 respectively.

     The results of operations of the acquired companies are included in the consolidated results of operations from the date of the acquisition.

     During the nine months ended September 30, 2006 the Company recognized $262,170 of amortization expense related to the intangible assets acquired. None of the goodwill recorded as a result of this acquisition is expected to be deductible for tax purposes.

Unaudited Pro Forma Results

        The following unaudited pro forma consolidated results of operations have been prepared as if the acquisition discussed above had occurred as of January 1, 2005:


                                  Three Months          Nine Months ended
                                      ended               September 30,
                                  September 30,   ----------------------------
                                      2005            2006            2005
                                  ------------    ------------    ------------
Revenues                          $ 10,224,056    $ 40,297,433    $ 36,380,186

Net loss attributable to common
 shareholders (see note 1)        $ (1,311,684)   $ (2,853,740)   $   (126,450)

Net loss per share                $      (0.04)   $      (0.08)   $      (0.00)

Weighted average common shares
 outstanding, basic and diluted     32,585,188      37,749,401      29,234,997

  Note 1 Excludes non-recurring charge related to beneficial conversion feature of preferred stock.


     To arrive at the ProForma, net loss per share, we consolidated the actual operating results for the nine months ended September 30, 2006 and 2005 and for the three months ended September 30, 2005 and included amortization expense related to acquired intangibles. Additionally, we eliminated interest expense, related to short term financing that was in place from March to May, 2006 and was ultimately paid off with the proceeds from the Series E Preferred.

Note 3. Summary of Significant Accounting Policies

     Revenue Recognition

     Investment services revenue consists of commission revenue, other brokerage related revenue, user fees and interest income. Commission revenue and related expenses on securities transactions are recorded on a settlement date basis. Other brokerage related revenue consists of fees and rebates when orders are routed through exchanges and electronic communications networks (ECNs) and are recorded on a trade date basis as security transactions occur. User fees are charges for the use of the Company's software execution platform. Revenues from user fees are recognized on a monthly basis as services are provided to account holders. Interest income consists primarily of the Company's portion of the income generated by charges to customers on margin balances and customer cash held and invested by the Company's clearing firm.

     Goodwill

     Goodwill is recorded when the price paid for an acquisition exceeds the fair value of the net identified tangible and intangible assets acquired. Annually in the second quarter, or more frequently if indicators of potential impairment exist, the Company will perform a review to determine if the carrying value of the recorded goodwill is impaired. The first step of this process is to identify potential goodwill impairment by comparing the fair value of the reporting unit to its carrying value. The Company estimates fair value using a combination of the market price of the Company's common equity and discounted cash flows. If the carrying value is less than fair value, the Company would complete step two in the impairment review process which measures the amount of goodwill impairment. Management tests the reasonableness of the inputs and outcomes of the discounted cash flow analysis and the evaluation of the market price of its common equity against other available comparable market data. All of the recorded goodwill is related to the Company's May 2006 acquisition of Terra Nova. The goodwill resulting from the May 2006 acquisition has been assigned to the Terra Nova reporting unit within the Investment Services segment.

     Share-Based Payments

     On January 1, 2006 we adopted Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payment" ("FAS 123(R)"), that addresses the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for either equity instruments of the enterprise or liabilities that are based on the fair value of the enterprise's equity instruments or that may be settled by the issuance of such equity instruments. The statement eliminates the ability to account for share-based compensation transactions, as we formerly did, using the intrinsic value method as prescribed by Accounting Principles Board, or APB, Opinion No. 25, "Accounting for Stock Issued to Employees," and generally requires that such transactions be accounted for using a fair-value-based method and recognized as expenses in our consolidated statement of operations.

     We adopted FAS 123(R) using the modified prospective method which requires the application of the accounting standard as of January 1, 2006. Our consolidated financial statements as of and for the three quarters ended September 30, 2006 reflect the impact of adopting FAS 123(R). In accordance with the modified prospective method, the consolidated financial statements for prior periods have not been restated to reflect, and do not include, the impact of FAS 123(R). See Note 9 "Share-based Payments" for further details.

     Share-based compensation expense recognized during the period is based on the value of the portion of share-based payment awards that are ultimately expected to vest. Share-based compensation expense recognized in the consolidated statements of operations during the three and nine months ended September 30, 2006 included compensation expense for share-based payment awards granted prior to, but not yet vested, as of December 31, 2005 based on the grant date fair and compensation expense for the share-based payment awards granted subsequent to December 31, 2005, based on the grant date fair value. FAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. As share-based compensation expense recognized in the statement of operations for the three and nine months ended September 30, 2006 is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. In the pro forma information required under FAS 148 for the periods prior to 2006, we accounted for forfeitures as they occurred.

     Recently Issued Accounting Standards

     In September 2006, the SEC issued Staff Accounting Bulletin 108 ("SAB 108") "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements". SAB 108 provides interpretative guidance on how public companies quantify financial statement misstatements. There have been two common approaches used to quantify such errors. Under an income statement approach, the "roll-over" method, the error is quantified as the amount by which the current year income statement is misstated. Alternatively, under a balance sheet approach, the "iron curtain" method, the error is quantified as the cumulative amount by which the current year balance sheet is misstated. In SAB 108, the SEC established an approach that requires quantification of financial statement misstatements based on the effects of the misstatements on each of the company's financial statements and the related financial statement disclosures. This model is commonly referred to as a "dual approach" because it requires quantification of errors under both the roll-over and iron curtain methods. SAB 108 is effective for the Company as of January 1, 2007. The adoption of SAB 108 is not expected to have a material impact on the Company's consolidated financial statements.

     In September 2006, the FASB issued Statement of Financial Accounting
Standards No. 157, Fair Value Measurements ("SFAS 157"), which addresses how companies should measure fair value when they are required to use fair value measure for recognition or disclosure purposes under GAAP. SFAS 157 is effective as of January 1, 2008. The Company is currently evaluating SFAS 157 and the related impact of the Company's consolidated financial statements.

Note 4. Use of Accounting Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported financial statement amounts and disclosures. Accordingly, the actual amounts could differ from those estimates.

Note 5. Deconsolidation of a Related Party Affiliate

     The Company and a former employee/director have entered into an agreement whereby the Company revoked and rescinded its option to purchase any or all the shares in Rushmore Insurance Services and disavowed any claim or any ownership interest in Rushmore Insurance Services or any of its assets. Rushmore Insurance
Services was an inactive unit with insignificant revenues and was not part of the current business plan of the Company. The elimination resulted in an approximate gain of $31,000, and the entity is now owned 100% by the former employee/director.

Note 6. Segment Information

     Our segments have been identified based on products and services offered as well as risks assumed in a manner consistent with the data utilized by management in evaluating operations. The Company offers broker/dealer services, and their operations have been included in the Investment Services segment. The
Software Services segment is comprised of RushGroup which plans to offer licensing of the RushTrade direct access software and other arrangements. There is ongoing development activity on the software to enhance its use to outside entities.

     The assets of the parent company, Terra Nova Financial Group, Inc., are used to support the operations of the primary operating divisions. The expenses of the parent company are included in general and administrative expenses. The revenues, and net income (loss) and total assets of the segments are presented in the tables below:

                      Three Months Ended September 30,     Nine Months Ended September 30,
                      --------------------------------    --------------------------------
Revenue                    2006              2005              2006              2005
-------------------   --------------    --------------    --------------    --------------
Investment Services   $   12,521,944    $      597,262    $   22,852,258    $    1,594,311
Software Services              2,210             2,128             5,580             5,798
Corporate                    (23,044)           10,028             7,455            41,964
                      --------------    --------------    --------------    --------------
Total                 $   12,501,110    $      609,418    $   22,865,293    $    1,642,073
                      ==============    ==============    ==============    ==============

                      Three Months Ended September 30,     Nine Months Ended September 30,
                      --------------------------------    --------------------------------
Net Income (Loss)          2006              2005              2006              2005
-------------------   --------------    --------------    --------------    --------------
Investment Services   $      837,378    $      106,343    $    1,128,962    $      130,223
Software Services           (458,103)         (386,595)       (1,223,184)       (1,232,890)
Corporate                 (1,307,062)         (327,520)       (2,804,908)       (1,000,232)
                      --------------    --------------    --------------    --------------
Total                 $     (927,787)   $     (607,772)   $   (2,899,130)   $   (2,102,899)
                      ==============    ==============    ==============    ==============


                                      F-58

                       September 30,
Assets                     2006
-------------------   --------------
Investment Services   $  242,276,896
Software Services            454,636
Corporate                 18,469,320
                      --------------
Total                 $  261,200,852
                      ==============

Note 7. Reclassification

    Certain prior period balances have been reclassified to conform to the current period presentation.

Note 8.  Net Loss per Share

     Basic and diluted net loss per share is computed by dividing net loss applicable to common shareholders by the weighted average number of common stock outstanding for the period. Common stock equivalents representing stock options and warrants, convertible bonds, notes, and preferred stock were not included in the computation of diluted net loss per share because they were anti-dilutive. As of September 30, 2006 the total number of stock options and warrants issued and outstanding were 2,542,603 and 161,342,000 respectively.

Note 9. Share-based Payments

     Share-based Compensation Plans

     Valuation Assumptions

     The fair value of each share-based award is estimated on the date of grant using the Black-Scholes option pricing model. Our expected volatility is based on management's estimate of future volatility of the Company's common stock. Expected life is determined based on historical experience of similar awards, giving consideration to the contractual terms of the share-based awards, vesting schedules and expectations of future employee behavior. The interest rate for periods within the contractual life of the award is based on the U.S. Treasury yield curve in effect at the time of grant.

     Restricted Stock

     A summary of the status and changes of our nonvested shares related to our equity incentive plans as of and during the nine months ended September 30, 2006 is presented below:

                                                             Weighted
                                                              Average
                                                            Grant Date
                                               Shares       Fair Value
                                            -----------    -----------
         Non vested at January 1, 2006          307,500    $      0.21
            Granted                                --             --
            Forfeited                           (42,500)          0.30
            Vested                             (265,000)          0.20
                                            -----------    -----------
         Non vested at September 30, 2006          --      $      --
                                            ===========    ===========


     The total fair value of shares vested during the three and nine months ended September 30, 2006 was $0 and $50,650 respectively.

Stock Options and Warrants

     The table below summarizes the Company's the share-based payment stock option plans:

         Option Plan              Authorized   Outstanding   Available
         -------------------------------------------------------------
         1997 Stock Option Plan      500,000       243,182     223,903
         2000 Stock Option Plan      500,000       238,040      51,960
         2002 Stock Option Plan    1,000,000       985,000      15,000
         2005 LTIP                  variable     1,076,381   1,004,545
                                               -----------   ---------
            Total                                2,542,603   1,295,408


     A summary of employee stock option activity, under the Company's option plans and the LTIP as of September 30, 2006 and for the nine months then ended, is presented below:

                                                          Weighted
                                                           Average
                                              Weighted    Remaining
                                  Employee     Average   Contractual   Aggregate
                                  Options     Exercise      Term       Intrinsic
Employee Stock Options          Outstanding     Price    (in years)      Value
-----------------------------   -----------   --------   -----------   ---------
Balance at December 31, 2005     2,867,603    $   0.28          -              -
Granted                                  -           -          -              -
Exercised                         (200,000)       0.15          -         43,000
Forfeited                         (125,000)       0.21          -              -
                                -----------   --------
Balance at September 30, 2006    2,542,603    $   0.28       2.57      $ 174,384
                                ===========   ========   ===========   =========
Options exercisable at
 September 30, 2006              2,114,446    $   0.28       2.28      $ 159,113
                                -----------   --------   -----------   ---------

     As of September 30, 2006 stock options outstanding totaled 2,542,603, of which, 2,114,446 were exercisable. The aggregate intrinsic values were $174,384 and $159,113 respectively. Intrinsic value was calculated as the number of in the money options times the difference between exercise price of the underlying awards and the quoted closing market price our common stock at September 30, 2006.

     As of September 30, 2006 there was $24,064 of total unrecognized compensation cost related to unvested share-based compensation arrangements granted under our stock option plans. That cost is expected to be recognized over a weighted-average period of approximately 1.25 years. During the three and nine months ended September 30, 2006 we recognized compensation expense of $14,161 and $67,245, respectively, related to options vesting under our option plans. Cash received for the exercise of stock options during the nine months ended September 30, 2006 totaled $30,000.

     In conjunction with the Purchase and issuance of the Series E Preferred and warrants, the board authorized the issuance of warrants to purchase up to 35,000,000 shares of common stock to the employees of the Company. On May 19, 2006 the board reserved 32,150,000 warrants for issuance to employees. The first issuance of 5,750,000 warrants occurred on May 19, 2006 at an exercise price of $0.28 per share. On August 4, 2006 an additional 24,475,000 warrants were issued at an exercise price of $0.25. These warrants were issued with a term of five years from the grant date and vest 25% after 12 months from the grant date; another 25% after 24 months from the grant date; and the remaining 50% after 36 months from the grant date. These warrants had a calculated fair value of $530,978 and $2,440,399 respectively. These fair value amounts were determined by using the Black-Scholes pricing model with the following assumptions: no dividend yield, four year average expected life, a volatility factor of 43% and with a 5.16% and 4.91% risk free interest rate, respectively.

     A summary of employee warrant activity as of September 30, 2006 and for the nine months then ended is presented below:

                                                                 Weighted
                                      Weighted                    Average
                                       Average   Aggregated      Remaining
                                      Exercise    Intrinsic     Contractual
Warrants issued on:     Outstanding     Price       Value     Life, in Years
---------------------   -----------   --------   ----------   --------------
Balance at 12/31/2005             -          -            -                -
5/18/2006                 5,750,000   $   0.28            -             2.13
8/4/2006                 24,475,000       0.25            -             3.84
                        -----------   --------   ----------   --------------
Balance at 9/30/2006     30,225,000   $   0.26   $  244,750             3.52
                         ==========   ========   ==========   ==============

     As of September 30, 2006, there was $1,562,828 of total unrecognized compensation cost (after estimated forfeitures) related to unvested share-based compensation arrangements granted through warrants. This compensation cost is expected to be recognized over a weighted-average period of approximately 3.5 years. During the three and nine months ended September 30, 2006, we recognized compensation expense of $394,357 and $529,499 respectively. Of the $408,518 expense for the three months ended September 30, 2006, $291,410 was attributable to the agreed upon accelerated vesting of 4,750,000 warrants related to termination of employees.

Impact of the adoption of SFAS 123(R)

     We adopted FAS 123(R) using the modified prospective transition method beginning January 1, 2006. Accordingly, during the three and nine month periods ended September 30, 2006 we recorded share-based compensation expense for awards granted prior to, but not yet vested, as of January 1, 2006, as if the fair value method required for pro forma disclosure under FAS 123 were in effect for expense recognition purposes, adjusted for estimated forfeitures. For share-based awards granted after January 1, 2006 we have recognized compensation expense based on the estimated grant date fair value method using the Black-Scholes valuation model using a straight-line amortization method. Since FAS 123(R) requires that share-based compensation expense be based on awards that are ultimately expected to vest, share-based compensation for the three and nine month periods ended September 30, 2006 has been reduced for estimated forfeitures. When estimating forfeitures, we consider voluntary termination behaviors as well as trends of actual option forfeitures.

     For the three and nine months ended September 30, 2006 the adoption of FAS 123(R) increased our basic and diluted loss per share by $0.01 and $0.02, respectively.

Pro forma Information for Periods Prior to the Adoption of FAS 123(R)

     Prior to the adoption of FAS No. 123(R) we provided the disclosures required under FAS 123, as amended by FAS 148. No share-based compensation expense for share options was recognized in our results of operations for the three and nine month periods ended September 30, 2005. All options were granted with an exercise price equal to the market value of the underlying common stock on the date of grant. Had we determined compensation expense based on the grant date fair value for share options under FAS 123 and FAS 148, our proforma net loss and net loss per share would have been as follows:

                                                Three Months     Nine Months
                                                     Ended September 30,
                                                ----------------------------
                                                     2005           2005
                                                ------------    ------------
Net loss attributable to common shareholders,
 as reported                                    $   (622,632)   $ (2,147,478)
Add:  Stock-based employee compensation
 expense included in reported net loss                  --              --
Deduct:  Stock-based employee compensation
 expense determined under fair value based
 method                                               (8,004)        (12,942)
                                                ------------    ------------
Pro forma net loss                              $   (630,636)   $ (2,160,420)
                                                ============    ============

Net loss per common share, basic and diluted
  As reported                                   $      (0.02)   $      (0.07)
                                                ============    ============
  Pro forma                                     $      (0.02)   $      (0.07)
                                                ============    ============

Note 10. Common Stock

     The Company had 50,000,000 shares of common stock authorized and 37,952,693 shares of common stock outstanding at September 30, 2006. On September 28, 2006, the shareholders approved an increase in the number authorized, common shares to 800,000,000, effective October 6, 2006.

     During the nine month period ended September 30, 2006, we issued 50,653 shares of common stock as director's fees valued at $14,000 based on the fair market value of our share on the date of issuance, 100,000 shares of common stock were issued for the conversion of $25,000 of convertible preferred stock 38,537 shares of common stock with a fair value of $9,534 on the date of issuance were issued as payment of preferred dividends, 100,0000 shares of common stock were issued for the conversion of $15,000 convertible bonds, and 20,376 shares of common stock with a fair value of $5,094 were issued as payment for convertible bond interest. Additionally, 7,500 shares of common stock with a fair value of $2,020 on the date of issuance were issued as employee compensation, 200,000 stock options were exercised for proceeds of $30,000. Additionally, 42,500 shares of common stock with a fair market value of $12,925 which were originally issued as deferred employee compensation were retired due to non-vesting.

Note 11. Preferred Stock

     Total issued and outstanding preferred stock, as of September 30, 2006, was 98,543 shares with a liquidation value of $35,635,430. During the nine months ended September 30, 2006 2,500 shares of Series 2002A preferred were converted to 100,000 shares of common stock. An additional 38,537 shares of common stock were issued for payment of $9,534 of accrued preferred stock dividends related to the converted shares. The 35,000 shares of Series E Preferred automatically converted to 233,333,347 shares of common stock upon the increase of the Company's authorized shares of common stock in October of 2006. The remaining classes of convertible preferred stock can be converted into 519,100 shares of common stock.


                    December 31,                        September 30,
Preferred Stock             2005   Issued   Converted            2006
                  ----------------------------------------------------
9% Cumulative             2,000       -          -             2,000
Series A                 12,063       -          -            12,063
Series B                  9,520       -          -             9,520
Series C                 37,960       -          -            37,960
Series E                    -      35,000        -            35,000
2002A                     4,500       -       (2,500)          2,000
                  ----------------------------------------------------
                         66,043    35,000     (2,500)         98,543

Note 12. Debt

     Total issued and outstanding convertible bonds as of September 30, 2006, comprised a net value of $321,147. During the nine months ended September 30, 2006 convertible bonds with an aggregate face value of $15,000 were converted to 100,000 shares of common stock. An additional 20,376 common shares were issued to settle accrued interest of $5,094

     As of September 30, 2006 we have convertible notes due to a related party totaling $185,000 plus accrued interest that are past due and four additional notes totaling $300,000 plus accrued interest that are past due. We are in discussion with the holders of these notes, and we expect to be able to repay or restructure these notes.

     On March 8, 2006 we borrowed funds from and issued a convertible note for $200,000 to a related party. This note accrued interest at the rate of 10% per annum payable quarterly commencing July 1, 2006 and was secured by a general security interest in all assets of the company. The note was due on the earlier of September 8, 2007 or at the option of the payee, the date we consummate an equity or debt financing of at least $200,000. The note plus accrued interest was convertible, in whole or in part, at the option of the payee into our equity securities as part of an equity or debt public or private offering. The note was to convert to equity at the then current private or public offering rate. We calculated the value of the beneficial conversion feature embedded in these notes in accordance with EITF 98-5 "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios" ("EITF 98-5") and EITF 00-27 "Application of Issue No. 98-5 to Certain Convertible Instruments" ("EITF 00-27"). Since the note was contingently convertible, the intrinsic value of the beneficial conversion feature would not be recorded until the note became convertible. We borrowed an additional $100,000 from the related party on April 28, 2006. The $200,000 principal amount above was amended to read $300,000. All other terms of the note remained unchanged.

     In connection with the note, we issued 1,000,000 warrants for the purchase of our common stock at a price of $0.22 per share. These warrants expire on March 7, 2011. We recorded a debt discount of $83,061 relating to the issuance of the warrants. This amount represents the relative fair value of the warrants, which was determined by using the Black-Scholes pricing model with the following assumptions: 88% volatility, no dividend yield, 5 year term and 4.37% risk free interest rate. In accordance with EITF 98-5 and EITF 00-27, we were amortizing the debt discount to interest expense over the eighteen-month term of the note.

     On May 15, 2006 we repaid the note. In relation to this repayment we expensed the remainder of the debt discount in the second quarter of 2006. For the three and nine months ending September 30, 2006 interest expense related to amortization of the debt discount was $1,784 and $47,063, respectively.

Note 13. Cash Segregated in Compliance with Regulatory Requirements

     Terra Nova maintained cash segregated in compliance with federal regulations of $159.6 million as of September 30, 2006. Such funds have been segregated in special reserve accounts, primarily with Harris Trust and Savings Bank and BMO Capital Markets primarily in interest bearing cash deposits, for the exclusive benefit of customers under Rule 15c3-3 of the Securities Exchange Act of 1934 and other regulations.

Note 14. Receivables from Customers

     The Company's receivables from brokerage customers as of September 30, 2006 were approximately $40.8 million, primarily consisting of margin loans to brokerage customers. Margin loans are secured by securities owned by brokerage customers. Such collateral is not reflected in the consolidated financial statements. Terra Nova charges interest on debit balances in brokerage customer accounts.

     Margin requirements determine the amount of equity required to be held in an account relative to the purchase and sale of equity transactions. Margin lending is subject to the rules and regulations of the Federal Reserve System, the NASD, various clearing firms, and the internal policies of Terra Nova. Terra Nova assumes risk that the collateral securing margin debits may reduce in value to an amount that renders the margin loan unsecured. Margin requirements are amended by Terra Nova as deemed necessary for certain accounts and securities. Terra Nova also reserves the right to close-out any and all positions in an account should it feel necessary to protect itself from loss. Although Terra

Nova monitors risk and margin of trading accounts, there is no assurance that a customer will satisfy a margin call or pay unsecured indebtedness owed to Terra Nova.

Note 15. Receivable from Brokers

     The Company's receivable from brokers as of September 30, 2006 was $26.5 million. Such receivable consists primarily of securities borrowed, commissions receivable, and various cash and securities relating to the clearance of transactions. Securities borrowed transactions require the Company to provide the counterparty with collateral in the form of cash. The Company adjusts this amount on a daily basis as the value of the securities borrowed may change. The Company utilizes various clearing brokers for institutional equities, option omnibus and correspondents' clearing business, and fully-disclosed futures and forex business.

Note 16. Payables to Customers

     These funds are maintained in customer segregated accounts and relate to
Note 13 above. Payable to Customers at September 30, 2006 was $216,638,053. Such funds are free credit balances on deposit with the Company relating to its self-clearing initiative and are subject to SEC 15c3-3 regulation. The related funds have been segregated in special reserve accounts earning interest (see
Note 13). This payable to customers does not include customer securities positions, as customer owned securities represent an off Balance Sheet item.

Note 17. Regulatory Requirements

     Terra Nova, MW Securities and RushTrade are subject to the Securities and Exchange Commission Uniform Net Capital Rule (Rule 15c3-1) under the Securities Exchange Act of 1934. Terra Nova and RushTrade are subject to the Commodity Futures Trading Commission's financial requirement (Regulation 1.17). The Company calculates its net capital using the "alternative method", which requires the maintenance of minimum net capital, as defined by the rules, equal to the greater of (i) $250,000 and (ii) 2.0% of aggregate debit items. Further since Terra Nova is registered to accommodate prime brokerage business, it is further subjected to a minimum net capital requirement of $1.50 million.

                                   Capital         Excess
                 Net Capital     Requirement     Net Capital
                -------------   -------------   -------------
Terra Nova      $   9,800,995   $   1,500,000   $   8,300,995
MW Securities          23,825           5,000          18,825
RushTrade              96,819           5,000          91,819
                -------------   -------------   -------------
                $   9,921,639   $   1,510,000   $   8,411,639

Note 18.  Legal Proceedings

     From time to time we are involved in certain legal actions arising in the ordinary course of business. It is the opinion of management that such litigation will be resolved without a material adverse effect on our liquidity, financial position or results of operations.

     Office of Foreign Assets Control ("OFAC") has indicated to Terra Nova that it believes that Terra Nova violated U.S. economic sanctions against Iran by opening, through its branch office MB Trading, an account for an individual resident of Tehran, Iran. The account in question, which funded with less than $5,000 and was open for approximately one month, engaged in securities trading for approximately fifteen days. OFAC has indicated that it believes that the foregoing gives rise to an assessable penalty of $458,998 against Terra Nova, prior to taking into account any mitigating factors, under published guidelines, which could result in a reduction of the penalty by as much as 75% to $114,749. Terra Nova is engaged in settlement discussions with OFAC concerning such mitigating factors and the amount of the penalty imposed. At September 30, 2006 we have accrued a liability of $120,000 for this liability.

     Lozman litigation against Terra Nova arises out of a claim by plaintiffs Fane Lozman and Blue Water Partners, Inc. that Terra Nova allegedly usurped corporate opportunities owed to Blue Water Partners in 1994 and continuing to the present, allegedly owed brokerage and software commission payments to plaintiffs since 1995, and for specific performance or the monetary equivalent based on a claim that Lozman was promised half ownership in Terra Nova. Terra Nova denies the allegations and vigorously defended itself at the trial for the legal claim, which resulted in a jury verdict in Terra Nova's favor on December 16, 2004.

     State Farm litigation against Terra Nova is an action filed by State Farm Insurance Company seeking a declaration that State Farm does not owe a defense or indemnity obligation to Terra Nova arising out of State Farm's policies of insurance sold to Terra Nova during the relevant time periods. Terra Nova intends to vigorously defend the claim and believes it has meritorious defenses against State Farm for bad faith and seeks to recover its legal fees and costs arising from its defense in the Lozman litigation described above. Furthermore Terra Nova has filed a counter claim.

     We establish liabilities when a particular contingency is probable and estimable. For contingencies noted above, we have accrued amounts considered probable and estimable. We are not aware of pending claims or assessments, other than as described above, which may have a material adverse impact on our liquidity, financial position or results of operation.

Note 19. Subsequent Events

     On March 30, 2006, the Company and TAL Financial Services, LLC ("TFS") entered into a Membership Interest Purchase Agreement (the "Purchase") providing for Rush to purchase from TFS 100% of the outstanding membership interests of Terra Nova Trading, LLC, , Market Wise Securities, LLC and Market Wise Stock Trading School, LLC. $35 million was raised and Series E Preferred Stock was issued. The Series E Preferred converted to common stock (233,333,347 shares) on October 16, 2006 as a result of the authorization by the shareholders on September 28, 2006 to increase the number of authorized common stock to 800,000,000 and the filing of the Amended and Restated Articles of Incorporation.

     In September 2006 the majority of the Rush Trade customer accounts were transferred out of Penson, the RushTrade clearing firm to Terra Nova. As a result, the Company was able to reduce clearing costs and consolidate the clearing of transactions under the self clearing broker-dealer, Terra Nova. Where possible, the Company has implemented other cost cutting measures by eliminating various operating as well as general and administrative expenses that were duplicated within the combined entity. Such expenses are not material yet provide a more efficient operation.

     In October 2006, the name of the Company was changed to Terra Nova Financial Group, Inc., from Rush Financial Technologies, Inc. The related trading symbol was also changed to TNVF.OB.

     Since the Acquisition, a significant number of personnel changes have been implemented. Four members of the previous senior management of the various entities now included within the Company have been replaced including the CEO/Chairman, President of Terra Nova and the President of MW School. The list of new Directors and Executive Officers can be found on page 45.

     Revenues and transactions have increased and are a direct result of the Acquisition, most specifically those relating to Terra Nova, a substantially larger broker-dealer the RushTrade, the Company's only broker-dealer prior to the Acquisition. For more information about the Acquisition, see page 3.

           UNAUDITED COMBINED PRO FORMA CONDENSED FINANCIAL STATEMENTS

Basis of Presentation

     The unaudited combined pro forma condensed financial information set forth below gives effect to the acquisition of Terra Nova Trading, LLC ("TNT"), Market Wise Stock Trading School, LLC ("MW School") and Market Wise Securities, LLC ("MWS") by Rush Financial Technologies, Inc. ("Rush") as if it had been completed on January 1, 2005, for purposes of the statements of operations. The unaudited combined pro forma condensed financial statements are derived from the historical financial statements of TNT, MW School, MWS and Rush.

     Rush will account for the acquisition under the purchase method of accounting. Accordingly, Rush will establish a new basis for the subsidiaries' assets and liabilities based upon the fair values thereof and the Rush purchase price, including costs of the acquisition. The purchase accounting adjustments made in connection with the development of the unaudited combined pro forma condensed financial statements are preliminary and have been made solely for the purposes of developing such pro forma financial information and are based upon the assumptions described in the notes hereto. The pro forma adjustments do not reflect any operating efficiencies and cost savings that may be achieved with respect to the combined companies, nor any adjustments to expenses for any future operating changes. Rush may incur integration-related expenses not reflected in the pro forma financial statements such as the elimination of duplicate facilities, operational realignment and workforce reductions. The following unaudited combined pro forma condensed financial information is not necessarily indicative of the financial position or operating results that would have occurred had the acquisition been completed on the dates discussed above.

     Rush is unaware of events, other than those disclosed in the accompanying notes, that would require a material change to the preliminary purchase price allocation. However, a final determination of the required purchase accounting adjustments will be made within periods prescribed in accordance with generally accepted accounting principles. The actual financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein because of a variety of factors, including access to additional information, changes in value not currently identified and changes in operating results between the dates of the pro forma financial information and the date on which the acquisition took place.


                                   RUSH FINANCIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
                             UNAUDITED COMBINED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                                              Year Ended December 31, 2005


                                                  Market Wise     Market Wise    Rush Financial
                                   Terra Nova     Securities,    Stock Trading    Technologies,          Pro Forma
                                  Trading, LLC        LLC         School, LLC         Inc.       Note   Adjustments        Total
                                  ------------   ------------    ------------    --------------  ----  ------------    ------------
Revenues
  Commissions and fees            $ 34,343,258            --      $    880,031    $  2,232,099    3    $   (612,543)   $ 36,842,845
  Interest                           6,553,431            --              --            13,258                 --         6,566,689
  Software license fees                   --              --              --             6,725                 --             6,725
  Realized gain from sale of
   securities                        4,331,319            --              --              --                   --         4,331,319
  Other income                         474,223             700            --            93,501                 --           568,424
                                  ------------    ------------    ------------    ------------         ------------    ------------
                                    45,702,231             700         880,031       2,345,583             (612,543)     48,316,002
Expenses
  Commissions, execution and
   exchange fees                    15,252,974           2,635            --         1,138,998    3         (12,543)     16,382,064
  Employee compensation              9,288,170            --         1,187,117       1,631,521                 --        12,106,808
  Quotations and market data         5,834,825            --            15,346         268,947                 --         6,119,118
  Interest expense                   3,159,641            --              --              --                   --         3,159,641
  Advertising and promotional        1,878,925            --           159,338         413,633    3        (600,000)      1,851,896
  Professional fees                  1,593,558          12,022          85,662         332,499                 --         2,023,741
  Communications and
   information technology              703,981            --            41,391         177,144                 --           922,516
  Occupancy and equipment rental       552,837            --           129,953         272,222                 --           955,012
  Depreciation and amortization        482,426          23,840           5,661         613,964    4       2,000,000       3,125,891
  Travel and entertainment             431,016            --           101,787            --                   --           532,803
  Bad debts                            376,820            --              --              --                   --           376,820
  Other operating expenses           1,524,431           3,273            --           135,859                 --         1,663,563
  Impairment of goodwill and
   intangibles                            --              --              --           420,245                 --           420,245
                                  ------------    ------------    ------------    ------------         ------------    ------------
Total expenses                      41,079,604          41,770       1,726,255       5,405,032            1,387,457      49,640,118

Operating income (loss)              4,622,627         (41,070)       (846,224)     (3,059,449)          (2,000,000)     (1,324,116)

Other income (expense)
  Interest expense                        --              --              --          (120,882)                --          (120,882)
                                  ------------    ------------    ------------    ------------         ------------    ------------
Net income (loss)                 $  4,622,627    $    (41,070)   $   (846,224)   $ (3,180,331)        $ (2,000,000)   $ (1,444,998)
                                  ============    ============    ============    ============         ============    ============


Dividends on preferred stock                                                           (59,439)                             (59,439)
                                                                                  ------------                         ------------

Net loss attributable to common shareholders  (Note 1)                            $ (3,239,770)                        $ (1,504,437)
                                                                                  ============                         ============

Basic and diluted net loss per share attributable to common shareholders          $      (0.10)                        $      (0.05)
                                                                                  ============                         ============

Weighted average common shares outstanding, basic and diluted                       31,053,140                           31,053,140
                                                                                  ============                         ============

 See the acompanying notes to the unaudited combined pro forma condensed financial statements

Note 1 - Exccludes non-recurring charge related to beneficial conversion of preferred stock

                                      F-67

                TERRA NOVA FINANICAL GROUP, INC. AND SUBSIDIARIES
              (formerly known as Rush Financial Technologies, Inc.)
                           UNAUDITED PRO FORMA RESULTS

                                                                 Nine Months
                                                                    ended
                                                                September 30,
                                                                -------------
                                                                     2006
                                                                -------------
Revenues                                                        $  40,297,433

Net loss attributable to common shareholders (see note 1)          (2,853,740)

Net loss per common share                                               (0.08)

Weighted average common shares outstanding, basic and diluted      37,749,401

   Note 1 Excludes non-recurring charge related to beneficial conversion feature of preferred stock.

               RUSH FINANCIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
      NOTES TO UNAUDITED COMBINED PRO FORMA CONDENSED FINANCIAL STATEMENTS


(1) The Company completed the acquisition of Terra Nova Trading, LLC, Market Wise Securities, LLC, and Market Wise Stock Trading School, LLC on May 17, 2006 (see section "Item 2.01 (Completion of Acquisition or Disposition of Assets"). Proceeds from the sale of preferred stock in May 2006 were used to fund this acquisition, in addition to funding general corporate purposes of the Company. The Unaudited Combined Pro Forma Condensed Financial Statements reflect the sale of the Series E Preferred Stock ("Series E Preferred Stock") and the acquisition as if they had occurred on January 1, 2005 for the Unaudited Combined Pro Forma Condensed Statements of Operations.

(2) The Company paid $25,000,000 in cash for the Subsidiaries. Additionally, the Company paid $275,068 in acquisition related legal and accounting fees, severance and $218,054 of other acquisition costs.

(3) To eliminate intercompany transactions.

(4) On a pro forma basis, goodwill increased by $9,583,480 as a result of the acquisition. The increase of $6,578,000 in intangible assets was attributed to the value of trademarks, customer lists and websites. The increase of $1,500,000 in capitalized software costs was attributed to the value of internally developed software and the increase of $685,969 was attributable to the value of fixed assets acquired. The Intangible Assets will be amortized over thirty nine quarters, the Capitalized Software will be amortized over forty quarters, and the fixed assets will continue being amortized over their allowable useful life on the Unaudited Combined Pro Forma Condensed Statement of Operations.


          Cash Paid                                       $ 25,000,000

           Acquisition costs
                  Accounting and legal                         275,068
                  Other                                        218,054
                                                          ------------
                     Total acquisition costs                   493,122
                                                          ------------
           Total purchase price                           $ 25,493,122
                                                          ============


           Fair value of assets acquired
                  Net working capital                     $  7,145,673
                  Fixed assets and capitalized software      2,197,902
                  Intangibles                                6,283,425
                  Goodwill                                   9,866,122
                                                          ------------
           Total net assets acquired                      $ 25,493,122
                                                          ============

You may rely on the information contained in
this  prospectus.  We  have  not  authorized
anyone to provide information different from
that contained in this  prospectus.  Neither
the delivery of this prospectus nor the sale
of  common  shares  means  that  information
contained  in  this  prospectus  is  correct
after  the  date  of this  prospectus.  This
prospectus  is  not  an  offer  to  sell  or
solicitation  of an offer to buy our  common
shares in any circumstances  under which the
offer or solicitation is unlawful.
                                                    UP TO 115,000,000 SHARES
             _________________
                                                          COMMON STOCK
             TABLE OF CONTENTS

Heading                               Page
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Prospectus Summary                    2
                                                           Terra Nova
Risk Factors                          5               Financial Group, Inc

Use of Proceeds                       18

Selling Shareholders                  18              ___________________

Plan of Distribution                  24              P R O S P E C T U S
                                                      ___________________
Dividend Policy and Market Data       25

Business and Properties               25

Management's Discussion and Analysis
   of Financial Condition and                          February 13, 2007
   Results of Operations              32

Management                            44

Principal Shareholders                51

Description of Securities             53

Legal Matters                         59

Experts                               59

Available Information                 59

Index to Financial Statements         F-1

Until May 14, 2007 (90 days from the date of
this  Prospectus),   all  dealers  effecting
transactions  in the registered  securities,
whether   or  not   participating   in  this
distribution,  may be  required to deliver a
Prospectus.  This  is  in  addition  to  the
obligation   of   dealers   to   deliver   a
Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.